Exhibit 10.1

INVESTMENT AGREEMENT

SCHMID GROUP, N.V,

GEBR. SCHMID GMBH, AS GUARANTOR

and

THE PARTIES LISTED HEREIN

Dated as of July 7, 2026

TABLE OF CONTENTS

Page

Article 1
Definitions

Section 1.01. Definitions	1
Section 1.02. General Interpretive Principles	7

Article 2
Sale and Purchase of the Notes

Section 2.01. Sale and Purchase of the Notes	7
Section 2.02. The Closing	7
Section 2.03. Termination	9

Article 3
Representations and Warranties

Section 3.01. Representations and Warranties of the Company and the Guarantors	10
Section 3.02. Representations and Warranties of Each Purchaser	18

Article 4
Additional Agreements

Section 4.01. Taking of Necessary Action	21
Section 4.02. Securities Laws	21
Section 4.03. Lost, Stolen, Destroyed or Mutilated Securities	21
Section 4.04. Antitrust Approval	22
Section 4.05. Conversion Price Matters	22
Section 4.06. Nasdaq Approval	22
Section 4.07. DTC Eligibility	22
Section 4.08. Authorized and Reserved Company Common Stock	22
Section 4.09. [Reserved]	22
Section 4.10. Indemnification	23
Section 4.11. Certain Tax Matters	24
Section 4.12. Facilitation of Sales	24

Article 5
Waiver of Prior Debt Restrictions

Section 5.01. Waiver of Prior Debt Restrictions	25

Article 6
Miscellaneous

Section 6.01. Survival of Representations and Warranties	25
Section 6.02. Notices	26
Section 6.03. Entire Agreement; Third Party Beneficiaries; Amendment	26
Section 6.04. Exculpation of the Placement Agent	27
Section 6.05. Counterparts	27
Section 6.06. Public Announcements	27
Section 6.07. Expenses	27
Section 6.08. Successors and Assigns	28
Section 6.09. Governing Law; Jurisdiction; Waiver of Jury Trial	28
Section 6.10. Severability	28
Section 6.11. Specific Performance	29

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Section 6.12. Headings	29
Section 6.13. Non-Recourse	29
Section 6.14. Trustee Fees	29

Schedules and Exhibits

Schedule 1: Purchasers
Schedule 2: Guarantors
Exhibit A: Term Sheet
Exhibit B: Form of Indenture
Exhibit C: Form of Joinder
Exhibit D: Form of Registration Rights Agreement
Exhibit E: Form of Waiver of Prior Debt Restrictions

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INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of July 7, 2026 by and among SCHMID Group, N.V., a Dutch limited liability company (together with any successor or assign pursuant to Section 6.08, the “Company”), Gebr. Schmid GmbH, a German limited liability company (“Guarantor”), and the Purchasers listed on Schedule 1 hereto (together with its successors and permitted assigns, each a “Purchaser” and, collectively, the “Purchasers”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article 1.

WHEREAS, each Purchaser desires to purchase from the Company, and the Company desires to issue and sell to such Purchaser, on the terms and subject to the conditions and provisions set forth in this Agreement and the Non-Binding Term Sheet, dated July 1, 2026 attached hereto as Exhibit A, $20,000,000 principal amount of the Company’s 5.0% Convertible Senior PIK Toggle Notes due 2029 in the form attached to the Indenture (as defined below) (referred to herein as the “Note” or the “Notes”) set forth opposite such Purchaser’s name in Schedule 1 hereto, to be issued in accordance with the terms and conditions of the indenture to be dated as of the Closing Date (as defined below), by and among the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), in the form attached hereto as Exhibit B (the “Indenture”);

WHEREAS, the payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior basis, jointly and severally, by (i) the guarantor listed in Schedule 2 hereto (the “Guarantor”) and (ii) any Company Subsidiary formed or acquired after the issuance of the Notes that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns, pursuant to their guarantees (the “Note Guarantee”). All references herein to the Notes shall be deemed to include the Guarantee;

WHEREAS, the Company and each Purchaser desire to enter into certain agreements set forth herein;

WHEREAS, the Company has engaged William Blair & Company L.L.C. as its sole placement agent (the “Placement Agent”) for the offering of the Notes on a “best efforts” basis; and

WHEREAS, prior to the execution hereof, the Board of Directors (as defined below) approved and authorized the execution and delivery of this Agreement and the other Transaction Agreements (as defined below) and the consummation of the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Article 1

Definitions

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” shall have the meaning set forth in Section 4.10(a).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, with respect to each Purchaser (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of such Purchaser or any of such Purchaser’s Affiliates and (ii) for purposes of the definitions of “Beneficially Own” and Sections  3.02(h), 3.02(i), 3.02(l) and 4.04, no portfolio company of a Purchaser or its Affiliates shall be deemed an Affiliate of such Purchaser and its other Affiliates so long as such portfolio company has not been directed, encouraged, instructed, assisted or advised by, or coordinated with, such Purchaser or any of its Affiliates in carrying out any act prohibited by this Agreement. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Announcement Date” shall have the meaning set forth in Section 4.05.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.01(n)(ii).

“Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that with respect to each Purchaser (i) the Company and the Company’s Subsidiaries will not be considered Associates of such Purchaser or any of its Affiliates and (ii) no portfolio company of such Purchaser or its other Affiliates will be deemed Associates of such Purchaser or any of its other Affiliates.

“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire Beneficial Ownership of such security at any time. Solely for purposes of determining the number of shares of Company Common Stock issuable upon conversion of the Notes Beneficially Owned by each Purchaser and its Affiliates, the Notes shall be treated as if upon conversion the only settlement option under the Notes and the Indenture was for settlement in shares of Company Common Stock. For the avoidance of doubt, for purposes of this Agreement, each Purchaser (or any other person) shall at all times be deemed to have Beneficial Ownership of shares of Company Common Stock issuable upon conversion of the Notes directly or indirectly held by them, irrespective of any non-conversion period specified in the Notes or this Agreement or any restrictions on transfer or voting contained in this Agreement.

“Board of Directors” shall mean the board of directors of the Company.

“Breach” shall have the meaning set forth in Section 3.01(s).

“Business Day” shall mean any day, other than a (i) Saturday or a Sunday, (ii) or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day which is a public holiday in Stuttgart, Germany.

“Capitalization Method” shall have the meaning set forth in the Indenture.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Change in Control” shall mean the occurrence of any of the following events following the date hereof:

(i)             a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries and the Current Majority Shareholders, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company Common Stock representing more than 50% of the voting power of the Company Common Stock;

(ii)            the consummation of (A) any recapitalization, reclassification or change of the Company Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Company Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Company Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving Person or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Change in Control pursuant to this clause (ii);

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(iii)           the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“Chinese Subsidiaries” means SCHMID Technology (Guangdong) Co., Ltd. (STG) and SCHMID Trading (Zhongshan) Co Ltd., each being an indirect wholly owned subsidiary of the Company, and “Chinese Subsidiary” means either of them.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” shall mean the ordinary shares of the Company, nominal value €0.01 per share.

“Company Owned Intellectual Property Rights” shall have the meaning set forth in Section 3.01(p).

“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).

“Company Subsidiary” shall mean a Subsidiary of the Company.

“Conversion Price” shall have the meaning set forth in the Indenture.

“Conversion Rate” shall have the meaning set forth in the Indenture.

“Current Majority Shareholders” means Anette Schmid, Christian Schmid and/or any entities 100% beneficially owned by Anette Schmid and/or Christian Schmid.

“Data Security Obligations” shall have the meaning set forth in Section 3.01(r).

“Disclosure Document” shall have the meaning set forth in Section 6.06.

“DTC” shall have the meaning set forth in Section 2.01(b).

“End Date” shall have the meaning set forth in Section 2.03(a).

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Environmental Laws” shall have the meaning set forth in Section 3.01(t).

“Existing 2028 Notes” shall have the meaning set forth in Section 5.01(a).

“Existing 2028 Notes Agreement” shall have the meaning set forth in Section 5.01(a).

“Existing 2028 Notes Indenture” shall have the meaning set forth in Section 5.01(a).

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“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Government Official” shall have the meaning set forth in Section 3.01(n)(i).

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Guarantor” shall have the meaning set forth in the recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” shall mean the International Financial Reporting Standards.

“Indemnification Notice” shall have the meaning set forth in Section 4.10(b).

“Indemnitee” shall have the meaning set forth in Section 4.10(a).

“Indenture” shall have the meaning set forth in the recitals.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.01(p).

“IT Systems and Data” shall have the meaning set forth in Section 3.01(s).

"January 2026 Subordination Agreement" shall have the meaning set forth in Section 2.02(d)(x).

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of a Purchaser under this Agreement, in form and substance substantially as attached hereto as Exhibit C or such other form as may be agreed to by the Company and a Purchaser.

"July 2026 Subordination Agreement" shall have the meaning set forth in Section 2.02(d)(ix).

“Material Adverse Effect” shall mean: any events, changes or developments that, individually or in the aggregate:

(i)             have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following:

(a)             events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world;

(b)             events, changes or developments in the industries in which the Company or any Company Subsidiary conducts its business;

(c)             any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator;

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(d)             any changes in GAAP or IFRS or accounting standards or interpretations thereof;

(e)             epidemics, pandemics, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism or cyberattacks;

(f)              the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby; or

(g)             any changes in the share price or trading volume of the Company Common Stock or in the Company’s credit rating (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such change has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition);

except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; or

(ii)            materially and adversely affect or delay the Company’s or the Guarantor’s power or ability to consummate the Transactions or perform their respective obligations under the Transaction Agreements.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Note” or “Notes” shall have the meaning set forth in the recitals, and shall include any PIK Notes (as defined in the Indenture).

“Note Guarantee” shall have the meaning set forth in the recitals.

“Open Source Software” shall have the meaning set forth in Section 3.01(q).

“Permitted Counterparty” means a nationally recognized financial institution that enters into one or more swap, hedging or other derivative arrangements with one or more Purchasers in connection with a bona fide financing of the purchase of the Notes.

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Personal Data” shall have the meaning set forth in Section 3.01(r).

“PIK Interest” shall have the meaning set forth in the Indenture.

“Placement Agent” shall have the meaning set forth in the recitals.

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Affiliates” means, collectively and individually, the Affiliates and Associates of each Purchaser.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, to be dated on or about July 14, 2026, between the Purchasers and the Company in the form attached hereto as Exhibit D.

“Registration Statement” shall mean any registration statement of the Company filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

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“Registration Statement Effective Date” shall mean the first date on which the Registration Statement has been declared effective by the SEC and is available for the resale of all shares of Common Stock issuable upon conversion of the Notes.

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 144A” shall mean Rule 144A promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 405” shall mean Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Sanctions” shall have the meaning set forth in Section 3.01(n)(iii)(A).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Specified Persons” shall have the meaning set forth in Section 6.13.

“Subject Securities” shall mean:

(i)             the shares of Company Common Stock issuable or issued upon conversion of the Notes; and

(ii)            any securities issued as or pursuant to (or issuable upon the conversion. exercise or exchange of any warrant, right or other security that is issued as or pursuant to) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i) (without giving effect to any election by the Company regarding settlement options upon conversion) above or this clause (ii).

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

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“Trading Day” shall have the meaning assigned thereto in the Indenture.

“Transaction Agreements” shall have the meaning set forth in Section 3.01(c).

“Transactions” shall have the meaning set forth in Section 3.01(c).

“Trustee” shall have the meaning set forth in the recitals.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”

Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), references to “the date hereof” refer to the date of this Agreement and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of the Notes will have any right to vote or any right to receive any dividends or other distributions that are made or paid to the holders of the shares of Company Common Stock, except as otherwise provided in the Indenture. References to any law or statute shall be deemed to refer to such law or statute as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, except as otherwise provided herein or in the Indenture.

Article 2

Sale and Purchase of the Notes

Section 2.01. Sale and Purchase of the Notes.

(a)           Subject to the terms and conditions of this Agreement, the Company shall issue and sell to each Purchaser, severally and not jointly, and such Purchaser shall purchase and acquire from the Company, the principal amount of Notes at the Closing listed opposite such Purchaser’s name on Schedule 1 hereto for a purchase price equal to 99% of the principal amount of such Notes (such price, the “Purchase Price”). The Notes shall be purchased on or about the second Trading Day following execution and delivery of this Agreement and the other Transaction Agreements, subject to the terms and provisions of the Indenture.

(b)           Payment for the Notes shall be made to the Company in Federal or other funds immediately available against delivery of such Notes for the respective accounts of the several Purchasers on the Closing Date. The Notes shall be in definitive form or global form, as specified by each Purchaser, and registered in such names and in such denominations as each such Purchaser shall request in writing not later than one full business day prior to the Closing Date, as the case may be. The Notes shall be delivered for the respective accounts of each several Purchaser, with any transfer taxes payable in connection with the transfer of the Notes to the Purchasers duly paid by the Company, against payment of the Purchase Price therefor. The Company shall cause such Notes to be available through the facilities of the Depositary Trust Company (“DTC”) at the Closing.

Section 2.02. The Closing; Conditions.

(a)            Subject to the satisfaction or waiver of the conditions for the closing set forth in this Section 2.02, the closing with respect to the Notes (the “Closing”) of the purchase and sale of the Notes hereunder shall take place electronically at 11:00 a.m. Eastern time on July 14, 2026, or at such other place, time or date as may be mutually agreed upon in writing by the Company and the Purchasers (the date on which the Closing actually occurs, the “Closing Date”).

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(b)           To effect the purchase and sale of Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)             the Company and the Trustee shall deliver the Notes, registered in the name of each Purchaser or through the facilities of The Depository Trust Company as elected by the Purchasers, against payment in full by or on behalf of such Purchaser of the applicable Purchase Price for the Notes;

(ii)            each Purchaser shall cause a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company to the Purchasers in an amount equal to the Purchase Price for the applicable Notes; and

(iii)           each Purchaser shall have caused to be delivered to the Company a duly completed and executed IRS Form W-8 or W-9, as applicable.

(c)           The obligations of the Company and each Purchaser to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(i)             the consummation of the Transactions contemplated by this Agreement and the Transaction Agreements, including, without limitation, the purchase and sale of the Notes, shall not be prohibited by law or enjoined by any governmental authority of competent jurisdiction; and

(ii)            the Company and the Purchasers shall have agreed upon the final form of the Indenture and the other Transaction Agreements.

(d)             The obligations of each Purchaser to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(i)             the representations and warranties of the Company and the Guarantor contained herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, as the case may be; and the statements of the Company and the Guarantor and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date, as the case may be;

(ii)            the Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii)           each Purchaser shall have received a certificate, dated the Closing Date, duly executed by an executive officer of the Company on behalf of the Company and the Guarantor, certifying that the conditions specified in Sections Section 2.02(d)(i) and 2.02(d)(ii) have been satisfied;

(iv)          the Company and the Trustee shall have executed the applicable Notes and delivered a copy to each Purchaser;

(v)           the Company, the Guarantor and the Trustee shall have executed the Indenture, and copies of the Indenture shall have been delivered to each Purchaser;

(vi)          the Notes shall be eligible for delivery through DTC;

(vii)         the Company shall have executed the Registration Rights Agreement and delivered a copy to each Purchaser;

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(viii)        the Purchasers and Placement Agent shall have each received on and as of the Closing Date the legal opinion (or opinions with respect to the laws of different jurisdictions, as applicable) of counsel to the Company and Guarantor in a form reasonably satisfactory to the Purchasers and Placement Agent and relating to matters customary for the Transactions, including without limitation, (A) the offer and sale of the Notes being exempt from the registration requirements of the Securities Act; (B) the validity and enforceability of the Notes; and (C) the due authorization, validity and enforceability of the Transaction Agreements; and (D) the validity and enforceability of the Note Guarantee; and

(ix)           Christian Schmid and certain property companies controlled by Anette Schmid and/or Christian Schmid shall have executed a subordination agreement in relation to shareholder loans and property loans made to the Guarantor in a form agreed among the Parties (the "July 2026 Subordination Agreement").

(x)            Christian Schmid and certain property companies controlled by Anette Schmid and/or Christian Schmid shall have executed an amended and restated subordination agreement in relation to shareholder loans and property loans made to the Guarantor in a form agreed among the Parties in relation to the subordination agreement dated January 21, 2026 (the "January 2026 Subordination Agreement") which shall modify such January 2026 Subordination Agreement to be equivalent in its substantive terms to the July 2026 Subordination Agreement.

(e)           The obligations of the Company to consummate the Closing and to sell the Notes to each Purchaser are subject to the satisfaction or waiver of the following conditions as of the Closing:

(i)             the representations and warranties of such Purchaser set forth in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date; and the statements of such Purchaser and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date;

(ii)            such Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iii)           the Company shall have received a certificate, dated the Closing Date, duly executed by an authorized person of such Purchaser, certifying that the conditions specified in Section 2.02(e)(i) and Section 2.02(e)(ii) have been satisfied.

Section 2.03. Termination.

(a)           This Agreement may be terminated before the Closing:

(i)             by mutual written agreement of the Company and each Purchaser (solely with respect to itself);

(ii)            by either the Company or a Purchaser (solely with respect to itself), if:

(A)            the Closing has not been consummated on or before July 31, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 2.03(a)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(B)             the purchase and sale of the Notes shall have been (1) prohibited by law or (2) enjoined by any governmental authority of competent jurisdiction, and such injunction shall have become final and nonappealable.

(iii)           by a Purchaser (solely with respect to itself), if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 2.02(d)(i) and Section 2.02(d)(ii) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

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(iv)          by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Purchaser set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 2.02(e)(i) and Section 2.02(e)(ii) not to be satisfied, and such conditions are incapable of being satisfied by the End Date.

(b)           If this Agreement is terminated pursuant to Section 2.03(a), this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party with respect to whom this Agreement shall have terminated; provided that, if such termination shall result from the intentional (i) failure of a party to fulfill a condition to the performance of the obligations of another party or (ii) failure of a party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by another party as a result of such failure. The provisions of this Section 2.03(b) and Sections 6.07, 6.09, 6.11 and 6.13 shall survive any termination hereof pursuant to Section 2.03.

(c)            Following the Closing, this Agreement may only be terminated by the mutual written agreement by the Company and each Purchaser.

Article 3

Representations and Warranties

Section 3.01. Representations and Warranties of the Company and the Guarantors. The Company and the Guarantor, jointly and severally, represent and warrant to the Purchasers and the Placement Agent, as of the date hereof and as of the Closing Date, as follows:

(a)            Existence and Power.

(i)             The Company and each of its Subsidiaries has been duly organized, incorporated or formed, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its organization, incorporation or formation (to the extent that the concept of good standing is applicable in such jurisdiction), has the corporate or other business entity power and authority to own or lease its properties and to conduct its business as it is being conducted on the date of this Agreement, and is duly qualified to transact business and is in good standing (to the extent that the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing (to the extent that the concept of good standing is applicable in such jurisdiction) would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)             All of the issued shares of capital stock or other equity interests of each Company Subsidiary, have been duly and validly authorized and issued, are fully paid and non-assessable and, except for directors’ qualifying shares, are owned directly or indirectly by the Company free and clear of all liens, encumbrances, equities or claims.

(b)           Capitalization. The authorized share capital of the Company amounts to EUR 7,588,125.0 and is divided into 758,812,500 ordinary shares with a par value of EUR 0.01 per share as per the Company's articles of association. As of June 30, 2026, there were (i) 65,675,726 shares (of which 5,000,000 are earn-out shares held by Anette Schmid and Christian Schmid which are subject to cancellation on April 30, 2027 if the conditions in the earn-out agreement dated January 29, 2024 have not been met) of Company Common Stock issued and outstanding. In addition, as of June 30, 2026 there were (i) options (in relation to an agreement with Black Forest Special Situations I) to purchase an aggregate of 1,250,000 shares of Company Common Stock outstanding, (ii) a convertible loan of EUR 2.5 million drawn from a facility agreement with Black Forest Special Situations I signed on December 16, 2025 which is convertible into ordinary shares of the Company at a USD 2.15 conversion price and (iii) warrants to purchase 21,000,000 shares of Company Common Stock issued and outstanding. Since June 30, 2026, the Company has not issued any options, warrants, restricted stock unit awards or other rights to acquire shares of Company Common Stock. In addition, on May 12, 2026 the Company has concluded a standby equity purchase agreement with a fund managed by Yorkville based on which the Company can issue, under certain condition, shares to such fund on a continuous basis up to a total aggregate purchase amount of $30 million. The shareholders’ meeting held on May 20, 2026 authorized 20% of the outstanding shares to be issued to investors without any further shareholders meeting (with such 20% calculated in relation to the outstanding shares calculated as 65,675,726 as of June 30, 2026 with 1,490,000 shares issued under the Company's standby equity purchase agreement using such authorization). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available since September 26, 2023 and as provided in this Agreement, the Notes, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock and there are no current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock, except with respect to the acquisition of shares of Company Common Stock by the Company to satisfy the payment of the applicable exercise price or withholding taxes for equity awards. Since September 26, 2023, the Company has not declared or paid any dividends.

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(c)            Authorization.

(i)             Each of the Company and the Guarantor, as applicable, has full right, power and authority to (A) execute and deliver this Agreement, the Indenture, the Notes, the Note Guarantee and the Registration Rights Agreement (collectively, the “Transaction Agreements”), (B) issue, sell and deliver the Notes and any shares of Company Common Stock issuable upon conversion of the Notes, and (C) perform its respective obligations hereunder and thereunder.

(ii)            The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”) have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company and the Guarantor. Assuming this Agreement constitutes the valid and binding obligation of each Purchaser, this Agreement is a valid and binding obligation of the Company and the Guarantor, enforceable against them in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer, preference or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”). On the Closing Date, each of the Transaction Agreements will be duly executed and delivered by the Company and the Guarantor, as the case may be, and, assuming due authorization, execution and delivery by the other parties thereto, will be a valid and binding obligation of the Company and the Guarantor, as the case may be, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

(iii)           The Company is not required to obtain shareholder approval to execute and deliver the Transaction Agreements or to perform its obligations hereunder or under any Transaction Agreement.

(d)           General Solicitation; No Integration. Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

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(e)           Valid Issuance. The Notes have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance with their terms against them, subject to the limitation of such enforcement by the Enforceability Exceptions. The Company has available and has reserved for issuance for investors (including, without limitation, the Purchasers)the maximum number of shares of Company Common Stock initially issuable upon conversion of the Notes if such conversion of all Notes were to occur immediately following the Closing Date (assuming fully physical share settlement) at the Lowest Absolute Conversion Price (as defined in the Indenture). The Company Common Stock to be issued upon conversion of the Notes in accordance with the terms of the Notes, respectively, has been duly authorized and reserved for issuance to investors (including, without limitation, the Purchasers), and when issued upon conversion of the Notes, all such Company Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

(f)            Non-Contravention/No Consents. Assuming the delivery of the waiver contemplated by Section 5.01(b), the execution, delivery and performance of the Transaction Agreements, the issuance of the shares of Company Common Stock upon conversion of the Notes in accordance with their terms and the consummation by the Company and the Guarantor of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company or the Guarantor, (ii) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any Company Subsidiary or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations of each Purchaser set forth herein, other than (A) any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes, (B) pursuant to any requirements or regulations in connection with the issuance of Company Common Stock upon the conversion of the Notes, including the filing of a listing notice with Nasdaq or filings under state securities or “blue sky” laws, (C) any required filings pursuant to the Exchange Act or the rules of the SEC, Nasdaq or state regulators, or (D) as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company and the Guarantor of this Agreement or the Transaction Agreements and the consummation by the Company and the Guarantor of the Transactions, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)           Reports; Financial Statements.

(i)             Except as set forth on Schedule 3.01(g), the Company has filed with or furnished to the SEC, as applicable all forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since September 26, 2023 (collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(ii)            Each of the consolidated balance sheets, and the related consolidated statements of operations, stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments, (C) have been prepared in accordance with GAAP or IFRS consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto and, in the case of unaudited financial statements, except for the absence of footnote disclosure, and (D) otherwise comply in all material respects with the requirements of the SEC.

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(iii)           Except as disclosed in Company Reports, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP or IFRS.

(iv)          Except as disclosed in Company Reports and other than the transactions contemplated by this Agreement, there has been no transaction, or series of related transactions, agreements, arrangements or understandings, nor is there any proposed transaction, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC under the Securities Act that have not been disclosed in the Company Reports.

(h)           Absence of Certain Changes. Since December 31, 2025, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business; (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, in each case except as disclosed in Schedule 3.01(h).

(i)            No Undisclosed Liabilities, etc. As of the date hereof, there are no liabilities of the Company or any Company Subsidiary that would be required by GAAP or IFRS to be reflected on the face of the balance sheet, except (i) liabilities reflected or reserved against in the financial statements or disclosed in the notes thereto contained in the Company Reports, (ii) liabilities incurred since December 31, 2025 in the ordinary course of business and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)            Compliance with Applicable Law. Each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local or international Governmental Entity having jurisdiction or otherwise applicable to the Company and its Subsidiaries, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(k)            Legal Proceedings. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any Company Subsidiary is a party or to which any of the properties of the Company or any Company Subsidiary is subject that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, except for the ongoing dispute between the Company and Validus Broker Dealer Investment Mgmt. Co. LLC (or Validus/StratCap LLC) in relation to the promissory note issued to Validus Broker Dealer Investment Mgmt. Co. LLC.

(l)            Demand Rights. Except as set forth on Schedule 3.01(l), there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company that are not already registered as of the date hereof.

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(m)          Real and Personal Property. The Company and its Subsidiaries have good and marketable title in fee simple to all items of real property described in the Company Reports as being owned by them, good and valid title to all personal property described in the Company Reports as being owned by them that are material to the businesses of the Company or such Subsidiary, in each case free and clear of all liens, encumbrances and claims, except those matters that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Any real or personal property described in the Company Reports as being leased by the Company and any of its Subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or any of its Subsidiaries or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the properties of the Company and its Subsidiaries complies with all applicable codes, laws and regulations (including building and zoning codes, laws and regulations and laws relating to access to such properties), except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect. None of the Company or its Subsidiaries has received from any Governmental Entities any notice of any condemnation of, or zoning change affecting, the properties of the Company and its Subsidiaries, and the Company knows of no such condemnation or zoning change which is threatened, except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate. The Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the business of the Company and the Company Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.

(n)            Anti-Corruption, Anti-Money Laundering, and Economic Sanctions Compliance.

(i)             (A) None of the Company or any Company Subsidiary or Affiliate, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent or representative of the Company or any Company Subsidiary or Affiliate, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (B) the Company and each Company Subsidiary and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (C) neither the Company nor any Company Subsidiary will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(ii)            The operations of the Company and each Company Subsidiary are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each Company Subsidiary conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(iii)           None of the Company or any Company Subsidiary, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent, Affiliate or representative of the Company or any Company Subsidiary, is a Person that is, or is owned or controlled by one or more Persons that are:

(A)            the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

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(B)             located, organized or resident in a country or territory that is the subject of Sanctions (as of the date of this Agreement, the so–called Donetsk People’s Republic, the so–called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

(iv)           The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(A)            to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)             in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(v)           Neither the Company, nor any of the Company Subsidiaries, any of its subsidiaries, any of their directors, officers, employees, or affiliates have violated any laws or regulations relating to economic sanctions, export controls, import, customs, or antiboycott laws, in each case only in their capacity acting for, on behalf of, or otherwise in relation to the Company or any of its subsidiaries. Each of the Company and its subsidiaries is and has been in possession of and in compliance with any and all licenses, registrations, and permits that may be required for its lawful conduct under any economic sanctions, import, and export control laws or regulations. The Company and each of its subsidiaries have not knowingly engaged in since April 24, 2019, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction, is or was the subject or target of Sanction. Each of the Company and its subsidiaries have instituted, and maintain, policies and procedures designed to promote and achieve compliance with Sanctions or applicable export control laws and regulations administered by the Bureau of Industry and Security, or other relevant authorities, including the Export Administration Regulations.

(o)           No Reliance. The Company has not relied upon the Placement Agent or legal counsel for the Placement Agent for any legal, tax or accounting advice in connection with the offering and sale of the Notes.

(p)           Intellectual Property. Except to the extent it would not be reasonably expected to have a Material Adverse Effect: (i) the Company and each Company Subsidiary own or have a valid license to use any and all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, processes or procedures), trademarks, service marks, trade names, domain names, software, data and other worldwide intellectual property or similar proprietary rights, including any and all registrations and applications for registration thereof and any and all goodwill associated therewith (collectively, “Intellectual Property Rights”), in each case, used in or reasonably necessary to the conduct of their businesses as currently conducted; (ii) the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary (the “Company Owned Intellectual Property Rights”), are solely and exclusively owned by the Company or the Company Subsidiaries, in each case free and clear of all liens, defects or similar encumbrances or other restrictions, other than non-exclusive licenses granted in the ordinary course of business, (iii) the Company Owned Intellectual Property Rights and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Company or any Company Subsidiary, are valid, subsisting and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by a third party (A) challenging the validity, scope or enforceability of any such Intellectual Property Rights or (B) alleging that the Company or any Company Subsidiary has infringed, misappropriated or violated any Intellectual Property Rights of any third party; (iv) neither the Company nor any Company Subsidiary has received any written notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights; (v) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated, any Company Owned Intellectual Property Rights; (vi) neither the Company nor any Company Subsidiary infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights; (vii) all employees or contractors engaged in the development of Intellectual Property Rights on behalf of the Company or any Company Subsidiary have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company or a Company Subsidiary, and to the Company’s knowledge no such agreement has been breached or violated; and (viii) the Company and the Company Subsidiaries use, and have used, commercially reasonable efforts to appropriately maintain the confidentiality of all information intended to be maintained as a trade secret (including proprietary confidential software source code).

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(q)           Open Source Software. Except to the extent it would not be reasonably expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries use and have used any and all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the MIT License, Apache License, GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Software”) in compliance with all license terms applicable to such Open Source Software; and (ii) neither the Company nor any Company Subsidiary uses or distributes or has used or distributed any Open Source Software in any manner that requires or has required (A) the Company or any Company Subsidiary to permit reverse engineering of any software code or other technology owned by the Company or any Company Subsidiary or (B) any software code or other technology owned by the Company or any Company Subsidiary to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributed at no charge.

(r)            Data Security; Privacy. The Company and each Company Subsidiary: (i) have complied and are presently in compliance in all material respects with all internal and external written privacy policies, contractual obligations, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other applicable legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal, disclosure or other processing by or on behalf of the Company or any Company Subsidiary of personal data, personal information, personally identifiable information, and any similar term as defined by applicable law (“Data Security Obligations,” and such data and information, “Personal Data”); (ii) maintain and have maintained commercially reasonable policies and procedures designed to ensure the Company’s, and the Company Subsidiaries’ compliance with the Data Security Obligations except to the extent it would not be reasonably expected to have a Material Adverse Effect, (iii) have not received any notification of or complaint regarding, and are unaware of any other facts that, individually or in the aggregate, would reasonably indicate non-compliance with any Data Security Obligation. There is no action, suit, investigation or proceeding by or before any court or governmental agency or authority pending or threatened in writing against the Company or any Company Subsidiary alleging non-compliance with any Data Security Obligation.

(s)           Information Technology Systems and Data. Except to the extent it would not be reasonably expected to have a Material Adverse Effect, the information technology assets, equipment, computers, systems, networks, hardware, software, internet websites, applications, data and databases (including the Personal Data, the data of their respective customers, employees, suppliers, vendors and any other third party data maintained, processed or transmitted by or on behalf of the Company and the Company Subsidiaries) used by or on behalf of the Company and Company Subsidiaries (collectively, “IT Systems and Data”) are reasonably adequate for, and operate and perform as required in connection with, the operation of the businesses of the Company and the Company Subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and each Company Subsidiary take and have taken all reasonable technical and organizational measures necessary to protect the IT Systems and Data. Without limiting the foregoing, the Company and the Company Subsidiaries have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans, consistent with industry standards and practices, that are designed to protect against and prevent the breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or any other compromise or misuse, in each case, of or relating to any IT Systems and Data (“Breach”). There has been no Breach, and the Company and the Company Subsidiaries have not been notified of and have no knowledge of any event or condition that would reasonably be expected to result in, any Breach except as would not be reasonably expected to have a Material Adverse Effect.

(t)            Environmental Laws.

(i)             The Company and each Company Subsidiary (A) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (C) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(ii)            There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)           Labor Disputes. No material labor dispute with the employees of the Company or any Company Subsidiary exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could, singly or in the aggregate, have a Material Adverse Effect.

(v)           Investment Company Act. The Company is not, and immediately after receipt of payment for the Notes at the Closing and the transactions contemplated by the other Transaction Agreements, will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(w)          Foreign Private Issuer Status. The Company is a “foreign private issuer” as defined in Rule 405 under the Securities Act.

(x)            Neither the Company nor any Company Subsidiary (1) is a “covered foreign person,” as that term is defined in 31 C.F.R. 850.209 (“Covered Foreign Person”), or (2) has plans to engage, directly or indirectly, make an investment, become a party of any joint venture, or other arrangement or engage in any other activity as a result of which the Company would be or become a Covered Foreign Person.

(y)           Insurance. The Company and each Company Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as, in the Company’s reasonable judgment, are prudent and customary in the businesses in which they are engaged; neither the Company nor any Company Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any Company Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(z)           Certificates; Authorizations. The Company and each Company Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(aa)         Internal Controls. The Company and each Company Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP or IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, in each case, other than as disclosed in any Company Reports.

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(bb)         Taxes and Tax Returns. The Company and each Company Subsidiary have filed all federal, state, local and foreign Tax Returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP or IFRS have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any Company Subsidiary which, singly or in the aggregate, has had (nor does the Company nor any Company Subsidiary have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or the Company Subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

(cc)         Statistical Data. Neither the Company, the Guarantor nor any Company Subsidiary has any securities rated by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(dd)         Brokers and Finders. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, other than the Placement Agent, whose fees the Purchasers are not required to pay.

(ee)         Not an Affiliate. None of the Company or the Guarantor as of the date of this Agreement has any reason to believe that, as of the date hereof, any Purchaser is an Affiliate of the Company (for purposes of Rule 144).

(ff)           No Additional Representations.

(i)             The Company and the Guarantor each acknowledge that each Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02 or in any certificate delivered by such Purchaser pursuant to this Agreement, and neither the Company nor the Guarantor has relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02 or in any certificate delivered by such Purchaser pursuant to this Agreement.

(ii)            The Company and the Guarantor each acknowledge and agree that, except for the representations and warranties expressly set forth in Section 3.02 or in any certificate delivered by each Purchaser pursuant to this Agreement, (A) no person has been authorized by such Purchaser to make any representation or warranty relating to such Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company or the Guarantor as having been authorized by such Purchaser, and (B) any materials or information provided or addressed to the Company, the Guarantor or any of their Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of such Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02 of this Agreement or in any certificate delivered by such Purchaser pursuant to this Agreement.

(gg)         MNPI. The Company has not disclosed to the Purchasers information that would constitute material non-public information as of the date hereof, except for the execution of this Agreement which may constitute material non-public information which will be published through a press release and a Form 6-K.

(hh)         No Registration Required. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.02, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to the Purchasers.

Section 3.02. Representations and Warranties of Each Purchaser. Each Purchaser, severally and not jointly, represents and warrants to, and agrees with the Company as of the date hereof and as of the Closing Date, as follows:

(a)           Organization; Ownership. Such Purchaser is duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

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(b)            Authorization; Sufficient Funds; No Conflicts.

(i)             Such Purchaser has the power and authority to execute and deliver this Agreement and to consummate the purchase of the Notes. The execution, delivery and performance by such Purchaser of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action by such Purchaser. No other proceedings on the part of such Purchaser are necessary to authorize the execution, delivery and performance by such Purchaser of the Transaction Agreements to which it is a party and consummation of the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by such Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)            Such Purchaser has as of the date hereof, and will have as of the Closing, cash in immediately available funds or uncalled and unrestricted capital commitments in excess of the Purchase Price payable by it.

(iii)            The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser, the consummation by such Purchaser of the transactions contemplated thereby, and the compliance by such Purchaser with any of the provisions thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of such Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon such Purchaser or any of its Affiliates or (C) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

(c)           Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement, and the consummation by such Purchaser of the Transactions to which it is a party, except for any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions by such Purchaser.

(d)           Securities Act Representations. Such Purchaser is (i) is an “institutional account” as defined in FINRA Rule 4512(c), (ii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and (iii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Such Purchaser agrees to furnish any additional information reasonably requested by the Company or any of its Affiliates to assure compliance with U.S. federal and state securities laws in connection with the Transactions. Such Purchaser is aware that the sale of the Notes is being made in reliance on a private placement exemption from registration under the Securities Act and that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or pursuant to an exemption from such registration.

(e)           Purchase for Investment. Such Purchaser is acquiring the Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Notes (or any shares of Company Common Stock issuable upon conversion of the Notes) in violation of the Securities Act.

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(f)            Reliance. Such Purchaser understands that the Notes are being offered and sold in reliance upon specific exemptions from the registration requirements of the Securities Act, rules and regulations and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities. If any of the representations deemed to have been made by it by its purchase of the Notes are no longer accurate prior to Closing, the Purchaser shall promptly notify the Company. If such Purchaser is acquiring the Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing representations, acknowledgements and agreements on behalf of such account. The Purchaser has, in connection with the Purchaser’s decision to purchase Notes, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the information disclosed in any of its filings with the SEC, and the Purchaser has, with respect to all matters relating to this Agreement and the offer and sale of the Notes, relied solely upon the advice of such Purchaser’s own counsel and has not relied upon or consulted any counsel to the Placement Agent or counsel to the Company.

(g)           Sophisticated Investor. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) and is capable of bearing the economic risks of such investment. Such Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(h)           Independent Advice. Such Purchaser understands that nothing in this Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Notes constitutes legal, tax or investment advice. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes.

(i)            Brokers and Finders. Such Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(j)             Access to Information. Purchaser acknowledges and agrees that neither the Placement Agent nor any Affiliate of the Placement Agent has provided the Purchaser with any information or advice with respect to the Notes nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its Affiliates has made or makes any representation as to the Company or the quality of the Notes and the Placement Agent and any Affiliate may have acquired non-public information with respect to the Company which the Purchaser agrees need not be provided to it. In connection with the issuance of the Notes to the Purchaser, neither the Placement Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to the Purchaser. The purchase of the Notes by the Purchaser has not been solicited by or through anyone other than the Company or the Placement Agent.

(k)            Acknowledgements Regarding the Placement Agent. The Purchaser acknowledges that the Placement Agent is acting as a placement agent on a “best efforts” basis for the Notes being offered hereby and will be compensated solely by the Company for acting in such capacity. The Purchaser represents that (i) the Purchaser was contacted regarding the sale of the Notes by the Placement Agent or the Company (or an authorized agent or representative thereof) with whom the Purchaser entered into a verbal or written confidentiality agreement and (ii) no Notes were offered or sold to it by means of any form of general solicitation or general advertising as such terms are used in Regulation D of the Securities Act. The Purchaser represents that it is making this investment based on the results of its own due diligence investigation of the Company, and has not relied on any information or advice furnished by or on behalf of the Placement Agent in connection with the transactions contemplated hereby. The Purchaser acknowledges that the Placement Agent has not made, and will not make, any representations and warranties with respect to the Company or the transactions contemplated hereby, and the Purchaser will not rely on any statements made by the Placement Agent, orally or in writing, to the contrary.

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(l)             No Additional Representations.

(i)             Such Purchaser acknowledges that neither the Company nor the Guarantor makes any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 or in any certificate delivered by the Company or the Guarantor pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 or in any certificate delivered by the Company or Guarantor pursuant to this Agreement, the Company and Guarantor makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to such Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and such Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 or in any certificate delivered by the Company or the Guarantor pursuant to this Agreement.

(ii)            Such Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Purchaser has been provided with sufficient access for such purposes. Such Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 or in any certificate delivered by the Company or the Guarantor pursuant to this Agreement, (A) no person has been authorized by the Company or the Guarantor to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by such Purchaser as having been authorized by the Company or the Guarantor, and (B) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to such Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company or the Guarantor unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement or in any certificate delivered by the Company or the Guarantor pursuant to this Agreement.

(m)          Such Purchaser has not, either directly or indirectly through any of its Affiliates, agent or representative of the Purchaser, engaged in any transaction in the securities of the Company other than with respect to the transactions contemplated herein, since the time that the Purchaser was first contacted by the Company, the Placement Agent on behalf of the Company or any other Person regarding the transactions contemplated hereby until the date hereof, except as set forth in filings made with the SEC pursuant to the Exchange Act.

Article 4

Additional Agreements

Section 4.01. Taking of Necessary Action. Each party hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale and purchase of the Notes hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Notes, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.

Section 4.02. Securities Laws. Each Purchaser acknowledges and agrees that the issuance and sale of the Notes (and the shares of Company Common Stock that are issuable upon conversion of the Notes) have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. Each Purchaser also acknowledges and agrees that the Notes, and underlying shares of Company Common Stock may be notated with a restrictive legend, subject to the terms of the Indenture, and the Notes.

Section 4.03. Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing such securities for an equivalent number of shares or another security of like tenor, as the case may be.

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Section 4.04. Antitrust Approval. The Company and the Purchasers acknowledge that one or more filings under the HSR Act or foreign antitrust laws may be necessary in connection with the issuance of shares of Company Common Stock upon conversion of the Notes. Each Purchaser will promptly notify the Company if any such filing is required on the part of such Purchaser. To the extent reasonably requested, the Company, such Purchaser and any other applicable Purchaser Affiliate will use reasonable best efforts to cooperate in timely making or causing to be made all applications and filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of shares of Company Common Stock upon conversion of Notes held by such Purchaser or any Purchaser Affiliate in a timely manner and as required by the law of the applicable jurisdiction; provided that, notwithstanding anything in this Agreement to the contrary, the Company shall not have any responsibility or liability for failure of such Purchaser or any of its Affiliates to comply with any applicable law. The Company and each Purchaser shall cooperate, provide all necessary information, and keep each other fully apprised with respect to such filing and regulatory processes. For as long as there are Notes outstanding and owned by a Purchaser or its Affiliates, the Company shall as promptly as reasonably practicable provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Purchasers may reasonably request in order to determine what foreign antitrust requirements may exist with respect to any potential conversion of the Notes. Each party shall be responsible for the payment of the filing fees and any other costs and expenses incurred by it in connection with any such applications or filings made by such party.

Section 4.05. Conversion Price Matters. Prior to the open of trading on the Business Day immediately following the date of this Agreement , the Company shall issue an initial press release and file a current report on Form 6-K relating to this Agreement in the form mutually agreed upon by the Company and the Purchasers (such date the press release is issued and Form 6-K are filed, the “Announcement Date”). The Conversion Price for the Notes shall be calculated in accordance with the Indenture. The Company and the Purchasers shall cooperate to agree the “make-whole” table in the Indenture following customary procedures for similar convertible notes sold by public companies in the United States through nationally recognized investment banks.

Section 4.06. Nasdaq Approval. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock issuable upon conversion of the Notes to be approved for listing on the Nasdaq, subject to official notice of issuance.

Section 4.07. DTC Eligibility. The Company shall cause the Notes and the restricted Company Common Stock to be assigned one or more CUSIPs that are DTC eligible and shall make the Notes available on request to any Purchaser through the facilities of DTC no later than the Closing Date.

Section 4.08. Authorized and Reserved Company Common Stock. For so long as any Notes are outstanding, the Company shall cause the authorized capital stock of the Company issuable to investors (including, without limitation, the Purchasers) to include a sufficient number of authorized but unissued shares of Company Common Stock to satisfy the conversion requirements of all Notes then outstanding assuming conversion at the then in effect Lowest Absolute Conversion Price (giving effect to any adjustment to the Conversion Rate pursuant to the Notes, and assuming upon conversion the only settlement option under the Notes and the Indenture was for settlement in shares of Company Common Stock), and shall reserve and keep available for issuance to investors (including, without limitation, the Purchasers) out of its authorized but unissued shares of Company Common Stock such number of shares thereof for issuance upon conversion of the Notes free from preemptive rights.

Section 4.09. [Reserved].

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Section 4.10. Indemnification.

(a)            Each Purchaser, its Affiliates and its and their respective officers, directors, members, employees, managers, general partners, advisors and agents (each, an “Indemnitee”) shall be indemnified to the fullest extent permitted by law by the Company and the Guarantor, jointly and severally, for any and all losses to which such Indemnitees may become subject as a result of, arising in connection with, or relating to any actual or threatened claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, inquiry, demand letter, or proceeding, whether at law or at equity, direct or derivative and whether public or private, before or by any Governmental Entity, any arbitrator or other tribunal (each, and including any appeals therefrom, an “Action”) by any third party (including, without limitation, any stockholder of the Company or any regulator and including losses arising from Actions not directly against an Indemnitee, such as witness expenses or responding to inquiries from a Governmental Entity) related to the Transactions; provided that the Company and Guarantor shall not be liable to indemnify any Indemnitee for any such losses to the extent that such losses (i) have resulted from a Purchaser’s breach of this Agreement; (ii) related to any transaction or arrangement, including any financing or hedging arrangement or trading in Company Common Stock, of such Purchaser or its Affiliates in connection with the applicable Purchaser’s or its Affiliates’ investment in the Notes; or (iii) have resulted from an Indemnitee’s willful misconduct or fraud in connection with the Transactions; provided, further, that the Company and Guarantor shall not be liable to indemnify an Indemnitee or its Affiliates and its and their respective officers, directors, members, employees, managers, general partners, advisors and agents under this Section 4.10 unless such Indemnitee provides notice of an Action for which indemnification is sought no later than six (6) months following the Closing Date, in which case the Company’s and Guarantor’s indemnification obligations under this Section 4.10 shall cover such Action and any appeals therefrom. The parties agree, for the avoidance of doubt, that this Section 4.10 shall not apply to any matter for which indemnification is otherwise provided pursuant to the Registration Rights Agreement.

(b)           Each Indemnitee shall give the Company prompt written notice (an “Indemnification Notice”) of any Action it has actual knowledge of that might give rise to losses for which an Indemnitee would reasonably be likely to be entitled to indemnification under this Section 4.10, which notice shall set forth a description of those elements of such Action of which such Indemnitee has knowledge and promptly deliver to the Company any complaints relating to such Action or other documents provided to such Indemnitee in connection with such Action; provided, that any delay or failure to give such Indemnification Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company are materially prejudiced by such delay or failure.

(c)           The Company shall have the right, exercisable by written notice to the applicable Indemnitee within thirty (30) days of receipt of the applicable Indemnification Notice, to select counsel to defend and control the defense of any third party claim set forth in such Indemnification Notice and the Company shall pay all fees and expenses of such counsel; provided, that the Company shall not be entitled to so select counsel or control the defense of any claim to the extent that (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnitee or alleges any violation of criminal law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this clause (c), conduct the defense of such claim in good faith, (iii) any of the Indemnitees reasonably determines upon the advice of counsel that representation of all such Indemnitees by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnitee, there are one or more material defenses available to the applicable Indemnitee that are not available to other defendants. If the Company does not assume the defense of any third party claim in accordance with this clause (c), the applicable Indemnitee may continue to defend such claim at the sole cost of the Company and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense. In no event shall the Company, in connection with any Action or separate but substantially similar Actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees chosen by the applicable Purchaser together with its Affiliates, and one separate firm of local counsel, in addition to regular counsel, to the extent required in order to effectively defend the Action.

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(d)           No Indemnitee shall consent to a settlement of, or the entry of any judgment arising from, any claim for which such Indemnitee is entitled to indemnification pursuant to this Section 4.10, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnitee, the Company, in the defense of any claim for which such Indemnitee is entitled to indemnification pursuant to this Section 4.10, shall not consent to the entry of any judgment or enter into any settlement unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. In any such third party claim where the Company has assumed control of the defense thereof pursuant to Section 4.10(c), the Company shall keep the applicable Indemnitee reasonably informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnitee and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnitee and their respective counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission; provided that the Company shall not be obligated to provide materials, documents or information the disclosure of which would reasonably be likely to jeopardize the attorney-client privilege between the Company and its counsel or violate applicable law.

Section 4.11. Certain Tax Matters. The Company acknowledges its obligation to determine whether the Notes are a “section 871(m) transaction” in accordance with Treasury Regulations Section 1.871-15(p) and will inform each Purchaser of its determination within 10 days of the Closing Date and fulfill all other obligations of the “responsible party” within the meaning of that section. Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment or distribution made with respect to the Notes (or the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of the Notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable Tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Entity on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) on any Notes, the Company shall be entitled to effect any such amounts against any amounts otherwise payable in respect of such Notes (or the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of the Notes).

Section 4.12. Facilitation of Sales.

(a)             For as long as any Purchaser or its Affiliates Beneficially Owns Notes, or any Subject Securities, to the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraphs (c)(1) and (i)(2) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the SEC), and shall use reasonable efforts to take such further necessary action as any holder of Notes, or Subject Securities may reasonably request in connection with the removal of any restrictive legend on the Notes, or Subject Securities being sold, all to the extent required from time to time to enable such holder to sell the Notes, or Subject Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 (including those referred to in subparagraph (i) of Rule 144).

(b)             If, at any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, any of the Notes, or Subject Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will furnish, upon request and at the Company’s expense, for the benefit of the holders from time to time of such Notes, or Subject Securities, to holders and beneficial owners of such Notes, or Subject Securities and prospective purchasers of such Notes, or Subject Securities, information satisfying the requirements of Rule 144A(d)(4) under the Securities Act.

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Article 5

Waiver of Prior Debt Restrictions

Section 5.01. Waiver of Prior Debt Restrictions.

(a)            All holders of the outstanding 7.000% Convertible Senior PIK Toggle Notes due 2028 currently outstanding under the Existing 2028 Notes Indenture (“Existing 2028 Notes”) issued under the Indenture dated January 21, 2026 among the Company, the guarantors party thereto from time to time, and Wilmington Savings Fund Society, FSB, as trustee, (the "Existing 2028 Notes Indenture"), hereby agree to waive, solely and exclusively with respect to the transactions contemplated by this Agreement, Section 4.16(a) or Section 4.16(b) (as applicable) of the Existing 2028 Notes Indenture, to the extent and only to the extent necessary to facilitate:

(i)             the issuance and sale of the Notes (being the 2029 Notes) by the Company at Closing pursuant to this Agreement; and

(ii)            any subsequent incurrence of Indebtedness permitted under Section 4.16(b) of the Indenture (without giving effect to any amendments to the Indenture).

(b)           Each Purchaser hereby irrevocably commits and undertakes to the Company that, no later than three (3) Business Days following the Closing Date, it shall execute and deliver to the Trustee (with a copy to the Company) a waiver in the form attached hereto as Exhibit E.

(c)           Each Purchaser hereby irrevocably commits and undertakes to the Company that, within five (5) Business Days of receipt of a written notice from the Company that a condition under 5.01(a)(ii) has occurred, it shall execute and deliver to the Trustee (with a copy to the Company) a waiver in the form attached hereto as Exhibit E. The written notice from the Company shall: (i) identify the relevant Chinese Subsidiary or Subsidiaries; (ii) specify the aggregate amount of Indebtedness incurred and the currency thereof; (iii) certify that the incurrence of Indebtedness is permitted under Section 4.16(b) of the Indenture; and (iv) confirm the date of incurrence.

(d)           Each Purchaser represents, warrants and covenants to the Company, as of the date of this Agreement and as of the Closing Date, that, together with the other Purchasers, in the aggregate they hold (either directly or through the funds and accounts it advises or manages) $12,392,000 in aggregate principal amount of the Existing 2028 Notes outstanding as of the relevant date; and it has the full right, power and authority, in its capacity as a holder of Existing 2028 Notes, to execute and deliver each waiver in accordance with this Section 5.01; and

(e)           Each party acknowledges and agrees that the commitments in Sections 5.01(b) and 5.01(c) are of a unique character such that any breach thereof would cause irreparable harm to the Company for which monetary damages alone would be an inadequate remedy. Accordingly, in addition to any other remedy available at law or in equity, the Company shall be entitled to seek specific performance of each Purchaser’s obligations under Sec Sections 5.01(b) and 5.01(c), without the requirement to post any bond or other security. Each Purchaser expressly waives any defence to the grant of such relief on the grounds that the Company has an adequate remedy at law.

Article 6

Miscellaneous

Section 6.01. Survival of Representations and Warranties. All covenants and agreements contained herein, other than those which by their terms apply in whole or in part at or after the Closing (which shall survive the Closing), shall terminate as of the Closing, provided nothing herein shall relieve any party of liability for any breach of such covenant or agreement before it terminated. The representations and warranties made herein shall survive for six (6) months following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

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Section 6.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a)            If to any Purchaser, to the notice information set forth on the signature page hereto:

with a copy (which shall not constitute actual or constructive notice) to:

Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York, NY 10019
Attention: John F. Storz; Mackenzie Pantoja

Email: john.storz@pillsburylaw.com; mackenzie.pantoja@pillsburylaw.com

(b)             If to the Company or Guarantor, to:

SCHMID Group, N.V.
Robert-Bosch-Strasse 32-36
72250 Freudenstadt
Attn: Arthur Schütz; Anette Schmid; Julia Natterer

Email: schuetz.ar@schmid-group.com; schmid.an@schmid-group.com; natterer.ju@schmid-group.com with a copy (which will not constitute actual or constructive notice) to:

Clifford Chance PmbB
Junghofstrasse 14
60325 Frankfurt am Main, Germany
Attention: Axel Wittman; George Hacket; Carla Winslow Kruger

Email: Axel.Wittman@cliffordchance.com; George.Hacket@cliffordchance.com;

Carla.WinslowKruger@cliffordchance.com

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by email if received before 5:00 pm Eastern Time; or (c) one (1) Business Day following the day sent by overnight courier.

Section 6.03. Entire Agreement; Third Party Beneficiaries; Amendment.

(a)            This Agreement and the other Transaction Agreements set forth the entire agreement between the parties hereto with respect to the Transactions, supersede all prior agreements and understandings, both oral and written, among the parties and their respective Affiliates with respect to the subject matter hereof and thereof.

(b)           This Agreement is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that Section 4.10 shall be for the benefit of and fully enforceable by each of the Indemnitees; and (ii) Section 6.13 shall be for the benefit of and fully enforceable by each of the Specified Persons. Notwithstanding the foregoing, the Placement Agent shall be the third-party beneficiaries of the representations and warranties of the Company in Section 3.01 and the representations and warranties of the Purchasers in Section 3.02.

(c)           Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

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Section 6.04. Exculpation of the Placement Agent. Each party hereto agrees for the express benefit of the Placement Agent, their respective Affiliates and representatives, that:

(a)           The Placement Agent, their respective Affiliates and representatives: (i) do not have any duties or obligations other than those specifically set forth in the engagement letter between the Company and the Placement Agent; (ii) shall not be liable for any improper payment made in accordance with the information provided by the Company; (iii) have not made any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the execution, delivery and performance of this Agreement or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or in connection with any of the transactions contemplated hereby; or (iv) shall not be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or (y) for anything which any of them may do or refrain from doing in connection with this Agreement, except, in each case in this clause (iv), for such party’s own gross negligence, willful misconduct or bad faith.

(b)           The Placement Agent and their respective Affiliates and representatives shall be entitled to (i) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (ii) be indemnified by the Company for acting as the Placement Agent hereunder pursuant to the indemnification provisions set forth in the engagement letter between the Company and the Placement Agent.

Section 6.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 6.06. Public Announcements. The initial press release related to this Agreement and the Transactions shall be a press release to be mutually agreed upon by the Company and Purchasers. Thereafter, either party may issue or make one or more press releases or public announcements related to this Agreement or the Transactions (in which case the other party shall (to the extent permitted by applicable law) have the right to review and reasonably comment on such press release or announcement prior to issuance, distribution or publication); provided that the foregoing shall not apply to any press release or other public announcement to the extent that it contains substantially the same factual information related to this Agreement and the Transactions as previously communicated publicly by one or more of the parties in accordance with this Section 6.06. Without limiting the foregoing, the Company may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities. The Company shall use its commercially reasonable efforts to file with the SEC a current report on Form 6-K (the “Disclosure Document”) as soon as possible after the execution of this Agreement, which in any event shall be either before or after market close, on the date of this Agreement (or, if such date is not a Business Day, on the first Business Day following the date of this Agreement), disclosing all material terms of the transactions contemplated hereby and any other material, nonpublic information regarding the Company that the Company provided to the Purchasers on or prior to the date hereof. Upon the filing of the Disclosure Document, to the Company’s knowledge, no Purchaser shall be in possession of any material, nonpublic information regarding the Company received from the Company or any of its officers, directors, or employees or agents, including the Placement Agent, and the Purchasers shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of their respective affiliates in connection with the transactions contemplated hereby.

Section 6.07. Expenses. Each party hereto shall be responsible for payment of its own costs and expenses incurred in connection with the Transactions, including any legal fees incurred in the negotiation and preparation of the Transaction Agreement and any other agreements or documents relating to consummation of the Transactions.

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Section 6.08. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and each Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor any Purchaser may assign its respective rights or delegate its respective obligations under this Agreement without the written consent of the Company or such Purchaser, as applicable, whether by operation of law or otherwise, and any assignment by the Company or such Purchaser in contravention hereof shall be null and void; provided further that (i) any Purchaser may assign all of its rights and obligations under this Agreement or, in the case of this Agreement, any portion thereof, to one or more Affiliates who execute and deliver to the Company a Joinder and a duly completed and executed IRS Form W-8 or W-9, as applicable, and any such assignee who executes and delivers to the Company a Joinder shall be deemed a Purchaser hereunder and have all the rights and obligations of such Purchaser so assigned; (ii) if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Change in Control, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to such Purchaser; and (iii) any Purchaser may assign all of its rights and obligations under this Agreement to a Permitted Counterparty.

Section 6.09. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, may be brought and determined in the United States District Court for the Southern District of New York or any New York State court sitting in New York City and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.09(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.09.

Section 6.10. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

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Section 6.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.12. Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.13. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto or any of such party’s Affiliates (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. All obligations of any Purchaser hereunder shall be several obligations of such Purchaser and, for the avoidance of doubt, not joint or joint and several obligations.

Section 6.14. Trustee Fees. The fees and expenses of Wilmington Savings Fund Society, FSB, in its capacity as Trustee under the Indenture, will be paid out of the proceeds from the Closing.

[Remainder of page intentionally left blank.]

29

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

SCHMID GROUP, N.V.

By:	/s/ Arthur Schuetz
Name: Arthur Schuetz
Title: CFO

GEBR. SCHMID GMBH, AS GUARANTOR

By:	/s/ Christian Schmid
Name: Christian Schmid
Title: CEO

[Signature Page to Investment Agreement]

30

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

LINDEN ADVISORS LP, on behalf of certain advised or managed funds and accounts

By:	/s/ Saul Ahn
Name: Saul Ahn
Title: General Counsel / Authorized Signatory

Notice Information:

Address:

590 Madison Avenue, 15th Floor
New York, NY 10022

Email: amcgrath@lindenlp.com; rlennon@lindenlp.com

[Signature Page to Investment Agreement]

31

SCHEDULE 1

PURCHASERS

Purchaser	Principal Amount of Notes to be Purchased
Linden Capital L.P.	$19,262,000
Crown Managed Accounts SPC, acting for and on behalf of Crown/Linden Segregated Portfolio	$330,000
PCH Manager Fund, SPC, on behalf of and for the account of Segregated Portfolio 214	$408,000
Total	$20,000,000

32

SCHEDULE 2

GUARANTOR

Gebr. Schmid GmbH

33

SCHEDULE 3.01(G)

COMPANY REPORTS NOT TIMELY FILED

Form 20-F for the financial year ended December 31, 2024 which was due to be filed on April 30, 2025. Such Form 20-F has subsequently been filed on February 13, 2026.

34

SCHEDULE 3.01(H)

SCHEDULE OF CERTAIN CHANGES

As set out in the 20-F dated May 15, 2026 and subsequent F-1 filings of the Company, by letter received on February 19, 2026, NASDAQ confirmed that the Company has regained full compliance with applicable NASDAQ rules. However, in application of NASDAQ listing rule 5815(d)(4)(B), the Company is currently subject to a mandatory panel monitoring period of one year from the date of the letter, that is until February 19, 2027.

35

SCHEDULE 3.01(L)

AGREEMENTS REQUIRING THE COMPANY TO FILE REGISTRATION STATEMENTS

None

36

EXHIBIT A

TERM SHEET (see attached)

37

Confidential Information

Non-Binding Term Sheet – SCHMID Group N.V.

July 1, 2026

This term sheet (“Term Sheet”) summarizes the general, non-binding terms and conditions of a convertible note financing (“Note”) of SCHMID Group N.V. (“Company”). This Term Sheet is not a commitment to invest, and is conditioned on completion of due diligence, legal review and documentation satisfactory to Investor (defined below). This Term Sheet is for discussion purposes only and does not constitute either an offer to sell or an offer to purchase securities. No legally binding obligations will be created until definitive agreements are executed and delivered by all parties hereto.

Issuer:	SCHMID Group N.V.
Guarantee:	Guarantee from the Issuer’s German operating subsidiary Gebr. Schmid GmbH, subject to mandatory German law upstream guarantee limitations and including a newly signed debt subordination agreement by the majority shareholders of the Issuer and affiliates
Investor:	Linden Advisors LP, on behalf of the funds managed by it, which is an “accredited investor” for securities laws compliance purposes
Security:	Senior Convertible Note (the “2029 PIK Notes”)
Use of Proceeds:	Net proceeds would be used for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions or investments
Distribution:	4(a)(2) private placement
Underlying Shares:	A number of common shares (Nasdaq ticker symbol SHMD) of the Issuer as calculated based on the relevant Conversion Price
Notional:	USD 20,000,000
Funding Schedule:	Funded in full upon the issue date of the Note (T+5 from the signing date of definitive agreements (the “Pricing Date”)
Maturity:	2.5 Years from the Pricing Date

Issue Price:	99%
Coupon:	5%, compounded quarterly and paid-in-kind (PIK). The Issuer shall have the right to elect cash pay in lieu of PIK in respect of each quarterly payment by giving not less than 10 business days’ notice to the Investor
Registration Rights

The Note will have the benefit of a customary Registration Rights Agreement (the “RRA”) pursuant to which the holder will receive customary registration rights with respect to the Underlying Shares.

The RRA will require, among other things, that the Issuer shall use commercially reasonable efforts to file with Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 covering the maximum Underlying Shares issuable applying the Lowest Absolute Conversion Price (the “F-1 Registration Statement”) and have it declared effective by the SEC no later than August 15, 2026 (such date the “Registration Statement Effective Target Date”)

Registration Statement Effective Date:	The date on which the F-1 Registration Statement filed by the Issuer with the SEC shall become effective
Coupon Step-Up:

1.00% coupon step up should the F-1 Registration Statement not be effective and usable by the Registration Statement Effective Target Date

Customary coupon step-ups for customary RRA Registration Defaults (as will be defined customarily in the RRA)

So long as the outstanding notional of the Note, including any accrued but unpaid interest, exceeds USD 9,000,000:
	i)	the Issuer and the Guarantor shall not incur additional debt exceeding USD 200,000 which ranks senior or pari passu to the Note
Negative Covenants:	ii)	the Issuer’s indirect 100% owned Chinese subsidiaries SCHMID Technology (Guangdong) Co., Ltd. (STG) and SCHMID Trading (Zhongshan) Co Ltd. may incur combined new indebtedness in an aggregate principal amount not to exceed EUR 20,000,000 or equivalent, provided that (a) such indebtedness is non-recourse to the Issuer and to the Guarantor and (b) neither the Issuer nor any Guarantor shall provide any guarantee, keepwell, comfort undertaking, security interest or other credit support in respect thereof (the "Non-Recourse Indebtedness Basket")

2

	iii)	the Issuer and the Guarantor shall not incur liens other than customary permitted liens
	iv)	the Issuer shall not make restricted payments, subject to customary exceptions to be agreed
	v)	the Issuer and the Guarantor shall not merge, consolidate or transfer all or substantially all assets, subject to customary exceptions
Affirmative Covenants:	Usual and customary for transactions of this type, including, but not limited to: delivery of (1) annual audited consolidated financial statements within 120 days after the end of each fiscal year (i.e. until April 30 of each year, as required by Nasdaq and SEC regulations to file the Issuer's 20-F) without any qualifications, commentary or exception on the auditors’ opinion, with no going concern modifier; (2) semi-annual unaudited consolidated financial statements within 180 days after the end of the Issuer’s second fiscal quarter (i.e. until December 31 of each year, as required by Nasdaq regulations applicable to the Issuer); (3) delivery of compliance certificates; (4) notices of defaults and events of default; (5) existence; (6) conduct of business; (7) payment of taxes; (8) books and records; inspection; (9) use of proceeds; (10) compliance with applicable laws and material contractual obligations; and (11) permits and licenses
Conversion Rights:

The Note shall be convertible into the Underlying Shares by the Investor in whole or in part at any time

The Investor shall provide a Conversion Notice to the Issuer for each conversion event, with the date of conversion and the number of shares to be issued. The Investor shall provide a maximum of one Conversion Notice per trading day and the notional of any Conversion Notice shall not exceed the outstanding notional of the Note plus accrued but unpaid interest, if any

If converting based on the Lowest VWAP Conversion Price or the Average VWAP Conversion Price, the Investor may convert a maximum of USD 2,000,000 notional per trading day, plus accrued and unpaid interest thereon, if any, provided that the Investor may not submit a Conversion

3

Notice based on the Lowest VWAP Conversion Price or the Average VWAP Conversion Price with respect to these 2029 PIK Notes while the 7% convertible PIK notes due 2028 (the "Existing 2028 PIK Notes") remain outstanding

The purchase price to be paid for the shares pursuant to each Conversion Notice shall be offset against the outstanding balance of the Note, first against any accrued but unpaid interest, and thereafter against the principal

The Investor acknowledges that the Underlying Shares will be created through notarial deeds under Dutch law and registered with the Issuer's share transfer agent Continental and that technical documents of the Investor (e.g. a W-8 / W-9 tax form etc.) will need to be provided for the technical process of issuing such shares under Dutch law and/or to Continental in case of a conversion of the Note into the Underlying Shares.

The conversion price with respect to each Conversion Notice provided shall be the lesser of:
(i) USD 10.50 per share (“Initial Fixed Conversion Price”)
(ii) 97% of the lowest VWAP on any of the 5 preceding trading days (“Lowest VWAP Conversion Price”)
Conversion Price:	(iii) 97% of the average of each of the 10 preceding trading days’ VWAPs (“Average VWAP Conversion Price”)
provided that the conversion price in any case is not lower than the lowest absolute conversion price of USD 1.93 per share ("Lowest Absolute Conversion Price")
Mandatory Amortization Events:	If after the F-1 Registration Statement is declared effective, a Registration Default occurs and continues for 10 consecutive trading days
Mandatory Amortization Amount:	USD 1,500,000 per month, to be paid by the Issuer in cash within 15 business days of the occurrence of a Mandatory Amortization Event; any amortization amount shall be offset against the outstanding balance of the Note, first against any accrued but unpaid interest, and thereafter against the principal

4

Any amortization amount paid by Issuer shall be at the prevailing Issuer Call schedule
Issuer Call:	Not callable for life
Change of Control Event:

If, prior to the maturity date, there is a Change of Control Event, then, subject to the holders right to convert the Note, upon the consummation of such Change of Control Event, the Issuer shall repurchase the Note plus any accrued and unpaid interest at the prevailing Issuer Call schedule

“Change of Control Event” will be defined in a manner that is usual and customary for a convertible debt instrument of this size and type, including delisting events with respect to the Underlying Shares and liquidations and no listed-stock exception. Permitted exchanges for the Underlying Shares will be The New York Stock Exchange, The Nasdaq Global Select Market and The Nasdaq Global Market (and any of their respective successors).

Usual and customary for transactions of this type (subject to customary grace periods, baskets and exceptions to be negotiated), including, but not limited to:
	(i)	failure to pay principal when due and payable;
	(ii)	failure to pay interest, fees or other amounts when due and payable;
	(iii)	failure to deliver conversion consideration when due;
Events of Default:	(iv)	failure to remove the restrictive legend on any Underlying Shares issued upon conversion as and when required by the Note;
	(v)	failure to comply with covenants in the transaction documents;
	(vi)	cross acceleration and payment default to other material indebtedness of the Issuer or any subsidiary (other than in relation to the promissory note with Validus/StratCap which is currently subject to litigation);
	(vii)	failure to satisfy or stay execution of material monetary judgments against the Issuer or any subsidiary that are final and non-appealable (other than in relation to the promissory note with Validus/StratCap which is currently subject to litigation);

5

	(viii)	failure of any representation or warranty of the Issuer or the Guarantor in the transaction documents;
	(ix)	bankruptcy or insolvency of the Issuer, the Guarantor or any significant subsidiary;
	(x)	actual or asserted (by the Issuer or the Guarantor) invalidity of any material provision in the transaction documents; and
	(xi)	unenforceability of the Guarantee.
Transaction Costs	Each party hereto shall be responsible for payment of each of its own transaction costs, including any legal fees associated with the negotiation, review and execution of this Term Sheet, the associated transaction documents, and/or any due diligence required in connection therewith.
Confidentiality	This Term Sheet is confidential to Company and Investor and is for the use of each party and such party's advisors. Accordingly, the information contained in this document may not be disclosed by Company or Investor to any third party; provided, however, that Company may disclose the existence and terms of this Term Sheet in connection with its ongoing discussions with potential investors.
Conditions to Closing	Standard conditions to Closing, which shall include, among other conditions: (a) Investor’s completion, to its satisfaction, of material business, financial and legal due diligence of Company; (b) Investor’s review and approval of all terms of this transaction and material documents necessary and appropriate to effectuate transaction; (c) receipt of all necessary comments and approvals and (d) an executed waiver by Investor in relation to the covenants in the Existing 2028 PIK Notes to allow for the issuance of these new contemplated 2029 PIK Notes and in relation to the use of the Non-Recourse Indebtedness Basket (such waiver to be built into the investment agreement to be signed with Investor).
Counterparts	This Term Sheet may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Term Sheet by signing any such counterpart. Counterparts may be delivered electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page left blank intentionally; signature pages follow below]

6

In witness whereof, the undersigned Investor hereby agrees to and accepts the terms and provisions set forth in the Term Sheet attached hereto, and executes and delivers this counterpart signature page thereto as an instrument under seal as of the respective date set forth below.

For Company		For Investor

SCHMID Group N.V.		Linden Advisors LP, on behalf of the funds managed by it

By:	/s/ Arthur Schuetz	By:	/s/ Saul Ahn

Name:	Arthur Schuetz	Name:	Saul Ahn

Title:	CFO	Title:	General Counsel / Authorized Signatory

Date:	July 1, 2026	Date:	July 1, 2026

7

EXHIBIT B

FORM OF INDENTURE

38

SCHMID GROUP N.V.,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

AND

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee

INDENTURE

Dated as of July [14], 2026

5.0% Convertible Senior PIK Toggle Notes due 2029

TABLE OF CONTENTS

i

INDENTURE dated as of July [•], 2026 between SCHMID Group N.V., a Dutch public limited liability company, as issuer (the “Company,” as more fully set forth in Section 1.01), the Guarantors party hereto from time to time and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee,” as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 5.0% Convertible Senior PIK Toggle Notes due 2029 (the “Notes”), and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture;

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided;

WHEREAS, the Notes will be guaranteed on a senior basis by the Initial Guarantor initially and any of the Company’s existing and future Subsidiaries to the extent required to become a Guarantor in the future, and each of the Guarantors party hereto has duly authorized the execution and delivery of this Indenture and the issuance of its Note Guarantee; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in this Indenture, the valid, binding and legal obligations of the Company and the Guarantors, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes and the Note Guarantees have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company and the Guarantors party hereto covenant and agree with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

Article 1
DEFINITIONS

Section 1.01            Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular unless the context requires otherwise.

“Additional Step-Up Interest” shall have the meaning specified in Section 2.03(e)(ii).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

"Agreed Guarantee Principles” shall have the meaning specified in Section 13.04.

“Applicable Call Price” shall have the meaning specified in the definition of Redemption Price in this Section 1.01.

“Applicable Conversion Price” means, with respect to any Notice of Conversion, the lowest of the prices determined pursuant to clauses (i) through (iii) of Section 14.01(c).

“Average VWAP Conversion Price” means 97% of the arithmetic average of the Daily VWAPs for the ten (10) Trading Days immediately preceding the Conversion Notice Date.

“Authorized Agent” shall have the meaning specified in Section 17.04.

“Board of Directors” means the board of directors (or the functional equivalent thereof) of the Company or any duly authorized committee of such board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors (or duly authorized committee thereof), and to be in full force and effect on the date of such certification.

“Business Combination Event” shall have the meaning specified in Section 11.01.

“Business Day” means, with respect to any Note, any day other than (i) a Saturday or a Sunday, (ii) or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed, or (iii) a day which is a public holiday in Stuttgart, Germany.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Capitalization Amount” means, for any Interest PIK Date, an amount per Note equal to the interest accrued on the principal amount of such Note as of the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, the interest accrued on the Initial Principal Amount) and not paid in cash, calculated at the PIK Interest Rate on the principal amount of such Note for which interest is not paid in cash for the period from, and including, such immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, the issue date of such Notes or such other date from which such Note bears interest as stated on such Note) to, but excluding, such Interest PIK Date.

“Capitalization Method” shall have the meaning specified in Section 2.03(d)(i).

“Capitalized Principal Amount” means, for any date, the principal amount per Note equal to the Initial Principal Amount of such Note, as increased on each Interest PIK Date occurring on or prior to such date by the Capitalization Amount for such Interest PIK Date, if any. When the term “principal amount” of any Note is used herein, such references shall be deemed to be references to the Capitalized Principal Amount of such Note, unless the context otherwise requires.

“Cash Interest Rate” means 5.0% per annum.

“Cash Method” shall have the meaning specified in Section 2.03(d)(i).

“Clause A Distribution” shall have the meaning specified in Section 14.04(c).

“Clause B Distribution” shall have the meaning specified in Section 14.04(c).

“Clause C Distribution” shall have the meaning specified in Section 14.04(c).

“close of business” means 5:00 p.m. (New York City time).

“Code” shall have the meaning specified in Section 17.17.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the ordinary shares of the Company, nominal value €0.01 per share, at the date of this Indenture, subject to Section 14.07.

“Company” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.

“Company Order” means a written order of the Company signed by any of its Officers and delivered to the Trustee.

“Conversion Agent” shall have the meaning specified in Section 4.02.

“Conversion Consideration” shall have the meaning specified in Section 14.12(a).

“Conversion Date” shall have the meaning specified in Section 14.02(c).

“Conversion Obligation” shall have the meaning specified in Section 14.01(a).

“Conversion Price” shall have meaning as determined in accordance with Section 14.01(c).

“Conversion Rate” shall have the meaning specified in Section 14.01(a).

“Conversion Notice Date” means the Trading Day on which a Holder delivers a Notice of Conversion in accordance with Section 14.02(b).

“Corporate Trust Office” means the designated office of the Trustee (or the Note Registrar or Paying Agent, as the case may be) at which at any time this Indenture shall be administered, which office at the date hereof is located at Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801, or such other address as the Trustee (or the Note Registrar or Paying Agent, as the case may be) may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor trustee (or successor Note Registrar or Paying Agent, as the case may be) (or such other address as such successor may designate from time to time by notice to the Holders and the Company and, in the case of a successor Note Registrar or Paying Agent, to the Trustee).

“Current Majority Shareholders” means Anette Schmid, Christian Schmid and/or any entities 100% beneficially owned by Anette Schmid and/or Christian Schmid.

“Custodian” means the custodian for The Depository Trust Company or other Depositary, with respect to the Global Notes, or any successor entity thereto.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SHMD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Redemption Price, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not paid when due or duly provided for.

“Default Interest” shall have the meaning specified in Section 2.03(c).

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(c) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Designated Financial Institution” shall have the meaning specified in Section 14.12(a).

“Distributed Property” shall have the meaning specified in Section 14.04(c).

“EDGAR” shall having the meaning specified in Section 4.06(b).

“Effective Date” shall mean the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Effectiveness Target Date” shall have the meaning specified in Section 2.03(e)(ii).

“Event of Default” shall have the meaning specified in Section 6.01.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Election” shall have the meaning specified in Section 14.12(a).

“Existing Notes” means the Company’s 7.0% convertible PIK notes due 2028 (CUSIP: 806861AA8).

“FATCA” shall have the meaning specified in Section 17.17.

“Foreign Entities” shall have the meaning specified in Section 17.04.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six (6) month period beginning on, and including, the date that is six (6) months after the last original issue date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time); provided, however, that from and after the date that is one year after the last original issue date of such Note, such Note will not be “Freely Tradable” unless such Note (x) is identified by an “unrestricted” CUSIP or ISIN number; and (y) is not represented by any certificate that bears the Restrictive Notes Legend. For the avoidance of doubt, whether a Note is deemed to be identified by a “restricted” CUSIP or ISIN number or to bear the Restrictive Notes Legend is subject to Section 2.05(c).

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)            a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries, any employee benefit plans of the Company and its Subsidiaries, or the Current Majority Shareholders, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock;

(b)            the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or a change solely in nominal value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)            the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d)            the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);

For purposes of this definition of “Fundamental Change,” any transaction or series of related transactions that constitute a Fundamental Change pursuant to both clause (a) and clause (b) of this definition (determined without regard to the proviso in clause (b) of this definition) shall be deemed a Fundamental Change solely under clause (b) of this definition (subject to such proviso).

“Fundamental Change Company Notice” shall have the meaning specified in Section 15.02(b).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.02(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 15.02(b)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.02(a).

“Global Note” shall have the meaning specified in Section 2.05(b).

“Guarantors” means each of (i) the Initial Guarantor and (ii) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered on the Note Register.

“Indebtedness” means, with respect to any Person, without duplication: (1) all indebtedness of such Person for borrowed money; (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments; (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP or IFRS, as applicable; (5) all obligations of such Person as lessee under any capital lease or finance lease; (6) all Guarantees by such Person of Indebtedness of another Person; (7) all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; and (8) all obligations of such Person under hedging or derivative arrangements, to the extent such obligations would be required to be recorded as liabilities on a balance sheet prepared in accordance with GAAP or IFRS, as applicable. The amount of indebtedness of any Person will be deemed to be: (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; (B) with respect to any hedging arrangement, the net amount payable if such hedging arrangement terminated at that time due to default by such Person; or (C) otherwise, the outstanding principal amount thereof.

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Initial Fixed Conversion Price” means $10.50 per share (as equitably adjusted for stock splits, combinations and the like).

"Initial Guarantor" means Gebr. Schmid GmbH, a Subsidiary of the Company.

“Initial Step-Up Interest” shall have the meaning specified in Section 2.03(e)(i).

“Interest Payment Date” means each March [15], June [15], September [15] and December [15] of each year, beginning on December [15], 2026 (or, if such date is not a Business Day, the next succeeding Business Day).

“Interest PIK Date” means each Interest Payment Date with respect to which the Company elects (or is deemed to have elected) to pay interest accrued on the Notes to, but excluding, such Interest Payment Date by the Capitalization Method pursuant to Section 2.03(d) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Agreement" means the Investment Agreement, dated as of July [7], 2026, between the Company, the Guarantor and the Holders.

“Last Reported Sale Price” of the Common Stock (or any other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Lien” means any mortgage, security interest, pledge, lien, charge or other similar encumbrance of any kind whatsoever.

“Limitation” shall have the meaning specified in Section 14.02(k).

“Lowest Absolute Conversion Price” means $1.93 per share (as equitably adjusted for stock splits, combinations and the like).

“Lowest VWAP Conversion Price” means 97% of the lowest Daily VWAP on any of the five (5) Trading Days immediately preceding the Conversion Notice Date.

“Mandatory Redemption Amount” means, with respect to a Mandatory Redemption Event, an amount payable in cash representing an aggregate principal amount of Notes equal to $1,500,000, in accordance with Section 4.17.

“Mandatory Redemption Event” means after the Registration Statement has been declared effective, a Registration Default occurs and continues for ten (10) consecutive Trading Days.

“Mandatory Redemption Record Date” shall have the meaning specified in Section 4.17(c).

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means January [___], 2029.

“Merger Event” shall have the meaning specified in Section 14.07(a).

“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture.

“Notes Fungibility Date” means the date, if any, following the Resale Restriction Termination Date on which all of the Rule 144A Notes and all of the Regulation S Notes are no longer Restricted Securities, do not bear the restrictive legend required by Section 2.05(c), are fungible for U.S. securities law purposes and are assigned an identical, unrestricted CUSIP number.

“Note Guarantee” means the guarantee, as set out in this Indenture, by any Guarantor of the Company’s Obligations under this Indenture and the Notes.

“Note Register” shall have the meaning specified in Section 2.05(a).

“Note Registrar” shall have the meaning specified in Section 2.05(a).

“Notice of Conversion” shall have the meaning specified in Section 14.02(b).

“Obligations” shall have the meaning specified in Section 13.01.

“Officer” means, with respect to the Company, the Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or any Assistant Treasurer, the Controller or any Assistant Controller or the Secretary or any Assistant Secretary.

“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed by any Officer of the Company. Each such certificate shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section. The Officer giving an Officer’s Certificate pursuant to Section 4.09 shall be the principal executive, financial or accounting officer of the Company.

“open of business” means 9:00 a.m. (New York City time).

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, or other counsel who is reasonably acceptable to the Trustee, that is delivered to the Trustee. Each such opinion shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section 17.05.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a)            Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b)            Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(c)            Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d)            Notes converted pursuant to Article 14 and required to be cancelled pursuant to Section 2.08;

(e)            Notes repurchased by the Company and surrendered to the Trustee for cancellation pursuant to the last sentence of Section 2.10; and

(f)            Notes disregarded pursuant to Section 8.04.

“Paying Agent” shall have the meaning specified in Section 4.02.

“Permitted Lien” means:

(1) Liens existing or outstanding as of the date of this Indenture in relation to all Group 14 Technologies Inc. shares held by the Company and any Liens existing, outstanding or contractually agreed as of the date of this Indenture in the instruments set out in Exhibit C.

(2) Liens imposed by law, such as materialmen’s, workmen’s or repairmen’s, carriers’, warehousemen’s and mechanic’s Liens or other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing debt;

(5) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such properties;

(6) Liens securing reimbursement obligations with respect to letters of credit (including with respect to any Avalkredite (i.e. German law letter of credits or bank guarantee letter of credits) that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(7) judgment liens incurred as a result of a judgment by a court of competent jurisdiction, so long as no Event of Default (as defined in the Indenture) then exists as a result thereof;

(8) Liens on property (including Capital Stock (as defined in the Indenture)) of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with the Company or any Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged with or into or consolidated with the Company or any Subsidiary;

(9) Liens in the ordinary course of business on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(10) Liens on cash (or the accounts in which such cash is held) or other property arising in connection with the defeasance, discharge or redemption of debt;

(11) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, licenses, subleases and sublicenses of assets in the ordinary course of business and Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(13) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any real property leased by the Company or any Subsidiary and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(14) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities; and

(15) pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of business or operations as Liens only for debt to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Physical Notes” means permanent certificated Notes in registered form issued in denominations of $1.00 principal amount and integral multiples thereof.

“Physical Settlement” shall have the meaning specified in Section 14.02(a).

“PIK Interest” means any interest paid pursuant to Section 2.03(d) by the Capitalization Method.

“PIK Interest Rate” means 5.0% per annum.

“PIK Notes” shall have the meaning specified in Section 2.03(d)(ii).

“PIK Payment” means the payment of any PIK Interest on the Notes.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“Pricing Date” means the date of the Investment Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, contract or otherwise).

“Redemption Price” means, for any Notes to be redeemed, 108% of the Capitalized Principal Amount of such Notes, plus accrued interest that has not been paid or capitalized, if any, to, but excluding, the redemption date (unless the redemption date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid in cash at the Cash Interest Rate to Holders of record of such Notes as of the close of business on such Regular Record Date (notwithstanding any prior election (or deemed election) by the Company to pay such interest pursuant to the Capitalization Method)(the “Applicable Call Price”).

“Reference Property” shall have the meaning specified in Section 14.07(a).

“Registration Default” shall mean any failure by the Company to comply with its obligations with respect to the Registration Statement, including, without limitation, (a) if the Registration Statement, after having been declared effective by the Commission, ceases to be effective or is not usable for resale of the shares of Common Stock issuable upon conversion of the Notes for any reason or (b) the Company fails to maintain the effectiveness of the Registration Statement or otherwise fails to satisfy the conditions necessary to permit the resale of such shares of Common Stock pursuant to the Registration Statement, and, in each case, such failure continues for the applicable grace period (if any) provided herein.

“Registration Statement” shall have the meaning specified in Section 2.03(e)(i).

“Registration Statement Effective Date” shall mean the first date on which the Registration Statement has been declared effective by the Commission and is available for the resale of all shares of Common Stock issuable upon conversion of the Notes.

“Regular Record Date,” with respect to any Interest Payment Date, means the [March 1, June 1, September 1 and December 1] (whether or not such day is a Business Day) immediately preceding the applicable [March 15, June 15, September 15 and December 15] Interest Payment Date, respectively.

“Regulation S” means Regulation S under the Securities Act or any successor to such regulation.

“Regulation S Notes” means the Notes initially offered and sold outside the United States pursuant to Regulation S.

“Resale Restriction Termination Date” shall have the meaning specified in Section 2.05(c).

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Securities” shall have the meaning specified in Section 2.05(c).

“Restrictive Notes Legend” shall have the meaning specified in Section 2.05(c).

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Rule 144A” means Rule 144A as promulgated under the Securities Act.

“Rule 144A Notes” means the Notes initially offered and sold pursuant to Rule 144A.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 14.02(a).

“Settlement Method” means, with respect to any conversion of Notes, Physical Settlement.

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Spin-Off” shall have the meaning specified in Section 14.04(c).

“Step-Up Interest” shall mean, collectively, Initial Step-Up Interest and Additional Step-Up Interest, in each case payable pursuant to Section 2.03(e).

“Subordination Agreement” means the subordination agreement dated July [___], 2026 among Anette Schmid, Christian Schmid, Schmid Grundstücke GmbH & Co. KG, Schmid Verwaltungs GmbH, the Initial Guarantor, the Trustee and the initial beneficial holders of the Notes.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Successor Company” shall have the meaning specified in Section 11.01(a).

“Trading Day” means, except for determining amounts due upon conversion as set forth below, a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Stock Market or, if the Common Stock (or such other security) is not then listed on The Nasdaq Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on The Nasdaq Stock Market or, if the Common Stock is not then listed on The Nasdaq Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transaction Documents” shall include the Notes, this Indenture, the Note Guarantee, the Investment Agreement and the Registration Rights Agreement, dated as of July [14], 2026, between the Company and the Holders.

“transfer” shall have the meaning specified in Section 2.05(c).

“Trigger Event” shall have the meaning specified in Section 14.04(c).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“unit of Reference Property” shall have the meaning specified in Section 14.07(a).

“U.S. Person” shall have the meaning as such term is defined under Regulation S.

“Valuation Period” shall have the meaning specified in Section 14.04(c).

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%,” the calculation of which shall exclude nominal amounts of the voting power of shares of Capital Stock or other interests in the relevant Subsidiary not held by such person to the extent required to satisfy local minority interest requirements outside of the United States.

Section 1.02            References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Step-Up Interest and Default Interest if, in such context, Step-Up Interest or Default Interest is, was or would be payable pursuant to any of Section 2.03(c), Section 4.04(c) and Article 6. Unless the context otherwise requires, any express mention of Step-Up Interest, Default Interest or interest in any provision hereof shall not be construed as excluding Step-Up Interest, Default Interest or interest in those provisions hereof where such express mention is not made. Unless the context otherwise requires, any reference to accrued interest on, or in respect of, any Note that has not been paid or capitalized in this Indenture shall be deemed to refer to the amount of such interest that would have accrued as of the relevant time at the applicable Cash Interest Rate as if the Company had elected the Cash Method in respect of all of the relevant interest (whether or not the Company actually elected the Cash Method and notwithstanding any prior election (or deemed election) by the Company to pay such interest pursuant to the Capitalization Method).

Article 2
ISSUE, DESCRIPTION, EXECUTION,
REGISTRATION AND EXCHANGE OF NOTES

Section 2.01            Designation and Amount. The Notes shall be designated as the “5.0% Convertible Senior PIK Toggle Notes due 2029.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $20,000,000, subject to Section 2.10 and except as a result of an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, for Notes authenticated and delivered upon the issuance of PIK Notes or for registration or transfer of, or in exchange for, or in lieu of other Notes to the extent permitted hereunder. The Notes shall be issued in a single tranche in an initial aggregate principal amount of $20,000,000 on or about the fifth Business Day following the Pricing Date (T+5), subject to the terms and provisions of this Indenture. The Notes shall be issued at an issue price equal to 99% of their principal amount.

Section 2.02            Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect PIK Interest, redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03            Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a)  The Notes shall be issuable in registered form without coupons in minimum denominations of $1.00 principal amount and integral multiples thereof. PIK Interest on the Notes shall be paid in minimum denominations of $1.00 and integral multiples thereof, rounded up to the nearest $1.00. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(b)            The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The Capitalized Principal Amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Company designated by the Company for such purposes in the contiguous United States, which shall initially be the Corporate Trust Office and (y) in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Company shall pay or cause the Paying Agent to pay interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each such Holder or, upon written application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States if such Holder has provided the Company, the Trustee or the Paying Agent (if other than the Trustee) with the requisite information necessary to make such wire transfer, which application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(c)            Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest at the rate equal to 2.0% per annum (“Default Interest”) (which shall be in addition to, not in lieu of, the interest payable pursuant to this Indenture and the Notes), subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such Default Interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(i)            The Company may elect to make payment of any Defaulted Amounts and Default Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts and Default Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts and Default Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts and Default Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts and Default Interest as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts and Default Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall consent to an earlier date). The Company shall promptly notify the Trustee in writing of such special record date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Amounts and Default Interest and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date; provided that the Trustee has received such notice at least two Business Days prior to the date such notice is to be sent (or such shorter period as shall be acceptable to the Trustee). Notice of the proposed payment of such Defaulted Amounts and Default Interest and the special record date therefor having been so delivered, such Defaulted Amounts and Default Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(c). The Trustee shall have no responsibility whatsoever for the calculation of the Defaulted Amounts and Default Interest.

(ii)            The Company may make payment of any Defaulted Amounts and Default Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

(d)

(i)            The Company may, at its option, elect to pay interest on the Notes on any Interest Payment Date (a) by paying an amount in cash on such Interest Payment Date equal to all or a portion of interest accrued from, and including, the immediately preceding Interest Payment Date (or if there is no immediately preceding Interest Payment Date, from, and including, the issue date of such Notes or such other date from which such Note bears interest as stated on such Note) on the principal amount as of the immediately preceding Interest Payment Date (or if there is no immediately preceding Interest Payment Date, on the Initial Principal Amount), calculated at the Cash Interest Rate (the “Cash Method”) and (b) to the extent not paid by the Cash Method, by payment-in-kind, in the case of Global Notes, by increasing the principal amount of such Global Notes by the Capitalization Amount for such Interest Payment Date or, in the case of Physical Notes, by issuing PIK Notes in the form of Physical Notes (the “Capitalization Method”); provided that on any Interest Payment Date on which the Company pays interest using the Capitalization Method, the aggregate Capitalization Amount shall be rounded up to the nearest $1.00; and provided further that for any Notes (1) surrendered for conversion after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (2) repurchased on a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date, any Capitalization Amount that would have been paid as PIK Interest for such Notes on such corresponding Interest Payment Date shall instead be paid in cash at the Cash Interest Rate to the relevant Holder(s) of such Notes as of such Regular Record Date, and no such PIK Payment shall be made on account of such Notes (notwithstanding any prior election (or deemed election) by the Company to pay such interest pursuant to the Capitalization Method for such Notes). The Company shall elect the method of paying interest on an Interest Payment Date by delivering a notice to the Trustee and Holders on or prior to ten (10) Business Days immediately preceding the relevant Interest Payment Date identifying the method selected and (a) the amount of cash interest to be paid and/or (b) the amount of PIK Interest to be paid, as applicable. In the absence of such an election with respect to an Interest Payment Date, the Company shall be deemed to have elected the Capitalization Method for all of the interest due on such Interest Payment Date. All interest payable in respect of the Interest Payment Date scheduled to occur on the Maturity Date shall be paid entirely by the Cash Method.

(ii)            The Company shall make payments of interest by the Cash Method in accordance with Section 4.01 (and Section 2.03(c), in the case of Defaulted Amounts). The Company shall make payments of interest by the Capitalization Method, (x) if the Notes are represented by one or more Physical Notes, by issuing additional Physical Notes to the relevant record Holder on the relevant Interest Payment Date (the “PIK Notes”) in an aggregate principal amount equal to the relevant Capitalization Amount (rounded up to the nearest $1.00) and the Trustee will, upon receipt of a Company Order, authenticate and deliver such PIK Notes in the form of Physical Notes for original issuance to the Holders on the relevant Regular Record Date, as shown in the Note Register, and (y) if the Notes are represented by one or more Global Notes registered in the name of, or held by, the Depositary or its nominee on the relevant Regular Record Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00), and the Trustee, upon receipt of a Company Order, will increase the principal amount of the outstanding Global Note by such amount. The issuance of any PIK Notes or the increase in the principal amount of the Global Note shall be computed on the basis of the aggregate principal amount of the Notes held by a Holder. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes shall bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued as Physical Notes shall be dated as of the applicable Interest Payment Date and shall bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment shall be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes issued on the initial issue date of such Notes. Any PIK Notes shall be issued with the description PIK on the face of such Note, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment. The Notes issued on the initial issue date and any PIK Notes shall be treated as a single class for all purposes under this Indenture.

(e)

(i)             If the registration statement (the “Registration Statement”) covering the resale of the shares of Common Stock issuable upon conversion of the Notes (and covering the maximum number of additional shares of Common Stock that may be issuable pursuant to conversions of the PIK Notes) has not been filed by the Company or has not been declared effective by the Commission or is otherwise not usable for such resale on or prior to August 15, 2026 (the “Effectiveness Target Date”), then, beginning on the day immediately following the Effectiveness Target Date, the interest rate applicable to the Notes (in relation to the principal amount then outstanding) shall automatically increase by 1.0% per annum (the “Initial Step-Up Interest”).

(ii)            If the Registration Statement has not been filed by the Company or has not been declared effective by the Commission by the date that is one month after the Effectiveness Target Date, then, beginning on such date, and on each monthly anniversary thereof for so long as the Registration Statement has not been filed and declared effective by the Commission, the interest rate applicable to the Notes (in relation to the principal amount then outstanding) shall automatically further increase by an additional 0.50% per annum for each full month period or fraction thereof during which there is no effective Registration Statement on file with the Commission (each, an “Additional Step-Up Interest”).

(iii)           Step-Up Interest shall continue to accrue until the date on which the Registration Statement is declared effective by the Commission, at which time the interest rate applicable to the Notes shall automatically decrease by the aggregate amount of Step-Up Interest then in effect and revert to the otherwise applicable rate under this Indenture as if no Step-Up Interest had accrued.

(iv)           All Step-Up Interest shall accrue on the outstanding principal amount of the Notes and shall be payable in the same manner, at the same times and subject to the same terms (including the Company’s election of the Cash Method or the Capitalization Method) as interest otherwise payable on the Notes pursuant to Section 2.03.

(v)            Step-Up Interest is separate from, and in addition to, any Default Interest that may accrue pursuant to Section 2.03(c) or Article 6. The accrual or payment of Step-Up Interest shall not, by itself, constitute or give rise to a Default or an Event of Default. For the avoidance of doubt, Step-Up Interest shall accrue in addition to all other interest payable pursuant to this Indenture and the Notes, subject to the enforceability thereof under applicable law.

(vi)           The increase and decrease of the interest rate pursuant to this Section 2.03(e) shall occur automatically and without the need for any notice, demand or other action by the Company, the Trustee or any Holder.

(vii)          The Company shall promptly notify the Trustee and the Holders in writing regarding the day on which any Step-Up Interest first becomes effective, specifying the applicable increase in the interest rate and the date on which such Step-Up Interest commenced. The Company shall also notify the Trustee and the Holders promptly regarding the day on which Step-Up Interest ceases to apply or reverts, of the cessation of such Step-Up Interest and the interest rate applicable to the Notes thereafter. The Trustee shall be entitled to rely conclusively on such notice and shall have no duty to monitor, determine or independently verify the commencement, accrual, calculation or cessation of any Step-Up Interest. "Promptly" in relation to this subsection means not more than two (2) Business Days following the date that the relevant Step-Up Interest becomes effective.

Section 2.04            Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual, facsimile or other electronic signature of one of the Officers of the Company.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order (such Company Order to include the terms of the Notes) for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes, without any further action by the Company hereunder; provided that, subject to Section 17.05, the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Company with respect to the issuance, authentication and delivery of such Notes.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually or electronically by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.

Section 2.05            Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary. (a)  The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The entity acting as Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.

Prior to the Notes Fungibility Date, upon surrender for registration of transfer of any Rule 144A Note or Regulation S Note, as the case may be, to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Rule 144A Notes or Regulation S Notes, as the case may be, of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture. Following the Notes Fungibility Date, upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount not bearing the restrictive legend required by Section 2.05(c).

Prior to the Notes Fungibility Date, Rule 144A Notes and Regulation S Notes, as the case may be, may be exchanged for other Rule 144A Notes or Regulation S Notes, as the case may be, of any authorized denominations and of a like aggregate principal amount, upon surrender of the Rule 144A Notes or Regulation S Notes, as the case may be, to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Rule 144A Notes or Regulation S Notes, as the case may be, are so surrendered for exchange, the Company shall execute, and upon receipt of a Company Order, the Trustee shall authenticate and deliver, the Rule 144A Notes or Regulation S Notes, as the case may be, that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding. Following the Notes Fungibility Date, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount but not bearing the applicable restrictive legend required by this Indenture, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, redemption, repurchase or conversion shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company and Trustee may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange for other Notes or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b)            So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c) all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. Each Global Note shall bear the legend required on a Global Note set forth in Exhibit A hereto. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor. Prior to the Notes Fungibility Date, the Rule 144A Notes shall be represented by one or more Global Notes and the Regulation S Notes shall be represented by one or more separate Global Notes. Following the Notes Fungibility Date, the Rule 144A Notes and the Regulation S Notes may be represented by one or more of the same Global Notes.

(c)            Every Note that bears or is required under this Section 2.05(c) to bear the Restrictive Notes Legend (together with any Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the Restrictive Notes Legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(d), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Until the date (the “Resale Restriction Termination Date”) that is the later of (1) the date that is one year after the last date of original issuance of the Notes, or such shorter period of time as permitted by Rule 144 or any successor provision thereto, and (2) such later date, if any, as may be required by applicable law, any certificate evidencing such Note (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 2.05(d), if applicable) shall bear a legend in substantially the following form (the “Restrictive Notes Legend”) (unless such Notes have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Trustee):

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)            REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS (A) A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) NOT A U.S. PERSON AND LOCATED OUTSIDE THE UNITED STATES (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)            AGREES FOR THE BENEFIT OF SCHMID GROUP N.V. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY, OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)            TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)            PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)            TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)            TO A NON-U.S. PERSON LOCATED OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR

(E)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

No transfer of any Note prior to the Resale Restriction Termination Date will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restrictive Notes Legend required by this Section 2.05(c) and shall not be assigned a restricted CUSIP number. The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) through (iii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Notes Legend specified in this Section 2.05(c) and shall not be assigned a restricted CUSIP number. The Company shall promptly notify the Trustee (i) upon the occurrence of the Resale Restriction Termination Date and (ii) after a registration statement, if any, with respect to the Notes or any Common Stock issued upon conversion of the Notes has been declared effective under the Securities Act. Upon notice of the Resale Restriction Termination Date in accordance with the immediately preceding sentence, the legend set forth above shall be deemed removed from the Note, with no further action required by the Company, the Trustee, or, if applicable, the Depositary; at such time, such Note will be deemed to be identified by the “unrestricted” CUSIP and ISIN numbers provided in the certificate representing such Note; provided, however, that if such Note is a Global Note and the Depositary requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers in the facilities of such Depositary, then (x) the Company will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of Section 4.06 and the definition of Freely Tradable, such Global Note will not be deemed to be identified by “unrestricted” CUSIP and ISIN numbers until such time as such exchange or procedure is effected.

Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the entity acting as Custodian.

If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and, subject to the Depositary’s applicable procedures, a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate and a Company Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

None of the Company, the Guarantors, the Trustee or any agent of the Company, the Guarantors or the Trustee shall have any responsibility or liability for any act or omission of the Depositary or for the payment of amounts to owners of beneficial interest in a Global Note, for any aspect of the records relating to or payments made on account of those interests by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to those interests.

(d)            Until the Resale Restriction Termination Date, any stock certificate representing Common Stock issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of a Note that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)            REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS (A) A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) NOT A U.S. PERSON AND LOCATED OUTSIDE THE UNITED STATES (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)            AGREES FOR THE BENEFIT OF SCHMID GROUP N.V. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE SERIES OF NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)            TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)            PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)            TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)            TO A NON-U.S. PERSON LOCATED OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR

(E)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(E) ABOVE, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 2.05(d).

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(e)            Any Note or Common Stock issued upon the conversion or exchange of a Note that is repurchased or owned by the Company or any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months immediately preceding) may not be resold by the Company or such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

Section 2.06            Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute, and upon receipt of a Company Order the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for required repurchase or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent evidence of their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, redemption, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, redemption, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07            Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

Section 2.08            Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment at maturity, redemption, registration of transfer or exchange or conversion (other than any Notes exchanged pursuant to Section 14.12), if surrendered to any Person that the Company controls, to be delivered to the Trustee for cancellation. All Notes delivered to the Trustee shall be canceled promptly by it. No Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, after such disposition, shall deliver a certificate of such disposition to the Company, at the Company’s written request in a Company Order.

Section 2.09            CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” numbers as they appear on any Note, notice or elsewhere, and, provided, further, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.10            Additional Notes; Repurchases. The Company may, without the consent of, or notice to, the Holders and notwithstanding Section 2.01, reopen this Indenture and issue additional Notes hereunder (in addition to any PIK Notes) with the same terms as the Notes initially issued hereunder (other than differences in the issue date, the issue price, interest accrued prior to the issue date of such additional Notes and, if applicable, restrictions on transfer in respect of such additional Notes) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities law purposes, such additional Notes shall have one or more separate CUSIP numbers. Prior to the issuance of any such additional Notes, the Company shall deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters, in addition to those required by Section 17.05, as the Trustee shall reasonably request. In addition, subject to applicable law, the Company or its Subsidiaries may directly or indirectly repurchase Notes in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives. The Company may, at its option and to the extent permitted by applicable law, reissue, resell or surrender to the Trustee for cancellation any Notes that the Company may repurchase, in the case of a reissuance or resale, so long as such Notes do not constitute Restricted Securities upon such reissuance or resale. Any Notes that the Company or its Subsidiaries may repurchase will be considered outstanding for all purposes herein (other than, at any time when such Notes are held by the Company, any of its Subsidiaries or Affiliates or any subsidiary of any of the Company’s Affiliates, for the purpose of determining whether Holders of the requisite aggregate principal amount of the Notes have concurred in any direction, consent, waiver or other action under this Indenture) unless and until such time the Company surrenders the Notes to the Trustee for cancellation and, upon receipt of a Company Order, the Trustee will cancel all the Notes so surrendered.

Article 3
SATISFACTION AND DISCHARGE

Section 3.01            Satisfaction and Discharge. (a) This Indenture and the Notes shall cease to be of further effect when (i) all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06 and (y) Notes for whose payment money has heretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 4.04(d)) have been delivered to the Trustee for cancellation; or (ii) the Company or any Guarantor has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash, shares of Common Stock or a combination thereof, as applicable, solely to satisfy the Company’s Conversion Obligation, sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture or the Notes by the Company and the Guarantors; and (b) the Trustee upon request of the Company contained in an Officer’s Certificate and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture and the Notes, when the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture and the Notes have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company and the Guarantors to the Trustee under Section 7.06 shall survive.

Article 4
PARTICULAR COVENANTS OF THE COMPANY

Section 4.01            Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Section 4.02            Maintenance of Office or Agency. The Company will maintain in the contiguous United States, an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee in the contiguous United States.

The Company may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States, for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the entity acting as Trustee as the Paying Agent, Note Registrar and Conversion Agent and the Corporate Trust Office as the office or agency in the contiguous United States, where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served; provided that the Corporate Trust Office shall not be a place for service of legal process for the Company.

Section 4.03            Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04            Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the entity acting as Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i)             that it will hold all sums held by it as such agent for the payment of the principal (including funds for payment of the Redemption Price, the Fundamental Change Repurchase Price, and the Mandatory Redemption Amount, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii)            that it will give the Trustee prompt notice of any failure by the Company to make any payment of the principal (including payment of the Redemption Price, the Fundamental Change Repurchase Price, and the Mandatory Redemption Amount) of, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii)            that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Redemption Price, the Fundamental Change Repurchase Price, and the Mandatory Redemption Amount) or accrued and unpaid interest, and (unless such Paying Agent is the entity acting as Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 10:00 a.m., New York City time, on such date.

(b)            If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Redemption Price, the Fundamental Change Repurchase Price and the Mandatory Redemption Amount, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Redemption Price, the Fundamental Change Repurchase Price, and the Mandatory Redemption Amount) and accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same shall become due and payable.

(c)            Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts. Upon the occurrence of any event specified in Section 6.01(k) or Section 6.01(l), the Trustee shall automatically become the Paying Agent.

(d)            Subject to applicable escheatment laws, any money and shares of Common Stock deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company and the Guarantors for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money and shares of Common Stock, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 4.05            Existence. Subject to Article 11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.06            Rule 144A Information Requirement and Annual Reports; Financial Statements. (a) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A.

(b)            The Company shall file with the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any annual reports or reports of foreign private issuer (on Form 20-F or Form 6-K or any respective successor form) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the Commission, and giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor thereto)). Any such document or report that the Company files with the Commission via the Commission’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system (or any successor system) shall be deemed to be filed with the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or such successor), it being understood that the Trustee shall have no responsibility to determine if any documents have been filed. Delivery of the reports, information and documents described in this subsection (b) to the Trustee is for informational purposes only, and the information and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and the Guarantors’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness, or content of such reports. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the Commission or posted to any website or participate in any conference calls.

(c)            The Company shall deliver to the Trustee: (i) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of the Company, prepared in accordance with GAAP or IFRS, together with an unqualified audit opinion of an independent registered public accounting firm without any going concern qualification, explanatory paragraph or exception and (ii) within one hundred eighty (180) days after the end of the second fiscal quarter of each fiscal year, unaudited consolidated interim financial statements of the Company, prepared in accordance with GAAP or IFRS.

The “grace periods” referred to in the preceding paragraph with respect to any report will include the maximum period afforded by Rule 12b-25 (or any successor rule thereto) under the Exchange Act regardless of whether the Company files, or indicates in the related Form 12b-25 (or any successor form thereto) that the Company expects to or will file, such report before the expiration of such maximum period.

Section 4.07         Investment Company Act. The Company covenants that for the period of time during which Notes are outstanding, the Company shall not violate, whether or not the Company is subject to, Section 18(a)(1)(A) as modified by Section 61(a), each of the Investment Company Act or any successor provisions thereto of the Investment Company Act, as such obligation may be amended or superseded but giving effect to any exemptive or no-action relief that may be granted to the Company by the Commission.

Section 4.08         Stay, Extension and Usury Laws. Each of the Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.09         Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2026) an Officer’s Certificate stating whether the signers thereof have knowledge of any Event of Default or Default that occurred during the previous year and, if so, specifying each such Event of Default or Default and the nature thereof.

In addition, the Company shall deliver to the Trustee, within 30 days after the Company obtains knowledge of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof; provided that the Company is not required to deliver such Officer’s Certificate if the event that would constitute a Default or Event of Default has been cured or waived before the date the Company is required to deliver such Officer’s Certificate. Each such Officer’s Certificate shall also state whether any Mandatory Redemption Event has occurred or is continuing during the applicable period.

Section 4.10         Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.11         Books and Records; Inspection. The Company shall keep proper books and records of account in accordance with GAAP or IFRS. Upon reasonable prior notice and during normal business hours, the Company shall permit the Trustee (or its representatives) to inspect such books and records and discuss the Company’s affairs, finances and accounts with senior management.

Section 4.12         Payment of Taxes. The Company shall pay and discharge all taxes, assessments and governmental charges imposed upon it or its properties, except to the extent the same are being contested in good faith by appropriate proceedings and adequate reserves have been established in accordance with GAAP or IFRS.

Section 4.13         Conduct of Business; Permits and Licenses. The Company shall conduct their businesses in the ordinary course in a manner consistent with past practice, except as otherwise permitted under the Transaction Documents. The Company shall also maintain all material permits, licenses, approvals and authorizations necessary for the conduct of their respective businesses.

Section 4.14         Compliance with Laws and Material Agreements. The Company shall comply in all material respects with all applicable laws, rules and regulations and perform its obligations under all material agreements, except for the ongoing dispute between the Company and Validus Broker Dealer Investment Mgmt. Co. LLC (or Validus/StratCap LLC) in relation to the promissory note issued to Validus Broker Dealer Investment Mgmt. Co. LLC.

Section 4.15         Use of Proceeds. The Company shall use the net proceeds from the issuance of the Notes solely for the purposes described in the Transaction Documents and not for any other purpose prohibited by any Transaction Document.

Section 4.16         Limitation on Indebtedness and Liens; Restricted Transactions. So long as the outstanding Capitalized Principal Amount of the Notes, together with any accrued but unpaid interest thereon, exceeds $9,000,000, each of the Company covenants, and the Guarantor covenants with respect to itself, that:

(a)         neither the Company nor any Guarantor shall incur, create, assume or otherwise become liable with respect to any additional Indebtedness that ranks senior to or pari passu with the Notes, if the aggregate principal amount of such Indebtedness (excluding the Notes) would exceed $200,000 at any time outstanding.

(b)         the Company shall not permit any Significant Subsidiary of the Company (other than the Guarantor) to incur, create, assume or otherwise become liable with respect to any additional Indebtedness if the aggregate principal amount of such Indebtedness would exceed $200,000 at any time outstanding; provided that the Company’s indirect 100% owned Chinese subsidiaries SCHMID Technology (Guangdong) Co., Ltd. (STG) and SCHMID Trading (Zhongshan) Co. Ltd. may incur combined new indebtedness in an aggregate principal amount not to exceed EUR 20,000,000 (or its equivalent), provided that (i) such indebtedness is non-recourse to the Company and to the Guarantor and (ii) no Guarantor provides any guarantee, keepwell, comfort undertaking, security interest or other credit support in respect thereof.

(c)         neither the Company nor any Guarantor shall create, incur, assume or permit to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens.

(d)         the Company shall not declare or make, directly or indirectly, any dividend or other distribution, whether in cash, securities or other property, on account of, or any payment to purchase, redeem, retire or otherwise acquire, any equity interests, including any Capital Stock, membership interests, partnership interests or other ownership interests, of the Company or any of its Subsidiaries.

(e)         neither the Company nor any Guarantor shall consolidate or merge with or into, or transfer, lease or otherwise dispose of all or substantially all of its assets to, any other Person, except (i) any merger or consolidation the result of which the Company or the Guarantor, as applicable, is the surviving entity and (ii) transfers, leases or other dispositions of assets in the ordinary course of business that do not constitute a transfer of all or substantially all of the assets of the Company or the Guarantor, as applicable.

Section 4.17         Mandatory Redemption.

(a)         Upon the occurrence of a Mandatory Redemption Event, the Company shall be required to make the payments described in this Section 4.17.

(b)         Within fifteen (15) Business Days following the occurrence of a Mandatory Redemption Event, the Company shall pay to the Holders, in cash, the Mandatory Redemption Amount. Each Mandatory Redemption Amount shall be applied as a reduction of the outstanding principal of the Notes and deemed a mandatory redemption of such Notes at Applicable Call Price at the time such Mandatory Redemption Amount is due and payable.

(c)         The Company shall fix a record date for each Mandatory Redemption Amount, which shall be five (5) Business Days prior to the date such Mandatory Redemption Amount is to be paid (the “Mandatory Redemption Record Date”), and the Mandatory Redemption Amount shall be payable only to Holders of record as of the close of business on such Mandatory Redemption Record Date.

(d)         If a Mandatory Redemption Event is continuing, the Company shall continue to pay the Mandatory Redemption Amount on a monthly basis, with each such payment due within fifteen (15) Business Days after the end of each successive monthly period, until such Mandatory Redemption Event has been cured or waived in accordance with this Indenture.

(e)         Mandatory Redemption payments shall be made solely in cash, and once payment is made, no Holder shall have any right to convert, exchange or otherwise receive shares of Common Stock in respect of any Mandatory Redemption Amount.

(f)         Failure by the Company to pay any Mandatory Redemption Amount when due under this Section 4.17 shall constitute a Default and, if continuing for the applicable grace period under Section 6.01(i), an Event of Default (for the avoidance of doubt, the occurrence of a Mandatory Redemption Event shall not, by itself, constitute an Event of Default).

(g)         Any Mandatory Redemption Amount paid pursuant to this Section 4.17 shall reduce, dollar-for-dollar, the outstanding Capitalized Principal Amount of the Notes for all purposes of this Indenture, including conversion, redemption and repayment at maturity. Any payment made pursuant to this Section 4.17 shall be treated as a payment of principal for all purposes of this Indenture.

(h)         The Company shall promptly notify the Trustee and the Holders in writing of the occurrence of each payment of a Mandatory Redemption Amount at least five (5) Business Days prior to the required payment. Each such notice shall also include the Mandatory Redemption Record Date. The Trustee shall be entitled to rely conclusively on such notice and shall have no duty to monitor, determine or independently verify the commencement or cessation of any Mandatory Redemption Event.

Article 5
LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE

Section 5.01         Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 15 days after each June 1 and December 1 in each year beginning with December 1, 2026, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 15 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the entity acting as Trustee is acting as Note Registrar.

Section 5.02         Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the entity acting as Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.

Article 6
DEFAULTS AND REMEDIES

Section 6.01         Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a)         default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(b)         default in the payment of principal of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c)         failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right (following such Holder providing all required technical documentation for the issuance of shares of the Company to the Holder as a result of the exercise of such Holder's conversion right as set out in Section 14.02(b)) and such failure continues for five (5) Business Days;

(d)         failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 15.02(b), or notice of a specified corporate transaction in accordance with Section 14.01(b)(ii) or 14.01(b)(iii), in each case when due and, except with respect to any notice of a specified corporate transaction in accordance with Section 14.01(b)(ii), such failure continues for three (3) Business Days;

(e)         failure by the Company to comply with the obligation set forth under Section 4.06, and such failure continues for a period of 60 days;

(f)         failure by the Company to comply with its obligations under Section 4.07;

(g)         failure by the Company or any Guarantor to comply with its obligations under Article 11;

(h)         failure by the Company or any Guarantor for 30 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of the terms, obligations, or conditions set forth in any Transaction Document;

(i)         failure by the Company to pay any Mandatory Redemption Amount when due pursuant to Section 4.17, and such failure continues for two (2) Business Days after such payment is due;

(j)         default by the Company, any Guarantor or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $3,000,000 (or its foreign currency equivalent) in the aggregate of the Company, the Guarantor and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, provided that any default in relation to the promissory note issued to Validus Broker Dealer Investment Mgmt. Co. LLC shall not be considered an Event of Default;

(k)         a final judgment for the payment of $3,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against the Company or any Significant Subsidiary of the Company, which judgment is not discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, provided that any judgment in relation to the ongoing dispute between the Company and Validus Broker Dealer Investment Mgmt. Co. LLC (or Validus/StratCap LLC) in relation to the promissory note issued to Validus Broker Dealer Investment Mgmt. Co. LLC shall not be considered an Event of Default;

(l)         (i) the Company, any Guarantor or any Significant Subsidiary (A) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company, any Guarantor or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, any Guarantor or any such Significant Subsidiary or any substantial part of its property; (B) shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; (C) shall make a general assignment for the benefit of creditors; or (D) shall fail generally to pay its debts as they become due; or (ii) the Company’s annual report (on Form 20-F or any respective successor form) that is most recently filed by the Company with the Commission states that substantial doubt exists about the Company’s ability to continue as a going concern, which statement is in relation to the ability of the Company’s cash and cash equivalents to support the Company’s operations for more than one year following the date of such report;

(m)         an involuntary case or other proceeding shall be commenced against the Company, any Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company, any Guarantor or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, any Guarantor or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days;

(n)         except as permitted by this Indenture, the Note Guarantee of any Guarantor ceases to be in full force and effect, or such Guarantor denies or disaffirms in writing its obligations under this Indenture or its Note Guarantee;

(o)         failure by the Company to remove or cause to be removed any restricted securities legend from any shares of Common Stock issued upon conversion of the Notes when and as required pursuant to this Indenture;

(p)         if any representation or warranty made by the Company or any Guarantor in any Transaction Document shall have been false or misleading in any material respect when made (or deemed made), and such breach is not cured within thirty (30) days;

(q)         if the Company or any Guarantor asserts in writing, or commences any action or proceeding asserting, that any material provision of any Transaction Document is invalid, illegal or unenforceable;

(r)         if the Note Guarantee of any Guarantor ceases to be in full force and effect or is declared invalid or unenforceable by a court of competent jurisdiction; or

(s)         a material breach of the Subordination Agreement by the Company or any subordinated creditors party thereto (including, without limitation, any violation of the payment provisions thereof or obligations described therein), and such breach is not cured within thirty (30) days.

Section 6.02         Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(k) or Section 6.01(l) with respect to the Company), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, and accrued and unpaid interest (including Default Interest and Step-Up Interest) on, all outstanding Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. For the avoidance of doubt, if such Event of Default is not continuing at the time such notice is provided (that is, such Event of Default has been cured or waived as of such time), then such notice will not be effective to cause such amounts to become due and payable immediately. If an Event of Default specified in Section 6.01(k) or Section 6.01(l) with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest (including Default Interest and Step-Up Interest), if any, on, all Notes shall become and shall automatically be immediately due and payable. Any Mandatory Redemption Amount due and unpaid at the time of acceleration shall be immediately due and payable and no Mandatory Redemption Event or Mandatory Redemption Amount shall be deemed satisfied or extinguished except by payment in full.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default (including, for the avoidance of doubt, the failure to pay interest (including Default Interest and Step-Up Interest), if any, due and payable on any Defaulted Amounts) under this Indenture, other than the nonpayment of the principal of and accrued and unpaid interest (including Default Interest and Step-Up Interest), if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

Section 6.03         [Reserved.].

Section 6.04         Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 6.01 shall have occurred and be continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest (including Default Interest and Step-Up Interest), if any, with interest (including Default Interest and Step-Up Interest) on any overdue principal and interest (including Default Interest and Step-Up Interest), if any, at the rate borne by the Notes at such time and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor upon the Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest (including Default Interest and Step-Up Interest), if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including indemnity obligations and any other amounts due to the Trustee under Section 7.06, incurred by it or owed to it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any indemnity amounts and other amounts owed to it under Section 7.06 be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Guarantors, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Guarantors, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

Section 6.05         Application of Monies or Property Collected by Trustee. Any monies or property collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies or property, and, in the case of clause Second, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee (including the entity acting as Trustee acting in any other capacity hereunder) hereunder, including its agent and counsel under Section 7.06;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest (including Default Interest and Step-Up Interest) on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest (including Default Interest and Step-Up Interest) and cash due upon conversion, as the case may be, with interest (including Default Interest and Step-Up Interest) (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest (including Default Interest and Step-Up Interest), if any, with interest (including Default Interest and Step-Up Interest) on the overdue principal and, to the extent that such interest (including Default Interest and Step-Up Interest) has been collected by the Trustee, upon overdue installments of interest (including Default Interest and Step-Up Interest) at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) and interest (including Default Interest and Step-Up Interest) without preference or priority of principal over interest (including Default Interest and Step-Up Interest), or of interest (including Default Interest and Step-Up Interest) over principal or of any installment of interest (including Default Interest and Step-Up Interest) over any other installment of interest (including Default Interest and Step-Up Interest), or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) and accrued and unpaid interest (including Default Interest and Step-Up Interest);

Fourth, in case of any unpaid Mandatory Redemption Amounts due under Section 4.17, payment of all such outstanding amounts due to the Holders; and

Fifth, to the payment of the remainder, if any, to the Company.

Section 6.06         Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price) or interest (including Default Interest and Step-Up Interest) when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture or the Notes to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a)         such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b)         Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c)         such Holder shall have offered to the Trustee such security or indemnity satisfactory to it against any loss, liability or expense to be incurred therein or thereby;

(d)         the Trustee for 30 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding (unless the Trustee has confirmed to such Holder that the Trustee will not institute such action, suit or proceeding prior to the expiration of such 30-day period); and

(e)         no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 30-day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to any other Holder), or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the right to receive payment or delivery, as the case may be, of (x) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest (including Default Interest and Step-Up Interest), if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Section 6.07         Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion (subject to the provisions of this Indenture) proceed to protect and enforce the rights vested in it by this Indenture by judicial proceedings to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.08         Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 6.09         Direction of Proceedings and Waiver of Defaults by Majority of Holders. Subject to the Trustee’s right to receive security or indemnity from the relevant Holders as described herein, the Holders of a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes or the Note Guarantees; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is in conflict with any rule of law or with this Indenture or is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the Holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest (including Default Interest and Step-Up Interest), if any, on, or the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company or any Guarantor to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected. Upon any such waiver the Company, the Guarantors, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.10         Notice of Defaults. The Trustee shall, within 90 days after the occurrence and continuance of a Default of which a Responsible Officer has received written notice, deliver to all Holders notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest (including Default Interest and Step-Up Interest) on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders. For the avoidance of doubt, the Trustee will not be required to deliver such notice if such Default or Event of Default is cured or waived.

Section 6.11         Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest (including Default Interest and Step-Up Interest), if any, on any Note (including, but not limited to, the Redemption Price and the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 14.

Article 7
CONCERNING THE TRUSTEE

Section 7.01         Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred for which a Responsible Officer has written notice, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In the event an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and, if requested, provided to the Trustee indemnity or security satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(a)         prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:

(i)         the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)         in the absence of gross negligence or willful misconduct on the part of the Trustee, the Trustee may, as to the truth of the statements and the correctness of the opinions expressed therein, conclusively rely upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(b)         the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c)         the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(d)         whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;

(e)         the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f)         if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred;

(g)         in the absence of written investment direction from the Company and agreement thereto by the Trustee, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company and agreement thereto by the Trustee; and

(h)         in the event that the Trustee is also acting in any other capacity under this Indenture, including, without limitation, as Custodian, Note Registrar, Paying Agent, Conversion Agent, or transfer agent, the rights and protections afforded to the Trustee pursuant to this Indenture, including, without limitation, the indemnities provided in Section 7.06 hereof, shall also be afforded to the Trustee in such other capacity, mutatis mutandis.

None of the provisions contained in this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

Section 7.02         Rights of the Trustee. Except as otherwise provided in Section 7.01:

(a)         the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)         any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company;

(c)         whenever in the administration of this Indenture, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate;

(d)         the Trustee may consult with counsel of its selection, and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance on such advice or Opinion of Counsel;

(e)         the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;

(f)         the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any action, inaction, misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder;

(g)         the permissive rights of the Trustee enumerated herein shall not be construed as duties;

(h)         the Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such times to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(i)         neither the Trustee nor any of its directors, officers, employees, agents, or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, affiliates, or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties or set forth herein as a result of any inaccuracy or incompleteness;

(j)         the Trustee shall have no obligation to pursue any action that is not in accordance with applicable law;

(k)        the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered (and if requested, provided) to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(l)         the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; and

(m)       the Trustee shall not be obligated to take possession of any Common Stock, whether upon conversion or in connection with any discharge of this Indenture pursuant to Article 3 hereof, but shall satisfy its obligation as Conversion Agent by working through the stock transfer agent of the Company from time to time as directed by the Company.

In no event shall the Trustee be liable for any special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been given to a Responsible Officer of the Trustee.

Section 7.03         No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture.

Section 7.04         Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent, or Note Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05         Monies and Shares of Common Stock to Be Held in Trust. All monies and shares of Common Stock received by the Trustee shall, until used or applied as herein provided, be held for the purposes for which they were received. Money and shares of Common Stock held by the Trustee hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money or shares of Common Stock received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

Section 7.06         Compensation and Expenses of Trustee. The Company and the Guarantors, jointly and severally, covenant and agree, to pay to the Trustee, in each capacity under this Indenture, from time to time and the Trustee shall receive such compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company and the Guarantors, jointly and severally, will pay or reimburse the Trustee upon request of the Company for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity thereunder (including the reasonable compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction. The Company and the Guarantors, jointly and severally, also covenant to indemnify the Trustee or any predecessor Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith, including, for the avoidance of doubt, the Subordination Agreement, and its agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability or expense incurred without gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction on the part of the Trustee and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim of liability in the premises and enforcement of this Section 7.06. The obligations of the Company and the Guarantors under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.05, funds held in trust herewith for the benefit of the Holders of particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company or any Guarantor. The obligation of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal of the Trustee. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(k) or Section 6.01(l) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 7.07         Officer’s Certificate as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08         Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 7.

Section 7.09         Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company and by delivering notice thereof to the Holders. Upon receiving such notice of resignation, the Holders of a majority of the aggregate principal amount of the Notes then outstanding shall promptly, but in no more than 30 days after receiving such notice, appoint a successor trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to the resigning Trustee, one copy to the successor trustee and one copy to the Company. If the Holders of a majority of the aggregate principal amount of the Notes then outstanding do not appoint a successor trustee pursuant to the immediately preceding sentence within 30 days after receiving the notice of resignation by the Trustee, the Company shall promptly appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation to the Holders, the resigning Trustee may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.11, on behalf of itself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b)         In case at any time any of the following shall occur:

(i)         the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(ii)         the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed, upon five Business Days’ advance written notice, and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c)         The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, as determined in accordance with Section 8.04, may at any time remove the Trustee upon 30 days’ advance written notice and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(d)         Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.

Section 7.10         Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.

Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Company fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.

Section 7.11         Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12         Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date notice to the Company is deemed to be received pursuant to Section 17.03, unless any Officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

Section 7.13         Subordination Agreement. Each Holder, by its holding of a Note, is deemed to have directed the Trustee to enter into and perform the Subordination Agreement.

Article 8
CONCERNING THE HOLDERS

Section 8.01         Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action. Each Holder, by its holding of a Note, is deemed to have directed the Trustee to enter into and perform the Subordination Agreement.

Section 8.02         Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument or writing by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03         Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes under this Indenture; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

Section 8.04         Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof or by any Affiliate of the Company or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof or an Affiliate of the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision or indecision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05         Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

Article 9
HOLDERS’ MEETINGS

Section 9.01         Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a)         to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

(b)         to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c)         to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d)         to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02         Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Company. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03         Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.

Section 9.04         Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 9.05         Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the outstanding Notes represented at the meeting and entitled to vote at the meeting.

Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06         Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07         No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.

Article 10
SUPPLEMENTAL INDENTURES

Section 10.01         Supplemental Indentures Without Consent of Holders. The Company, the Guarantors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

(a)         to cure any ambiguity, omission, defect or inconsistency;

(b)         to provide for the assumption by a Successor Company of the obligations of the Company or a Guarantor under this Indenture pursuant to Article 11;

(c)         to add guarantees with respect to the Notes;

(d)         to secure the Notes or the Note Guarantees;

(e)         to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company or the Guarantors;

(f)         to make any change that does not adversely affect the rights of any Holder in any material respect;

(g)         in connection with any Merger Event, to provide that the notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

(h)         to make PIK Payments (including to issue PIK Notes) or facilitate the same;

(i)         to comply with the rules of any applicable Depositary, including The Depository Trust Company, so long as such amendment does not adversely affect the rights of any Holder;

(j)         to appoint a successor trustee with respect to the Notes;

(k)         to increase the Conversion Rate as provided in this Indenture; or

(l)         to provide for the acceptance of appointment by a successor Trustee, Note Registrar, Paying Agent or Conversion Agent to facilitate the administration of the trusts under this Indenture by more than one trustee.

Upon the written request of the Company, the Trustee is hereby authorized to join with the Company and the Guarantors in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company, the Guarantors and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02         Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company, the Guarantors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, the Notes, the Note Guarantees or any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:

(a)         reduce the principal amount of Notes whose Holders must consent to an amendment;

(b)         reduce the rate of or extend the stated time for payment of interest (including Default Interest and Step-Up Interest) on any Note;

(c)          reduce the principal of or extend the Maturity Date of any Note;

(d)         except as required by this Indenture, make any change that adversely affects the conversion rights of any Notes;

(e)          reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f)          make any Note payable in a currency, or at a place of payment, other than that stated in the Note;

(g)         change the ranking of the Notes;

(h)         impair the right of any Holder to receive payment of principal of an interest (including Default Interest and Step-Up Interest) on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment with respect to such Holders Note;

(i)          make any change in this Article 10 that requires each Holder’s consent or in the waiver provisions in Section 6.02 or Section 6.09;

(j)          modify or waive any Mandatory Redemption Event or Mandatory Redemption Amount, or extend the time for payment thereof, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; or

(k)         release the Note Guarantee of any Guarantor except as provided in this Indenture, or make any changes to such Note Guarantee in a manner materially adverse to the Holders.

Additionally, the Trustee shall not enter into any amendment to the Subordination Agreement without the consent of each Holder of an outstanding Note.

Upon the written request of the Company, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee shall join with the Company in the execution of such supplemental indenture or amendment to the Subordination Agreement unless such document affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders (with a copy to the Trustee) a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders (with a copy to the Trustee), or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 10.03         Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company, the Guarantors and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 10.04         Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Company, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated, upon receipt of a Company Order, by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

Section 10.05         Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. In addition to the documents required by Section 17.05, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture or amendment to the Subordination Agreement executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture; such Opinion of Counsel in relation to a supplemental indenture or amendment to the Subordination Agreement to include a customary legal opinion stating that such supplemental indenture or amendment to the Subordination Agreement, as applicable, is the valid and binding obligation of the Company (or, in the case of the Subordination Agreement, the Initial Guarantor), enforceable against the Company (or the Initial Guarantor, as the case may be) in accordance with its terms, subject to customary exceptions and qualifications. The Trustee shall have no responsibility for determining whether any amendment or supplemental indenture will or may have an adverse effect on any Holder.

Article 11
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 11.01         Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the properties and assets of the Company to another Person (a “Business Combination Event”) (other than any such sale, conveyance, transfer or lease to one or more of the Company’s Wholly Owned Subsidiaries but, for the avoidance of doubt, in the case of any such sale, conveyance, transfer or lease, the transferee will not succeed to the transferor, and the transferor will not be discharged from its obligations, under this Indenture and the Notes) unless:

(a)         the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, all of the obligations of the Company under the Notes and this Indenture;

(b)         immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and

(c)         if the Successor Company is the Wholly Owned Subsidiary of a counterparty to the Business Combination Event, such counterparty to the Business Combination Event shall expressly assume, by supplemental indenture, all of the obligations of the Company under the Notes and this Indenture, or otherwise guarantee the obligations of the Company under the Notes and this Indenture.

For purposes of this Section 11.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.

Section 11.02         Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company or the Guarantor, such Successor Company (if not the Company or Guarantor) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s or the Guarantor’s properties and assets, shall be substituted for the Company or the Guarantor, as the case may be, with the same effect as if it had been named herein as the party of the first part, and may thereafter exercise every right and power of the Company or the Guarantor, as the case may be, under this Indenture. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) or the applicable Guarantor (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes (and, in the case of a Guarantor, the applicable Note Guarantee).

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Article 12
IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS

Section 12.01       Indenture, Notes and Note Guarantees Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on any Note or any Note Guarantee, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in this Indenture or in any supplemental indenture or in any Note or any Note Guarantee, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or any Guarantor or of any successor corporation, either directly or through the Company or any Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes and the Note Guarantees.

Article 13
Guarantees

Section 13.01       Guarantees.

(a)         Subject to this Article 13, each of the Guarantors hereby fully unconditionally and irrevocably guarantees, jointly and severally, as primary obligor and not merely as surety, to each Holder of the Notes and to the Trustee the full and punctual payment or delivery when due, whether at maturity, upon conversion, upon Fundamental Change repurchase, upon a Mandatory Redemption Event, by acceleration, by redemption or otherwise, of the principal amount of the Notes, any amounts due upon conversion, and all other obligations of the Company under this Indenture and the Notes (the “Obligations”) to the Trustee and to the Holders. Each of the Guarantors further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article 13 notwithstanding any extension or renewal of any Obligation.

(b)         Each of the Guarantors waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each of the Guarantors waives notice of any default under the Notes or the Obligations. The obligations of each of the Guarantors hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement, (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them or (v) any change in the ownership of the Company.

(c)         Each of the Guarantors further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

(d)         The obligations of each of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each of the Guarantors herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of each of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law or equity.

(e)         Each of the Guarantors further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment or delivery, or any part thereof, of amounts due upon conversion or principal of or additional interest, if any, on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f)         In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any of the Guarantors by virtue hereof, upon the failure of the Company to pay or delivery any of the Obligations when and as the same shall become due, whether at maturity, upon conversion, upon redemption, upon Fundamental Change repurchase, upon a Mandatory Redemption Event, by acceleration or otherwise, each of the Guarantors hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay or delivery, or cause to be paid or delivered, as the case may be (i) in cash, to the Holders an amount equal to the unpaid amount of such Obligations then due and owing and/or (ii) any shares of Common Stock then due and owing.

(g) Each of the Guarantors further agrees that, as between itself, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of its Note Guarantee.

Section 13.02         No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee and the Holders under the Note Guarantee. If any amount shall be paid to any of the Guarantors on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 13.03         Consideration. Each of the Guarantors has received, or shall receive, direct or indirect benefits from the making of its Note Guarantee.

Section 13.04         Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 13, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance or a voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP or IFRS, as applicable. Notwithstanding the foregoing, any Guarantee of any Guarantor organized outside the United States of America may be limited as necessary to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, maintenance of share capital, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles,” in each case as reasonably determined by the Company). Notwithstanding anything to the contrary contained in this Section 13.04 (including the preceding sentence), the foregoing limitations described in this Section 13.04 shall not apply to the Initial Guarantor, whose obligations under the Note Guarantee shall be subject solely to the limitations set forth in Exhibit B.

Section 13.05         Execution and Delivery.

(a)         To evidence its Note Guarantee set forth in Section 13.01 hereof, each Guarantor hereby agrees that either (i) this Indenture (or a supplemental indenture, as the case may be) or (ii) a notation of such Note Guarantee that includes in each case such modifications and limitations as the Company reasonably determines are appropriate to comply with the Agreed Guarantee Principles, shall be executed on behalf of such Guarantor by one of its Officers, managers, its trustee, its managing member or its general partner, as the case may be.

(b)         Each Guarantor hereby agrees that its Note Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)         If an Officer, manager, trustee, managing member or general partner of a Guarantor whose signature is on this Indenture (or a supplemental indenture, as the case may be) no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee shall be valid nevertheless.

(d)         The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 13.06         Release of Guarantors. A Guarantor will be automatically released from all of its obligations under the Notes, this Indenture and its Note Guarantee, and its Note Guarantee will automatically terminate:

(a)         upon satisfaction and discharge of this Indenture pursuant to Section 3.01;

(b)         upon the consummation of any sale or other disposition of any portion or all of the Capital Stock of such Guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such sale, disposition or other transaction such Guarantor is no longer a Subsidiary of the Company; or

(c)         entry into a supplemental indenture to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee with respect to the Notes when such release, termination, discharge or re-taking is provided for under the Indenture.

Section 13.07         Future Guarantors. Within 60 days of any Subsidiary becoming required to be a Guarantor (noting that as of the date of this Indenture, only the Initial Guarantor is required to be a Guarantor), such Guarantor shall comply with the requirements to execute and deliver a Note Guarantee to the Trustee under Section 13.05 hereto.

Article 14
CONVERSION OF NOTES

Section 14.01         Conversion Privilege and Price.

(a)         Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 Capitalized Principal Amount or an integral multiple of $1.00 in excess thereof) of such Note at any time on or after the date of this Indenture and prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date. Each conversion shall be effected at a conversion rate determined with respect to the applicable Notice of Conversion, equal to the quotient obtained by dividing $1,000 by the Applicable Conversion Price, subject to adjustment as provided in this Article 14, (the “Conversion Rate”) (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).

(b)           (i)            If the Company elects to:

(A)         distribute to all or substantially all holders of the Common Stock any rights, options or warrants (other than in connection with a stockholder rights plan prior to the separation of such rights from the Common Stock) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution; or

(B)         distribute to all or substantially all holders of the Common Stock the Company’s assets, securities or rights to purchase securities of the Company (other than in connection with a stockholder rights plan prior to separation of such rights from the Common Stock), which distribution has a per share value, as reasonably determined by the Company in good faith and in commercially reasonable manner, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day preceding the date of announcement for such distribution, then, in either case, the Company shall notify all Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee) at least 45 Scheduled Trading Days prior to the Ex-Dividend Date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan, as soon as reasonably practicable after the Company becomes aware that such separation or triggering event has occurred or will occur); provided, however, that if the Company is then otherwise permitted to settle conversions of Notes by Physical Settlement, then the Company may instead elect to provide such notice at least ten Scheduled Trading Days prior to such Ex-Dividend Date, in which case the Company shall be required to settle all conversions of Notes with a Conversion Date occurring during the period on or after the date the Company provides such notice and before such Ex-Dividend Date (or, if earlier, the date the Company announces that such issuance or distribution will not take place) by Physical Settlement, and the Company shall describe the same in such notice. Once the Company has given such notice, a Holder may surrender all or any portion of its Notes for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution and (2) the Company’s announcement that such distribution will not take place; provided that Holders may not convert their Notes pursuant to this subsection (b)(i) if they participate, at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in clause (A) or (B) of this subsection (b)(i) without having to convert their Notes as if they held a number of shares of Common Stock equal to the applicable Conversion Rate as of the record date for such issuance or distribution, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(ii)         If a transaction or event that constitutes a Fundamental Change occurs, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 15.02, or if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets that occurs, in each case, pursuant to which the Common Stock would be converted into cash, securities or other assets (other than a merger effected solely to change the Company’s jurisdiction of incorporation solely within the United States that (x) does not otherwise constitute a Fundamental Change and (y) results in a reclassification, conversion, or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity and such common stock becomes the sole Reference Property for the Notes), all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the effective date of such transaction until the earlier of (x) 35 Scheduled Trading Days after the effective date of such transaction (or, if the Company gives notice after the effective date of such transaction, until 35 Trading Days after the date the Company gives notice) or, if such transaction also constitutes a Fundamental Change, until close of business on the Business Day immediately preceding the related Fundamental Change Repurchase Date and (y) the second Scheduled Trading Day immediately preceding the Maturity Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the entity acting as Trustee) as promptly as practicable following the effective date of such transaction, but in no event later than five Business Days after the effective date of such transaction.

(c)         The Conversion Price applicable to each Notice of Conversion shall be the lowest of the prices determined pursuant to the following clauses (i) through (iii), provided that, in no event shall the Conversion Price be lower than the Lowest Absolute Conversion Price:

(i)           the Initial Fixed Conversion Price;

(ii)          the Lowest VWAP Conversion Price; and

(iii)         the Average VWAP Conversion Price.

(d)         A Holder may deliver no more than one (1) Notice of Conversion per Trading Day. If the Applicable Conversion Price for a Notice of Conversion is determined pursuant to clause (ii) or (iii) of Section 14.01(c), the aggregate Capitalized Principal Amount of Notes that may be converted pursuant to such Notice of Conversion shall not exceed $2,000,000, plus accrued and unpaid interest thereon, if any; provided that if the Applicable Conversion Price for a Notice of Conversion is determined pursuant to clause (ii) or (iii) of Section 14.01(c), no Holder may submit a Conversion Notice if (i) any amount of the Existing Notes remain outstanding, (ii) no Event of Default (as defined in the indenture pursuant to which the Existing Notes were issued) has occurred and is continuing, (iii) no Mandatory Redemption Event (as defined in the indenture pursuant to which the Existing Notes were issued) has occurred and is continuing and (iv) no Effectiveness Failure, Maintenance Failure, or Current Public Information Failure (as each is defined in the registration rights agreement entered into in connection with the issuance of the Existing Notes) has occurred and is continuing.

(e)         The aggregate purchase price payable for the shares of Common Stock issuable upon any conversion pursuant to this Section 14.01 shall be offset against the outstanding Capitalized Principal Amount of the Notes, first against any accrued but unpaid interest (including Step-Up Interest and Default Interest, if any), and thereafter against principal, in each case in accordance with Section 14.02.

Section 14.02         Conversion Procedure; Physical Settlement Upon Conversion.

(a)         Subject to this Section 14.02 and Section 14.07(a), upon conversion of any Note, the Company shall satisfy its Conversion Obligation by delivering to the converting Holder, in respect of each $1,000 Capitalized Principal Amount of Notes being converted, shares of Common Stock (with any fractional shares of Common Stock left over in accordance with subsection (j) of this Section 14.02 rounded up to the nearest whole share of Common Stock) (“Physical Settlement”), as set forth in this Section 14.02. The shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows (for the avoidance of doubt, with pro-ration for any portion of the Capitalized Principal Amount subject to conversion that is not an integral multiple of $1,000): the Company shall deliver to the converting Holder in respect of each $1,000 Capitalized Principal Amount of Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date;

(b)         Subject to Section 14.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the applicable procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile, PDF or other electronic transmission thereof) (a notice pursuant to the applicable procedure of the Depositary or a notice as set forth in the Form of Notice of Conversion, a “Notice of Conversion” which notice shall be irrevocable, in either case) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h), and (5) provide all required technical documentation to the Company for the creation of any shares of Common Stock of the Company required under Dutch law or for the entry into the Company's share register at the Company's share registration and transfer agent. The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notes may be surrendered for conversion by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 15.03.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)         A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 14.07(a), the Company shall deliver the consideration due in respect of the Conversion Obligation on the third Business Day immediately following the relevant Conversion Date with respect to the Physical Settlement. If any shares of Common Stock are due to a converting Holder, the Company shall issue or cause to be issued, and deliver (if applicable) to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled to an account of the Company's share register and transfer agent Continental Stock Transfer & Trust Company (or any successor share register and transfer agent of the Company) in satisfaction of the Company’s Conversion Obligation.

(d)         In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e)         If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f)         Except as provided in Section 14.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 14.

(g)         Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the entity acting as Trustee.

(h)         Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the Capitalized Principal Amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) for conversions following the close of business on the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any Defaulted Amounts, if any Defaulted Amounts or Default Interest exist at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record at the close of business on the Regular Record Date immediately preceding the Maturity Date, or a Fundamental Change Repurchase Date referred to the proviso above shall receive the full interest payment due on the Maturity Date in cash regardless of whether their Notes have been converted following such Regular Record Date.

(i)         The Person in whose name the shares of Common Stock shall be issuable upon conversion shall become the stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j)         The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead deliver one (1) whole share of Common Stock with respect to such fractional share.

(k)         Notwithstanding anything to the contrary herein, no Holder shall be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.99% of the shares of Common Stock outstanding at such time (the “Limitation”). Any purported delivery of shares of Common Stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than the Limitation. If any delivery of shares of Common Stock owed to a Holder upon conversion of Notes is not made, in whole or in part, as a result of the Limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares as promptly as practicable after any such converting Holder gives notice to the Company that such delivery would not result in it being the beneficial owner of more than 4.99% of the shares of Common Stock outstanding at such time. The Limitation shall no longer apply following the effective date of any Fundamental Change. Any Holder, upon notice to the Company, may increase or decrease the Limitation with at least 61 days notice, but in no event shall the Limitation exceed 19.99% of the shares of Common Stock outstanding at such time.

Section 14.03         [Reserved].

Section 14.04         Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the Capitalized Principal Amount (expressed in thousands) of Notes held by such Holder. In addition, no adjustments to the Conversion Rate shall be made in accordance with this Section 14.04 if the Conversion Price applicable to a relevant Notice of Conversion in accordance with Section 14.01(c) is calculated to be either the Lowest VWAP Conversion Price or the Average VWAP Conversion Price.

(a)         If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14.04(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 14.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)         If the Company distributes to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock distributable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this Section 14.04(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such distribution had not occurred.

For purposes of this Section 14.04(b) and for the purpose of Section 14.01(b)(i)(A), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith and in a commercially reasonable manner.

(c)            If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to Section 14.04(a) or Section 14.04(b), (ii) except as otherwise provided in Section 14.11, rights issued pursuant to any stockholder rights plan of the Company then in effect, (iii) distributions of Reference Property in exchange for, or upon conversion of, Common Stock in a Merger Event, (iv) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04(d) shall apply, and (v) Spin-Offs as to which the provisions set forth below in this Section 14.04(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company in good faith and in a commercially reasonable manner) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 14.04(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 Capitalized Principal Amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

With respect to an adjustment pursuant to this Section 14.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 14.04(c) and (subject in all respect to Section 14.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.04(c) (and no adjustment to the Conversion Rate under this Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 14.04(a), Section 14.04(b) and this Section 14.04(c), if any dividend or distribution to which this Section 14.04(c) is applicable also includes one or both of:

(A)            a dividend or distribution of shares of Common Stock to which Section 14.04(a) is applicable (the “Clause A Distribution”); or

(B)            a dividend or distribution of rights, options or warrants to which Section 14.04(b) is applicable (the “Clause B Distribution”), then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.04(a) and Section 14.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 14.04(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 14.04(b).

(d)            If the Company makes any cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 14.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 Capitalized Principal Amount of Notes it holds, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e)            If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith and in a commercially reasonable manner) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Rate.

If the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer described in this Section 14.04(e) but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

(f)            Notwithstanding this Section 14.04 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)            Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(h)            In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and subject to applicable exchange listing rules, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Company determines that such increase would be in the Company’s best interest. In addition, subject to applicable exchange listing rules, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event.

(i)            Notwithstanding anything to the contrary in this Article 14, the Conversion Rate shall not be adjusted:

(i)            upon the issuance of any shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in clause (a), (b) or (c) of this Section 14.04;

(ii)            upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii)            upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program (including pursuant to any evergreen plan) of or assumed by the Company or any of the Company’s Subsidiaries;

(iv)            upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (iii) of this subsection and outstanding as of the date the Notes were first issued;

(v)            for a third-party tender offer by any party other than a tender offer by one or more of the Company’s Subsidiaries as described in clause (e) of this Section 14.04;

(vi)            upon the repurchase of any shares of Common Stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under clause (e) of this Section 14.04;

(vii)            solely for a change in the nominal value (or lack of nominal value) of the Common Stock; or

(viii)            for accrued and unpaid interest, if any.

(j)            All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k)            If an adjustment to the Conversion Rate otherwise required by this Section 14.04 would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate, (ii) on the Conversion Date for any Notes (in the case of Physical Settlement) and (iii) on the effective date of any Fundamental Change unless the adjustment has already been made.

(l)            Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the entity acting as Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee and the Conversion Agent shall have received such Officer’s Certificate, the Trustee and the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(m)            For purposes of this Section 14.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 14.05      Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices or the Daily VWAPs over a span of multiple days, the Company shall make appropriate adjustments in good faith and in a commercially reasonable manner to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date, as the case may be, of the event occurs at any time during the period when the Last Reported Sale Prices or the Daily VWAPs are to be calculated.

For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph shall be made, solely to the extent the Company determines in good faith and in a commercially reasonable manner that any such adjustment is appropriate, without duplication of any adjustment made pursuant to Section 14.04.

Section 14.06      Shares to Be Fully Paid. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming at the time of computation of such number of shares, all such Notes would be converted by a single Holder and that Physical Settlement were applicable).

Section 14.07      Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a)            In the case of:

(i)            any recapitalization, reclassification or change of the Common Stock (other than a change to nominal value, or from nominal value to no nominal value, or changes resulting from a subdivision or combination),

(ii)            any consolidation, merger, combination or similar transaction involving the Company,

(iii)            any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or

(iv)            any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 Capitalized Principal Amount of Notes shall be changed into a right to convert such Capitalized Principal Amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive on account of such Merger Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property)) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 Capitalized Principal Amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Company or the successor or acquiring company, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event, and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (ii) if no holders of Common Stock make such an election, the weighted average of the types and amounts of consideration actually received by the holders of Common Stock. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the entity acting as Trustee) of such weighted average as soon as practicable after such determination is made. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 Capitalized Principal Amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date.

If the Reference Property in respect of any Merger Event includes, in whole or in part, common equity, the supplemental indenture described in the second immediately preceding paragraph providing that the Notes will convertible into Reference Property (other than cash) shall also provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 14 with respect to the portion of Reference Property constituting such common equity. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including any combination thereof), other than cash and/or cash equivalents, of a Person other than the Company or the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person, if such Person is an Affiliate of the Company or the successor or purchasing corporation, and shall contain such additional provisions to protect the interests of the Holders as the Company shall in good faith reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 15.

(b)            When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.07, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver or cause to be delivered notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c)            The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Merger Event.

(d)            The above provisions of this Section shall similarly apply to successive Merger Events.

Section 14.08      Certain Covenants. (a) The Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b)            The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(c)            The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

Section 14.09      Responsibility of Trustee. The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 14. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 14.01(b) has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 14.01(b) with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as shall be provided for in Section 14.01(b). Neither the Trustee nor the Conversion Agent shall have any obligation to make any calculation or to determine whether the Notes may be surrendered for conversion pursuant to this Indenture, or to notify the Company or the Depositary or any of the Holders if the Notes have become convertible pursuant to the terms of this Indenture, or to otherwise independently determine or verify if any Fundamental Change, Share Exchange Event, Trigger Event, or any other event has occurred or notify the Holders of any such event. Neither the Trustee nor Conversion Agent shall have the responsibility for any act or omission of any Designated Financial Institution.

Section 14.10      Notice to Holders Prior to Certain Actions. In case of any:

(a)            action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11; or

(b)            voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the entity acting as Trustee) and to be delivered to each Holder, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company, dissolution, liquidation or winding-up.

Section 14.11      Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 14.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 14.12      Exchange in Lieu of Conversion.

(a)            When a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), cause the surrender, on or prior to the Trading Day immediately following the Conversion Date, of such Notes to one or more financial institutions designated by the Company (each, a “Designated Financial Institution”) for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the Designated Financial Institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such Notes, the cash, shares of Common Stock or combination thereof that would otherwise be due upon conversion pursuant to Section 14.02 or such other amount agreed to by the Holder and the Designated Financial Institution(s) (the “Conversion Consideration”). If the Company makes an Exchange Election, the Company shall, by the close of business on the Trading Day following the relevant Conversion Date, notify in writing the Trustee, the Conversion Agent (if other than the Trustee) and the Holder surrendering Notes for conversion that the Company has made the Exchange Election, and the Company shall promptly notify the Designated Financial Institution(s) of the relevant deadline for delivery of the Conversion Consideration and the type of Conversion Consideration to be paid and/or delivered, as the case may be.

(b)            Any Notes delivered to the Designated Financial Institution(s) shall remain outstanding, subject to the applicable procedures of the Depositary. If the Designated Financial Institution(s) agree(s) to accept any Notes for exchange but do(es) not timely pay and/or deliver, as the case may be, the related Conversion Consideration, or if such Designated Financial Institution(s) do(es) not accept the Notes for exchange, the Company shall pay and/or deliver, as the case may be, the relevant Conversion Consideration, as, and at the time, required pursuant to this Indenture as if the Company had not made the Exchange Election.

(c)            The Company’s designation of any Designated Financial Institution(s) to which the Notes may be submitted for exchange does not require such Designated Financial Institution(s) to accept any Notes.

Article 15
REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 15.01      [Reserved.]

Section 15.02      Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof properly surrendered and not validly withdrawn pursuant to Section 15.03 that is equal to $1,000 or an integral multiple of $1.00, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to the Applicable Call Price of the Capitalized Principal Amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to the Applicable Call Price of the Capitalized Principal Amount of Notes to be repurchased pursuant to this Article 15.

(b)            On or before the 20th calendar day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to all Holders and the Trustee, the Conversion Agent and the Paying Agent (in the case of a Paying Agent other than the entity acting as Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Fundamental Change Company Notice shall specify:

(i)            the events causing the Fundamental Change;

(ii)            the effective date of the Fundamental Change;

(iii)            the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;

(iv)            the Fundamental Change Repurchase Price;

(v)            the Fundamental Change Repurchase Date;

(vi)            the name and address of the Paying Agent and the Conversion Agent, if applicable;

(vii)            if applicable, the Conversion Rate and any adjustments to the Conversion Rate as a result of the Fundamental Change;

(viii)            that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix)            the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02.

At the Company’s request, given at least two Business Days prior to the date the Fundamental Change Company Notice is to be sent (or such shorter period as may be agreed to by the Trustee), the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(c)            Repurchases of Notes under this Section 15.02 shall be made, at the option of the Holder thereof, upon:

(i)            delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case, on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)            delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case, such delivery or transfer being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Physical Notes to be repurchased shall state:

(iii)            the certificate numbers of the Notes to be delivered for repurchase;

(iv)            the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple of $1.00 in excess thereof; and

(v)            that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture.

If the Notes are Global Notes, to exercise the Fundamental Change repurchase right, Holders must surrender their Notes in accordance with applicable Depositary procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 15.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 15.03.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(d)            Notwithstanding anything to the contrary in this Article 15, the Company shall not be required to repurchase or make an offer to repurchase, the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth above.

(e)            Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the applicable procedures of the Depositary shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 15.03      Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) in respect of Physical Notes by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with this Section 15.03 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i)            the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple of $1.00 in excess thereof,

(ii)            the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii)            the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1.00 in excess thereof;

If the Notes are Global Notes, Holders may withdraw their Notes subject to repurchase at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date in accordance with applicable procedures of the Depositary.

Section 15.04      Deposit of Fundamental Change Repurchase Price. (a) The Company will deposit with the Paying Agent, or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04 on or prior to 10:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Paying Agent, payment for Notes surrendered for repurchase (and not validly withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 15.02) and (ii) the time of book-entry transfer or the delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 15.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Paying Agent shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

(b)            If by 10:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to pay the Fundamental Change Repurchase Price (and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable) of the Notes to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or whether or not the Notes have been delivered to the Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable).

(c)            Upon surrender of a Note that is to be repurchased in part pursuant to Section 15.02, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

Section 15.05      Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer upon a Fundamental Change pursuant to this Article 15, the Company will, if required:

(a)            comply with the tender offer rules under the Exchange Act that may then be applicable;

(b)            file a Schedule TO or any other required schedule under the Exchange Act; and

(c)            otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15.

To the extent that, as a result of a change in law occurring after the first date on which the Notes are issued, the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to the Company’s obligations to repurchase the Notes upon a Fundamental Change, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

Article 16
REDEMPTION

Section 16.01      Redemption. No sinking fund is provided for the Notes. The Notes shall not be redeemable at the option of the Company, in whole or in part, at any time prior to the Maturity Date (i.e., the Notes are not callable for life), other than pursuant to the mandatory redemption provisions of Section 4.17.

Article 17
MISCELLANEOUS PROVISIONS

Section 17.01      Provisions Binding on Company’s and Guarantors’ Successors. All the covenants, stipulations, promises and agreements of the Company and each Guarantor contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 17.02      Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company or a Guarantor shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company or such Guarantor, as applicable.

Section 17.03      Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company or any Guarantor shall be deemed to have been sufficiently given or made, for all purposes if given or served by overnight courier or by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company or any Guarantor with the Trustee) to SCHMID Group N.V., Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany (attention: CFO and General Counsel). Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office or sent electronically in PDF format to an email address specified by the Trustee.

The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the applicable procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any Fundamental Change Company Notice) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with the Depositary’s applicable procedures.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04      Governing Law; Jurisdiction. THIS INDENTURE, THE NOTE GUARANTEES AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

The Company and each Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture, The Note Guarantees or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

 The Company and the Initial Guarantor incorporated, formed or otherwise organized outside of the United States (the “Foreign Entities”) has appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168 as their authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Notes, the Note Guarantee or the transactions contemplated hereby or thereby that may be instituted in any federal or state court in the State of New York, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Foreign Entities, each represent and warrant, that their Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointments in full force and effect as stated above. Service of process upon the Company’s Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company. Service of process upon the Initial Guarantor’s Authorized Agent and written notice of such service to the Initial Guarantor shall be deemed, in every respect, effective service of process upon the Initial Guarantor.

Section 17.05      Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such action is permitted by the terms of this Indenture and that all conditions precedent to such action have been complied with.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.09) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with; provided that no Opinion of Counsel shall be required to be delivered in connection with (1) the original issuance of Notes on the date hereof under this Indenture, (2) the mandatory exchange of the restricted CUSIP of the Restricted Securities to an unrestricted CUSIP pursuant to the applicable procedures of the Depositary upon the Notes becoming Freely Tradable, or (3) a request by the Company that the Trustee deliver a notice to Holders under the Indenture where the Trustee receives an Officer’s Certificate with respect to such notice. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Notwithstanding anything to the contrary in this Section 17.05, if any provision in this Indenture specifically provides that the Trustee shall or may receive an Opinion of Counsel in connection with any action to be taken by the Trustee or the Company hereunder, the Trustee shall be entitled to such Opinion of Counsel.

Section 17.06      Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay; provided, however, for purposes of this Section 17.06, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a Business Day.

Section 17.07      No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 17.08      Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 17.09      Table of Contents, Headings, Etc.  The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.10      Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 15.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall deliver notice of such appointment to all Holders.

The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

________________________________,

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:

Authorized Officer

Section 17.11      Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 17.12      Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.13      Waiver of Jury Trial. EACH OF THE COMPANY, EACH GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.14      Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, pandemics, epidemics, recognized public emergencies, quarantine restrictions, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, and hacking, cyber-attacks, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 17.15      Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAPs accrued interest payable on the Notes (including Default Interest and Step-Up Interest), the Redemption Price and the Conversion Rate of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

Section 17.16      USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 17.17      FATCA. In order to enable the Company and the Trustee to comply with their obligations with respect to this Indenture and the Notes under Sections 1471 through 1474 of the Internal Revenue Code, as amended (the “Code”), and any regulations thereunder (“FATCA”) (inclusive of official interpretations of FATCA promulgated by competent authorities), any applicable agreement entered into pursuant to Section 1471(b) of the Code and/or any applicable intergovernmental agreement entered into in order to implement FATCA, each of the Company, the Trustee and the Paying Agent agree (i) to provide to one another such reasonable information that is within its possession and is reasonably requested by the others to assist the other in determining whether it has tax related obligations under FATCA, and (ii) that the Trustee and the Paying Agent shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with FATCA without liability, including without liability to gross-up for such withholding or deduction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

SCHMID GROUP N.V.

By:
Name:
Title:

GEBR. SCHMID GMBH
as Initial Guarantor

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Trustee

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)            REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS (A) A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) NOT A U.S. PERSON AND LOCATED OUTSIDE THE UNITED STATES (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)            AGREES FOR THE BENEFIT OF SCHMID GROUP N.V. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY, IF ANY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)            TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)            PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)            TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)            TO A NON-U.S. PERSON LOCATED OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR

(E)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF SCHMID GROUP N.V. OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF SCHMID GROUP N.V. DURING THE PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.]

THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER OF THIS NOTE MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY BY CONTACTING THE COMPANY.

SCHMID Group N.V.

5.0% Convertible Senior PIK Toggle Note due 2029

[Initially]1   $[__________]

No. [__]

CUSIP No. [__________]2

SCHMID Group N.V., a Dutch public limited liability company (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]3 [__________]4, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]5 [of $[__________]]6, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $[______] in aggregate at any time, in accordance with the rules and applicable procedures of the Depositary, on January [___], 2029, and interest thereon as set forth below.

This Note shall bear interest at the applicable Cash Interest Rate or PIK Interest Rate from July [___], 2026 or from the most recent date to which interest has been paid or provided for to, but excluding, the next scheduled Interest Payment Date until January [___], 2029. Accrued interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. Interest is payable quarterly in arrears in cash at the Cash Interest Rate or by PIK Payments at the PIK Interest Rate, pursuant to Section 2.03(d) of the Indenture, on each [March 15, June 15, September 15 and December 15] commencing on [December 15], 2026, to Holders of record at the close of business on the preceding [March 1, June 1, September 1 and December 1] (whether or not such day is a Business Day), respectively. The Company shall make payments on the Notes in the manner set forth in the Indenture. Step-Up Interest will be payable as set forth in Section 2.03(e) of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Step-Up Interest if, in such context, Step-Up Interest is, was or would be payable pursuant to any of such Section 2.03(e), and any express mention of the payment of Step-Up Interest in any provision therein shall not be construed as excluding Step-Up Interest in those provisions thereof where such express mention is not made.

1 Include if a global note.

2 This Note will be deemed to be identified by CUSIP No. [__________] from and after such time when (i) the Company delivers, pursuant to Section 2.05(c) of the within-mentioned Indenture, written notice to the Trustee of the occurrence of the Resale Restriction Termination Date and the removal of the restrictive legend affixed to this Note and (ii) this Note is identified by such CUSIP number in accordance with the applicable procedures of the Depositary.

3 Include if a global note.

4 Include if a physical note.

5 Include if a global note.

6 Include if a physical note.

Any Defaulted Amounts shall accrue interest per annum at the rate equal to 2.0% per annum (“Default Interest”) (which shall be in addition to, not in lieu of, the interest payable pursuant to the Indenture and the Notes), subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts and Default Interest shall have been paid by the Company, at its election, in accordance with Section 2.03(c) and Article 6 of the Indenture.

The Company shall pay or cause the Paying Agent to pay the principal of and interest on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay or cause the Paying Agent to pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the entity acting as Trustee as its Paying Agent and Note Registrar in respect of the Notes and its agency in the contiguous United States, as a place where Notes may be presented for payment or for registration of transfer and exchange.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof).

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually or electronically by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

SCHMID GROUP N.V.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Savings Fund Society, FSB, as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

SCHMID Group N.V.

5.0% Convertible Senior PIK Toggle Note due 2029

This Note is one of a duly authorized issue of Notes of the Company, designated as its 5.0% Convertible Senior PIK Toggle Notes due 2029 (the “Notes”), in the aggregate principal amount of $20,000,000 (as may be increased by any PIK Payments) all issued or to be issued under and pursuant to an Indenture dated as of July [•], 2026 (the “Indenture”), between the Company, the Guarantors and Wilmington Savings Fund Society, FSB (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture. The originally issued Notes, all PIK Notes, and any additional Notes issued as set forth in the Indenture or this Note shall constitute a single class.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date and the Capitalized Principal Amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company, the Guarantors and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

The Notes are guaranteed to the extent provided in the Indenture.

Each Holder shall have the right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, this Note at the place, at the respective times, at the rate and in the lawful money and/or shares of Common Stock, as the case may be, herein prescribed.

The Notes are issuable in registered form without coupons in denominations of $1.00 principal amount and integral multiples thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes shall be redeemable at the Company’s option on or after the date of the Indenture in accordance with the terms and subject to the conditions specified in the Indenture.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option and subject to the limitations set forth in the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or an integral multiple of $1.00 in excess thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple of $1.00 in excess thereof, into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable and subject to the limitations set forth in the Indenture, in each case, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

SCHEDULE A7

SCHEDULE OF EXCHANGES OF NOTES

SCHMID Group. N.V.
5.0% Convertible Senior PIK Toggle Notes due 2029

The initial principal amount of this Global Note is [__________] DOLLARS ($[__________]). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

7            Include if a global note.

Schedule A-1

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To:	Wilmington Savings Fund Society, FSB 500 Delaware Avenue, 11th Floor

Wilmington, DE 19801

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 Capitalized Principal Amount or an integral multiple of $1.00 in excess thereof) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note (any fractional shares of Common Stock shall be rounded up to one (1) whole Share of Common Stock), and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)

Attachment 1-1

Please print name and address
Principal amount to be converted (if less than all): $____,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

Attachment 1-2

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To:	Wilmington Savings Fund Society, FSB 500 Delaware Avenue, 11th Floor

Wilmington, DE 19801

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from SCHMID Group N.V. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 Capitalized Principal Amount or an integral multiple of $1.00 in excess thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:	Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Attachment 2-1

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received hereby sell(s), assign(s) and transfer(s) unto (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that such Note is being transferred:

☐	To SCHMID Group N.V. or a subsidiary thereof; or

☐	Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Attachment 3-1

EXHIBIT B

Limitations for the Notes Guarantee of the Initial Guarantor and any other Guarantor that is a German private limited company

"German Guarantor" means the Initial Guarantor or any other Guarantor in Germany as long as it is incorporated in the Federal Republic of Germany as a private limited company "Gesellschaft mit beschränkter Haftung";

"Guarantee Obligations" means the obligations of the Initial Guarantor or any other Guarantor in Germany granted or incurred under the Notes Guarantee included in the Indenture; and

"Net Assets" means, in relation to the German Guarantor, the amount of its assets (section 266 sub-section 2 A, B, C, D and E HGB) less (i) the aggregate of its liabilities (section 266 sub-section 3 B, C (but, for the avoidance of doubt, disregarding any Guarantee Obligations), D and E HGB), and (ii) its stated share capital "Stammkapital".

The enforcement of the Notes Guarantee shall be limited in relation to German Guarantors as follows:

(i)            Holders and the Trustee (as defined in the Indenture) agree not to enforce the Notes Guarantee if and to the extent:

(A)            the Notes Guarantee relate to any obligations of, or amounts owed by, an affiliate of the German Guarantor (other than the relevant German Guarantor's Subsidiaries (each an "Upstream Affiliate"); and

(B)            such enforcement would cause the German Guarantor's Net Assets to be reduced below zero or further reduced if already below zero (such circumstances constituting a "Share Capital Impairment").

(ii)            For the purposes of the calculation of the Net Assets, the following balance sheet items shall be adjusted as follows:

(A)            the amount of any increase of the registered share capital "Stammkapital" of the German Guarantor after the date of the Indenture which is not expressly permitted under the Indenture shall be deducted from the relevant registered share capital "Stammkapital";

(B)            in case the registered share capital of the relevant German Guarantor is not fully paid up "nicht voll eingezahlt", the amount which is not paid up shall be deducted from the relevant registered share capital "Stammkapital"; and

(C)            loans and other liabilities which are subordinated (including, without limitation, pursuant to any subordination agreement or section 39 sub-section 1 no. 5 InsO) to any indebtedness outstanding under the Indenture (including liabilities in respect of guarantees for loans or other liabilities which is so subordinated) shall be disregarded to the extent that the subordination has not been declared in breach with section 30 GmbHG, which for the avoidance of doubt include the following subordinated loans owed by the Initial Guarantor:

Attachment 3-2

In EUR	July 7, 2026
Subordinated property loans
Loan Schmid Grundstücke GmbH und Co KG (SGK I)	3,000,000
Loan Schmid Grundstücke GmbH und Co KG (SGK II)	6,000,000
Loan U.Wein	1,623,892
Loan Schmid Grundstücke GmbH und Co KG (BTV)	65,434
Loan Schmid Verwaltungs GmbH	2,050,408
Loan Schmid Grundstücke GmbH und Co KG (current account)	424,728
Subordinated shareholder loans:
Loan Christian Schmid (Marenzius)	2,891,475
Loan SCHMID Group N.V.	13,850,000
Loan SCHMID Group N.V.	8,000,000
Loan SCHMID Group N.V.	2,400,000
Loan SCHMID Group N.V.	6,500,000
Total subordinated loans	46,730,879

(iii) Further for the avoidance of doubt, for purposes of the calculation of Net Assets, the contribution into the capital reserves of the Initial Guarantor of shares of SCHMID Technology (Guangdong) Co., Ltd. from Schmid Group N.V in an amount of EUR 23,209,026.38 (completed in June 2026) shall be taken into account to calculate Net Assets by adding the EUR 23,209,026.38 to the assets of the Initial Guarantor.

Attachment 3-3

EXHIBIT C

Financial Indebtedness outstanding subject to liens / contractually potential liens

Loan Bank of China (CNY 10m)	EUR	1,230,000
ABC bank loan (CNY 10m)	EUR	1,230,000
Bank Loan from Kreissparkasse	EUR	400,000

Black Forrest Special Situation I Financing Facility	EUR	2,500,000
Loan from EUKO Consulting GmbH	EUR	170,000
Current account loan agreement dated December 31, 2024 (Christian Schmid)	EUR	531,376
Current account loan agreement dated December 31, 2024 (Anette Schmid)	EUR	547,083
Validus loan	USD	2,350,000

Christine Schmid loan	EUR	400,000
Schmid Verwaltungs GmbH loan dated July 9, 2025	EUR	2,050,408

Loan facility to Chinese subsidiary	CNY	10,000,000
Letter of credit maximum facility availability for Chinese sub.	CNY	50,000,000

Attachment 3-4

EXHIBIT C

FORM OF JOINDER

___________, 20__

The undersigned is executing and delivering this Joinder pursuant to that certain Investment Agreement dated as of July [•], 2026 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”) by and among SCHMID Group, N.V., Gebr. Schmid GmbH (as Guarantor) and the other parties listed therein and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder to the Investment Agreement, the undersigned hereby adopts and approves the Investment Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Investment Agreement applicable to the Purchaser in the same manner as if the undersigned were the original Purchaser signatory to the Investment Agreement.

The undersigned acknowledges and agrees that Sections 6.02, 6.03, 6.08, 6.09 and 6.13 of the Investment Agreement are incorporated herein by reference, mutatis mutandis.

[Signature pages follow]

39

Accordingly, the undersigned has executed and delivered this Joinder as of the first date written above.

By:
Name:
Title:
Address:
Email:

[Signature Page to Joinder]

40

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

41

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July [14], 2026, is by and among SCHMID Group N.V., a Dutch public limited liability company with offices located at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany (the “Company”), and the undersigned buyers (each, a “Buyer,” or collectively, the “Buyers”).

RECITALS

A. In connection with the Investment Agreement by and among the parties hereto, dated as July 7, 2026 (the “Securities Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Securities Purchase Agreement, to issue and sell to the Buyers the Notes (as defined in the Securities Purchase Agreement) which will be convertible into ordinary shares of the Company (such shares underlying the notes, the “Conversion Shares” or the "Ordinary Shares") in accordance with the terms of the Notes and the Indenture (as defined in the Securities Purchase Agreement).

B. To induce the Buyers to consummate the transactions contemplated by the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

1. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(b) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement.

(c) “Effectiveness Date” means the date that the applicable Registration Statement has been declared effective by the SEC.

(d) “Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), August 15, 2026, and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the earlier of the (A) 75th calendar day following the date on which the Company was required to file such additional Registration Statement and (B) 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review.

(e) [Intentionally Omitted].

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(f) “Investor” means a Buyer or any transferee or assignee of any Registrable Securities or Notes, as applicable, to whom a Buyer assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee of any Registrable Securities or Notes, as applicable, assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

(g) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(h) [Intentionally Omitted].

(i) [Intentionally Omitted].

(j) [Intentionally Omitted].

(k) “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the 1933 Act and pursuant to Rule 415 and the declaration of effectiveness of such Registration Statement(s) by the SEC.

(l) “Registrable Securities” means (i) the Conversion Shares, and (ii) any security of the Company issued or issuable with respect to the Conversion Shares or the Notes, including, without limitation, (1) as a result of any share split, share dividend, recapitalization, exchange or similar event or otherwise and (2) shares of the Company into which the Ordinary Shares are converted or exchanged and shares of a successor entity into which the Ordinary Shares are converted or exchanged, in each case, without regard to any limitations on conversion of the Notes.

(m) “Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering Registrable Securities, including the amendments and supplements to such registration statement or prospectus, including post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(n) “Required Holders” means, following the Closing, holders of a majority of the outstanding principal amount of Notes as of such time, or if no Notes are outstanding at such time, a majority of the Conversion Shares as of such time (excluding any Conversion Shares held by the Company or any of its Subsidiaries as of such time) issued or issuable hereunder or pursuant to the Notes; provided, that any such majority must include Linden Advisors LP so as long as Linden Advisors LP and its affiliates continue to hold any outstanding Notes.

(o) “Required Registration Amount” means the maximum number of Conversion Shares issuable upon conversion of the Notes (assuming for purposes hereof that (x) the Notes are convertible at the Lowest Absolute Conversion Price (as defined in the Indenture) as of the Effectiveness Date, (y) the Capitalized Principal Amount (as defined in the Indenture) will be the principal amount which would be outstanding as of immediately prior to the Maturity Date (as defined in the Indenture) assuming the Capitalization Method (as defined in the Indenture) is selected by the Company at every available opportunity, no Mandatory Amortization Event (as defined in the Indenture) occurs and no redemptions of the Notes occur prior to the scheduled Maturity Date and (z) any such conversion shall not take into account any limitations on the conversion of the Notes set forth in the Notes).

(p) “Rule 144” means Rule 144 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration.

(q) “Rule 415” means Rule 415 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC providing for offering securities on a continuous or delayed basis.

(r) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

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2. Registration.

(a) Mandatory Registration. The Company shall prepare and, as soon as practicable, submit to the SEC an initial Registration Statement on Form F-1 or Form S-1 covering the resale of all of the Registrable Securities, provided that such initial Registration Statement shall register for resale at least the number of Ordinary Shares equal to the Required Registration Amount as of the date such Registration Statement is initially filed with the SEC; provided further that neither Form F-1 nor Form S-1 is available for such a registration, the Company shall use such other form as is required by Section 2(c). Such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, shall contain (except if otherwise directed by the Required Holders) the “Selling shareholders” and “Plan of Distribution” sections in substantially the form attached hereto as Exhibit B. The Company shall use its reasonable best efforts to have such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, declared effective by the SEC as soon as practicable, but in no event later than the applicable Effectiveness Deadline for such Registration Statement. The Company shall not file any other registration statements on Form F-3, Form F-1, or otherwise, until the initial Registration Statement required hereunder is declared effective by the SEC, provided that this Section 2(a) shall not prohibit the Company from (i) filing amendments to registration statements already filed or (ii) provided all other terms and conditions contained herein are complied with and satisfied in all respects, including the Registrable Securities in the initial Registration Statement. Except as permitted pursuant to this agreement, the Company shall not include any other securities on a Registration Statement unless otherwise agreed by the Required Holders.

(b) Legal Counsel. Subject to Section 5 hereof, Pillsbury Winthrop Shaw Pittman LLP, counsel solely to the lead investor (“Legal Counsel”) shall review and oversee any registration, solely on behalf of the lead investor, pursuant to this Section 2.

(c) [Intentionally Omitted]

(d) Sufficient Number of Shares Registered. In the event the number of shares available under any Registration Statement is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(h), the Company shall amend such Registration Statement (if permissible), or file with the SEC a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Required Registration Amount as of the Trading Day (as defined in the Indenture) immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than ten (10) Business Days after the necessity therefor arises (but taking account of any Staff position with respect to the date on which the Staff will permit such amendment to the Registration Statement and/or such new Registration Statement (as the case may be) to be filed with the SEC). The Company shall use its best efforts to cause such amendment to such Registration Statement and/or such new Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC but in no event later than the applicable Effectiveness Deadline for such Registration Statement. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of Ordinary Shares available for resale under the applicable Registration Statement is less than the Required Registration Amount as of such time. The calculation set forth in the foregoing sentence shall be made without regard to any limitations on conversion, amortization and/or redemption of the Notes (and such calculation shall assume (A) that the Notes are then convertible in full into Ordinary Shares at the Lowest Absolute Conversion Price as of the Effectiveness Date (after giving effect to any adjustments to the Applicable Conversion Price on the Effectiveness Date) and (B) the Capitalized Principal Amount will be the principal amount which would be outstanding as of immediately prior to the Maturity Date assuming the Capitalization Method is selected by the Company at every available opportunity, no Mandatory Amortization Event occurs and no redemptions of the Notes occur prior to the scheduled Maturity Date).

3

(e) Effect of Failure to File and Obtain and Maintain Effectiveness of any Registration Statement. If (i) a Registration Statement covering the resale of all of the Registrable Securities required to be covered thereby (disregarding any reduction pursuant to Section 2(f)) and required to be filed by the Company pursuant to this Agreement is not declared effective by the SEC on or before the Effectiveness Deadline for such Registration Statement (an “Effectiveness Failure”) (it being understood that if on the Business Day immediately following the Effectiveness Date for such Registration Statement the Company shall not have filed a “final” prospectus for such Registration Statement with the SEC under Rule 424(b) in accordance with Section 3(b) (whether or not such a prospectus is technically required by such rule), the Company shall be deemed to not have satisfied this clause (i)(B) and such event shall be deemed to be an Effectiveness Failure unless such final prospectus is filed on or before the Effectiveness Deadline for such Registration Statement), (ii) other than during an Allowable Grace Period (as defined below), on any day after the Effectiveness Date of a Registration Statement sales of all of the Registrable Securities required to be included on such Registration Statement (disregarding any reduction pursuant to Section 2(f)) cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, a suspension or delisting of (or a failure to timely list) the Ordinary Shares on The Nasdaq Stock Market (or, if the Ordinary Shares are not then listed on The Nasdaq Stock Market, on the principal other U.S. national or regional securities exchange on which the Ordinary Shares are then listed) (the “Principal Market”) or any other limitations imposed by the Principal Market, or a failure to register a sufficient number of Ordinary Shares or by reason of a stop order) or the prospectus contained therein is not available for use for any reason (a “Maintenance Failure”), or (iii) if a Registration Statement is not effective for any reason or the prospectus contained therein is not available for use for any reason, and either (x) the Company fails for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (y) the Company has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Current Public Information Failure”) as a result of which any of the Investors are unable to sell Registrable Securities without restriction under Rule 144 (including, without limitation, volume restrictions), then, as partial relief for the damages to any holder by reason of any such delay in, or reduction of, its ability to sell the underlying Ordinary Shares (which remedy shall not be exclusive of any other remedies available at law or in equity, including, without limitation, specific performance), the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to one percent (1%) of such Investor’s Capitalized Principal Amount outstanding as of such date of determination provided in such Investor’s Note (1) on the date of such Effectiveness Failure, Maintenance Failure or Current Public Information Failure, as applicable, and (2) on every thirty (30) day anniversary of (I) an Effectiveness Failure until such Effectiveness Failure is cured; (II) a Maintenance Failure until such Maintenance Failure is cured; and (III) a Current Public Information Failure until the earlier of (i) the date such Current Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144 (in each case, pro-rated for periods totaling less than thirty (30) days). The payments to which a holder of Registrable Securities shall be entitled pursuant to this Section 2(e) are referred to herein as “Registration Delay Payments.” Notwithstanding any other provision in this Agreement, no Effectiveness Failure, Maintenance Failure or Current Public Information Failure shall be deemed to have occurred during any period in which the interest rate applicable to the Notes reflects Step-Up Interest (as defined in the Indenture). Following the initial Registration Delay Payment for any particular event or failure (which shall be paid on the date of such event or failure, as set forth above), without limiting the foregoing, if an event or failure giving rise to the Registration Delay Payments is cured prior to any thirty (30) day anniversary of such event or failure, then such Registration Delay Payment shall be made on the third (3rd) Business Day after such cure. In the event the Company fails to make Registration Delay Payments in a timely manner in accordance with the foregoing, such Registration Delay Payments shall bear interest at the rate of one half of a percent (0.5%) per month (prorated for partial months) until paid in full. Notwithstanding the foregoing, no Registration Delay Payments shall be owed to an Investor (other than with respect to a Maintenance Failure resulting from a suspension or delisting of (or a failure to timely list) the Ordinary Shares on the Principal Market) with respect to any period during which all of such Investor’s Registrable Securities may be sold by such Investor without restriction under Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

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(f) Offering. Notwithstanding anything to the contrary contained in this Agreement, but subject to the payment of the Registration Delay Payments pursuant to Section 2(e), in the event the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities by, or on behalf of, the Company, or in any other manner, such that the Staff or the SEC do not permit such Registration Statement to become effective and used for resales in a manner that does not constitute such an offering and that permits the continuous resale at the market by the Investors participating therein (or as otherwise may be acceptable to each Investor) without being named therein as an “underwriter,” then the Company shall reduce the number of shares to be included in such Registration Statement by all Investors until such time as the Staff and the SEC shall so permit such Registration Statement to become effective as aforesaid. In making such reduction, the Company shall reduce the number of shares to be included by all Investors on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each Investor) unless otherwise directed by Linden Advisors LP, in which case the Company shall reduce the number of shares to be included by Investors pursuant to the instructions of Linden Advisors LP; provided that, if the inclusion of shares by a particular Investor or a particular set of Investors are resulting in the Staff or the SEC’s “by or on behalf of the Company” offering position, in which event the shares held by such Investor or set of Investors shall be the only shares subject to reduction (and if by a set of Investors on a pro rata basis by such Investors or on such other basis as would result in the exclusion of the least number of shares by all such Investors); provided further, that, with respect to such pro rata portion allocated to any Investor, such Investor may elect the allocation of such pro rata portion among the Registrable Securities of such Investor. In addition, in the event that the Staff or the SEC requires any Investor seeking to sell securities under a Registration Statement filed pursuant to this Agreement to be specifically identified as an “underwriter” in order to permit such Registration Statement to become effective, and such Investor does not consent to being so named as an underwriter in such Registration Statement, then, in each such case, the Company shall reduce the total number of Registrable Securities to be registered on behalf of such Investor, until such time as the Staff or the SEC does not require such identification or until such Investor accepts such identification and the manner thereof. Any reduction pursuant to this paragraph will first reduce all Registrable Securities other than those issued pursuant to the Securities Purchase Agreement. In the event of any reduction in Registrable Securities pursuant to this paragraph, an affected Investor shall have the right to require, upon delivery of a written request to the Company signed by such Investor, the Company to file a registration statement within twenty (20) days of such request (subject to any restrictions imposed by Rule 415 or required by the Staff or the SEC) for resale by such Investor in a manner acceptable to such Investor, and the Company shall following such request cause to be and keep effective such registration statement in the same manner as otherwise contemplated in this Agreement for registration statements hereunder, in each case until such time as: (i) all Registrable Securities held by such Investor have been registered and sold pursuant to an effective Registration Statement in a manner acceptable to such Investor or (ii) all Registrable Securities may be resold by such Investor without restriction (including, without limitation, volume limitations) pursuant to Rule 144 (taking account of any Staff position with respect to “affiliate” status) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (iii) such Investor agrees to be named as an underwriter in any such Registration Statement in a manner acceptable to such Investor as to all Registrable Securities held by such Investor and that have not theretofore been included in a Registration Statement under this Agreement (it being understood that the special demand right under this sentence may be exercised by an Investor multiple times and with respect to limited amounts of Registrable Securities in order to permit the resale thereof by such Investor as contemplated above).

(g) Piggyback Registrations. Without limiting any obligation of the Company hereunder or under the Securities Purchase Agreement, if there is not an effective Registration Statement covering all of the Registrable Securities or the prospectus contained therein is not available for use and the Company shall determine to prepare and file with the SEC a registration statement or offering statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities (other than on Form F-4, S-4 or Form S-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s share option or other employee benefit plans), then the Company shall deliver to each Investor a written notice of such determination and, if within ten (10) days after the date of the delivery of such notice, any such Investor shall so request in writing, the Company shall include in such registration statement or offering statement all or any part of such Registrable Securities such Investor requests to be registered; provided, however, the Company shall not be required to register any Registrable Securities pursuant to this Section 2(g) that are eligible for resale pursuant to Rule 144 without restriction (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or that are the subject of a then-effective Registration Statement.

(h) Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time such Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC, unless otherwise directed by Linden Advisors LP, in which case the Company shall reduce the number of shares to be included by Investors pursuant to the instructions of Linden Advisors LP. In the event that an Investor sells or otherwise transfers any of such Investor’s Registrable Securities, each transferee or assignee (as the case may be) that becomes an Investor shall be allocated a pro rata portion of the then-remaining number of Registrable Securities included in such Registration Statement for such transferor or assignee (as the case may be). Any Ordinary Shares included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement.

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(i) No Inclusion of Other Securities. The Company shall in no event include any securities other than Registrable Securities on any Registration Statement filed in accordance herewith without the prior written consent of the Required Holders. Until the earlier of (x) the first date on which the resale by the Buyers of all the Registrable Securities required to be filed on the initial Registration Statement pursuant to this Agreement is declared effective by the SEC (and each prospectus contained therein is available for use on such date) or (y) the first date on which all of the Registrable Securities are eligible to be resold by the Buyers pursuant to Rule 144 (or, if a Current Public Information Failure has occurred and is continuing, such later date after which the Company has cured such Current Public Information Failure), the Company shall not enter into any agreement providing any registration rights to any of its security holders, except as otherwise permitted under the Securities Purchase Agreement.

3. Related Obligations.

The Company shall use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and, pursuant thereto, the Company shall have the following obligations:

(a) The Company shall promptly prepare and file with the SEC a Registration Statement with respect to all the Registrable Securities and use its best efforts to cause such Registration Statement to become effective as soon as practicable after such filing (but in no event later than the Effectiveness Deadline). Subject to Allowable Grace Periods, the Company shall keep each Registration Statement effective (and the prospectus contained therein available for use) pursuant to Rule 415 for resales by the Investors on a delayed or continuous basis at then-prevailing market prices (and not fixed prices) at all times until the earlier of (i) the date as of which all of the Investors may sell all of the Registrable Securities required to be covered by such Registration Statement (disregarding any reduction pursuant to Section 2(f)) without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent, or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed and at all times while effective, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement (1) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading and (2) will disclose (whether directly or through incorporation by reference to other SEC filings to the extent permitted) all material information regarding the Company and its securities. The Company shall submit to the SEC, within one (1) Business Day after the later of the date that (i) the Company learns that no review of a particular Registration Statement will be made by the Staff or that the Staff has no further comments on a particular Registration Statement (as the case may be) and (ii) the consent of Legal Counsel is obtained pursuant to Section 3(c) (which consent shall be immediately sought), a request for acceleration of effectiveness of such Registration Statement to a time and date not later than twenty-four (24) hours after the submission of such request. The Company shall respond in writing to comments made by the SEC in respect of a Registration Statement as soon as practicable, but in no event later than ten (10) days after the receipt of comments by or notice from the SEC that an amendment is required in order for a Registration Statement to be declared effective.

(b) Subject to Section 3(r) of this Agreement, the Company shall prepare and file with the SEC such amendments (including, without limitation, post-effective amendments) and supplements to each Registration Statement and the prospectus used in connection with each such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep each such Registration Statement effective at all times during the Registration Period for such Registration Statement, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company required to be covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement; provided, however, by 8:30 a.m. (New York time) on the Business Day immediately following each Effectiveness Date, the Company shall file with the SEC in accordance with Rule 424(b) under the 1933 Act the final prospectus to be used in connection with sales pursuant to the applicable Registration Statement (whether or not such a prospectus is technically required by such rule). In the case of amendments and supplements to any Registration Statement which are required to be filed pursuant to this Agreement (including, without limitation, pursuant to this Section 3(b)) by reason of the Company filing a report on Form 6-K or Form 20-F or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall, if permitted under the applicable rules and regulations of the SEC, have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

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(c) The Company shall (A) permit Legal Counsel and legal counsel for each other Investor to review and comment upon (i) each Registration Statement at least five (5) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the prospectus contained therein) (except for Annual Reports on Form 20-F, Reports on Form 6-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel or any legal counsel for any other Investor reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto or to any prospectus contained therein without the prior consent of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall promptly furnish to Legal Counsel and legal counsel for each other Investor, without charge, copies of any electronic correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement, provided that such correspondence shall not contain any material, non-public information regarding the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement). The Company shall reasonably cooperate with Legal Counsel and legal counsel for each other Investor in performing the Company’s obligations pursuant to this Section 3.

(d) [Intentionally Omitted]

(e) The Company shall use its best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by Investors of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions, such amendments (including, without limitation, post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel, legal counsel for each other Investor and each Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f) The Company shall notify Legal Counsel, legal counsel for each other Investor and each Investor in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, may include an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, non-public information regarding the Company or any of its Subsidiaries), and, subject to Section 3(r), promptly prepare a supplement or amendment to such Registration Statement and such prospectus contained therein to correct such untrue statement or omission. The Company shall also promptly notify Legal Counsel, legal counsel for each other Investor and each Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel, legal counsel for each other Investor and each Investor by facsimile or e-mail on the same day of such effectiveness and by overnight mail), and when the Company receives written notice from the SEC that a Registration Statement or any post-effective amendment will be reviewed by the SEC, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate; and (iv) of the receipt of any request by the SEC or any other federal or state governmental authority for any additional information relating to the Registration Statement or any amendment or supplement thereto or any related prospectus. The Company shall respond as promptly as practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto (it being understood and agreed that the Company’s response to any such comments shall be delivered to the SEC no later than ten (10) Business Days after the receipt thereof).

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(g) The Company shall (i) use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of each Registration Statement or the use of any prospectus contained therein, or the suspension of the qualification, or the loss of an exemption from qualification, of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and (ii) notify Legal Counsel, legal counsel for each other Investor and each Investor who holds Registrable Securities of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(h) If any Investor may be required under applicable securities law to be described in any Registration Statement as an underwriter and such Investor consents to so being named an underwriter, at the request of any Investor, the Company shall furnish to such Investor, on the date of the effectiveness of such Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investors, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investors.

(i) If any Investor may be required under applicable securities law to be described in any Registration Statement as an underwriter and such Investor consents to so being named an underwriter, upon the written request of such Investor, the Company shall make available for inspection by (i) such Investor, (ii) legal counsel for such Investor and (iii) one (1) firm of accountants or other agents retained by such Investor (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, each Inspector shall agree in writing to hold in strict confidence and not to make any disclosure (except to such Investor) or use of any Record or other information which the Company’s board of directors determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (1) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (2) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (3) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement or any other Transaction Document (as defined in the Indenture). Such Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and such Investor, if any) shall be deemed to limit any Investor’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

(j) The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required to be disclosed in such Registration Statement pursuant to the 1933 Act, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other Transaction Document. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at such Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

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(k) Without limiting any obligation of the Company under the Securities Purchase Agreement, the Company shall use its best efforts either to (i) cause all of the Registrable Securities covered by each Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, (ii) secure designation and quotation of all of the Registrable Securities covered by each Registration Statement on The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (each, an “Eligible Market”), or (iii) if, despite the Company’s best efforts to satisfy the preceding clauses (i) or (ii) the Company is unsuccessful in satisfying the preceding clauses (i) or (ii), without limiting the generality of the foregoing, to use its best efforts to arrange for at least two market makers to register with the Financial Industry Regulatory Authority (“FINRA”) as such with respect to such Registrable Securities. In addition, the Company shall cooperate with each Investor and any broker or dealer through which any such Investor proposes to sell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by such Investor. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3(k).

(l) The Company shall cooperate with the Investors who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts (as the case may be) as the Investors may reasonably request from time to time and registered in such names as the Investors may request.

(m) If requested by an Investor, the Company shall as soon as practicable after receipt of notice from such Investor and subject to Section 3(r) hereof, (i) incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement or prospectus contained therein if reasonably requested by an Investor holding any Registrable Securities.

(n) The Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(o) The Company shall make generally available to its security holders as soon as practical, but not later than sixty (60) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the applicable Effectiveness Date of each Registration Statement.

(p) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(q) Within three (3) Business Days after a Registration Statement which covers Registrable Securities is declared effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A (or such other form deemed acceptable by the transfer agent for the purpose of facilitating (a) the delivery of any yet to be issued Registrable Securities to the Investors without a restrictive legend and (b) the removal of any restrictive legend on the Registrable Securities).

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(r) Notwithstanding anything to the contrary herein (but subject to the last sentence of this Section 3(r)), at any time after the Effectiveness Date of a particular Registration Statement, the Company may delay the disclosure of material, non-public information concerning the Company or any of its Subsidiaries pursuant to the first sentence of Section 3(f) the disclosure of which at the time is not, in the good faith opinion of the board of directors of the Company, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”), provided that the Company shall promptly notify the Investors in writing of the (i) existence of material, non-public information giving rise to a Grace Period (provided that in each such notice the Company shall not disclose the content of such material, non-public information to any of the Investors) and the date on which such Grace Period will begin and (ii) date on which such Grace Period ends, provided further that (I) no Grace Period shall exceed ten (10) consecutive days and during any three hundred sixty five (365) day period all such Grace Periods shall not exceed an aggregate of thirty (30) days, (II) the first day of any Grace Period must be at least five (5) Trading Days after the last day of any prior Grace Period and (III) no Grace Period may exist during the sixty (60) Trading Day period immediately following the Effectiveness Date of such Registration Statement (provided that such sixty (60) Trading Day period shall be extended by the number of Trading Days during such period and any extension thereof contemplated by this proviso during which such Registration Statement is not effective or the prospectus contained therein is not available for use) (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, such Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) above and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) above and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of each Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary contained in this Section 3(r), the Company shall cause its transfer agent to deliver unlegended Ordinary Shares to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which such Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, prior to such Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.

(s) The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by each Investors of its Registrable Securities pursuant to each Registration Statement.

(t) Neither the Company nor any Subsidiary or affiliate thereof shall identify any Investor as an underwriter in any public disclosure or filing with the SEC, the Principal Market or any Eligible Market and any Buyer being deemed an underwriter by the SEC shall not relieve the Company of any obligations it has under this Agreement or any other Transaction Document (as defined in the Indenture); provided, however, that the foregoing shall not prohibit the Company from including the disclosure found in the “Plan of Distribution” section attached hereto as Exhibit B in the Registration Statement.

(u) Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Buyers in this Agreement or otherwise conflicts with the provisions hereof, it being understood and agreed that the following agreements that the Company has already entered into as of the date of this Agreement shall not be deemed to breach this Section 3(u): the agreements listed on Schedule 3(u) attached hereto.

4. Obligations of the Investors.

(a) At least three (3) Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor with respect to such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

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(b) Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of 3(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(g) or the first sentence of Section 3(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary in this Section 4(c), the Company shall cause its transfer agent to deliver unlegended Ordinary Shares to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which such Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f) and for which such Investor has not yet settled.

5. Expenses of Registration.

All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, FINRA filing fees (if any) and fees and disbursements of counsel for the Company shall be paid by the Company.

6. Indemnification.

(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor and each of its directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each Person, if any, who controls such Investor within the meaning of the 1933 Act or the 1934 Act and each of the directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Indemnified Person”), against any losses, obligations, claims, damages, liabilities, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, court costs, reasonable attorneys’ fees and costs of defense and investigation), amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an Indemnified Person is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement or (iv) any violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). The Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of any of the Registrable Securities by any of the Investors pursuant to Section 9.

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(b) Promptly after receipt by an Indemnified Person under this Section 6 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving a Claim, such Indemnified Person shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person; provided, however, an Indemnified Person shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the indemnifying party if: (i) the indemnifying party has agreed in writing to pay such fees and expenses; (ii) the indemnifying party shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such Indemnified Person in any such Claim; or (iii) the named parties to any such Claim (including, without limitation, any impleaded parties) include both such Indemnified Person and the indemnifying party, and such Indemnified Person shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Person and the indemnifying party (in which case, if such Indemnified Person notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, then the indemnifying party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the indemnifying party), provided further that in the case of clause (iii) above the indemnifying party shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnified Person. The Indemnified Person (as the case may be) shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Person (as the case may be) which relates to such action or Claim. The indemnifying party shall keep the Indemnified Person (as the case may be) reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Person. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person under this Section 6, except to the extent that the indemnifying party is materially and adversely prejudiced in its ability to defend such action.

(c) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(d) The indemnity and contribution agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6 of this Agreement, (ii) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the applicable sale of such Registrable Securities pursuant to such Registration Statement. Notwithstanding the provisions of this Section 7, no Investor shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Investor from the applicable sale of the Registrable Securities subject to the Claim exceeds the amount of any damages that such Investor has otherwise been required to pay, or would otherwise be required to pay under Section 6(b), by reason of such untrue or alleged untrue statement or omission or alleged omission.

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8. Reports Under the 1934 Act.

With a view to making available to the Investors the benefits of Rule 144, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood and agreed that nothing herein shall limit any obligations of the Company under the Transaction Documents) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting, submission and posting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC if such reports are not publicly available via EDGAR, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

9. Assignment of Registration Rights.

All or any portion of the rights under this Agreement shall be automatically assignable by each Investor to any transferee or assignee (as the case may be) of all or any portion of such Investor’s Registrable Securities or Notes if: (i) such Investor agrees in writing with such transferee or assignee (as the case may be) to assign all or any portion of such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such transfer or assignment (as the case may be); (ii) the Company is, within a reasonable time after such transfer or assignment (as the case may be), furnished with written notice of (a) the name and address of such transferee or assignee (as the case may be), and (b) the securities with respect to which such registration rights are being transferred or assigned (as the case may be); (iii) immediately following such transfer or assignment (as the case may be) the further disposition of such securities by such transferee or assignee (as the case may be) is restricted under the 1933 Act or applicable state securities laws if so required; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence such transferee or assignee (as the case may be) agrees in writing with the Company to be bound by all of the provisions contained herein; (v) such transfer or assignment (as the case may be) shall have been made in accordance with the applicable requirements of the Transaction Documents (as the case may be); and (vi) such transfer or assignment (as the case may be) shall have been conducted in accordance with all applicable federal and state securities laws.

10. Amendment of Registration Rights.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders; provided that any such amendment or waiver that complies with the foregoing, but that disproportionately, materially and adversely affects the rights and obligations of any Investor relative to the comparable rights and obligations of the other Investors shall require the prior written consent of such adversely affected Investor. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company, provided that no such amendment shall be effective to the extent that it (1) applies to less than all of the holders of Registrable Securities or (2) imposes any obligation or liability on any Investor without such Investor’s prior written consent (which may be granted or withheld in such Investor’s sole discretion). No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to this Agreement.

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11. Miscellaneous.

(a) Solely for purposes of this Agreement, a Person is deemed to be a holder of Registrable Securities whenever such Person owns, or is deemed to own, of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and email addresses for such communications shall be:

If to the Company:

SCHMID Group, N.V.

Robert-Bosch-Strasse 32-36

72250 Freudenstadt

Attn: Arthur Schütz; Anette Schmid; Julia Natterer

Email: schuetz.ar@schmid-group.com; schmid.an@schmid-group.com;

natterer.ju@schmid-group.com

with a copy (which will not constitute actual or constructive notice) to:

Clifford Chance PmbB

Junghofstrasse 14

60325 Frankfurt am Main, Germany

Attention: Axel Wittmann; George Hacket; Carla Winslow Kruger

Email: Axel.Wittmann@cliffordchance.com; George.Hacket@cliffordchance.com; Carla.Winslow-Kruger@cliffordchance.com

If to Legal Counsel:

Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street

New York, NY 10019
Telephone: (212) 858-1330
Attention: John F. Storz, Esq.

E-Mail: john.storz@pillsburylaw.com

If to the Buyers, to its address, facsimile number and/or email address set forth on its signature page attached to the Securities Purchase Agreement, with copies to such Buyer’s representatives as set forth on its signature page, or to such other address, facsimile number, and/or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change, provided that Pillsbury Winthrop Shaw Pittman LLP shall only be provided notices sent to the lead investor. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email containing the time, date, recipient facsimile number or email address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

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(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Company and each Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by any other party hereto and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which any party may be entitled by law or equity.

(d) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f) This Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein constitute the entire agreement among the parties hereto and thereto solely with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto solely with respect to the subject matter hereof and thereof; provided, however, nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to) (i) have any effect on any agreements any Investor has entered into with the Company or any of its Subsidiaries prior to the date hereof with respect to any prior investment made by such Investor in the Company, (ii) waive, alter, modify or amend in any respect any obligations of the Company or any of its Subsidiaries or any rights of or benefits to any Investor or any other Person in any agreement entered into prior to the date hereof between or among the Company and/or any of its Subsidiaries and any Investor and all such agreements shall continue in full force and effect or (iii) limit any obligations of the Company under any of the other Transaction Documents.

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(g) Subject to compliance with Section 9 (if applicable), this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto. This Agreement is not for the benefit of, nor may any provision hereof be enforced by, any Person, other than the parties hereto, their respective permitted successors and assigns and the Persons referred to in Sections 6 and 7 hereof.

(h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i) This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an email which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(j) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party. Notwithstanding anything to the contrary set forth in Section 10, terms used in this Agreement but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by each Investor.

(l) All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Required Holders, determined as if all of the outstanding Notes then held by the Investors have been converted for Registrable Securities without regard to any limitations on redemption, amortization and/or conversion of the Notes.

(m) This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(n) The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement or any other Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as, and the Company acknowledges that the Investors do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters, and the Company acknowledges that the Investors are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any of the other the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained herein was solely in the control of the Company, not the action or decision of any Investor, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Investor. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among Investors.

[signature page follows]

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IN WITNESS WHEREOF, each of the Buyers and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

SCHMID GROUP N.V.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Buyers and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

BUYERS:

LINDEN ADVISORS LP, on behalf of certain advised or managed funds and accounts

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Schedule of Buyers

Linden Capital L.P.

Crown Managed Accounts SPC acting for and on behalf of Crown/Linden Segregated Portfolio

PCH Manager Fund, SPC. solely on behalf of and for the account of Segregated Portfolio 214

EXHIBIT A

FORM OF NOTICE OF EFFECTIVENESS

OF REGISTRATION STATEMENT

Attention: _________________

Re: SCHMID Group N.V.

Ladies and Gentlemen:

[We are][I am] counsel to SCHMID Group N.V., a Dutch public limited liability company (the “Company”), and have represented the Company in connection with that certain Investment Agreement (the “Securities Purchase Agreement”) entered into by and among the Company and the buyers named therein (the “Holders”) pursuant to which the Company issued to the Holders convertible notes (the “Notes”) convertible into the Company’s Ordinary Shares, €0.01 par value per share (the “Ordinary Shares”). Pursuant to the Securities Purchase Agreement, the Company also has entered into a Registration Rights Agreement with the Holders (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), including the Ordinary Shares issuable upon conversion of the Notes, under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on ____________ ___, 20__, the Company filed a Registration Statement on Form F-1 (File No. 333-_____________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Registrable Securities which names each of the Holders as a selling shareholder thereunder.

In connection with the foregoing, [we][I] advise you that [a member of the SEC’s staff has advised [us][me] by telephone that [the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS]] [an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS]] has been posted on the web site of the SEC at www.sec.gov] and [we][I] have no knowledge, after a review of information posted on the website of the SEC at http://www.sec.gov/litigation/stoporders.shtml, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

This letter shall serve as our standing opinion to you that the Ordinary Shares, including the Ordinary Shares underlying the Notes are freely transferable by the Holders pursuant to the Registration Statement. You need not require further letters from us to effect any future legend-free issuance or reissuance of such Ordinary Shares to the Holders as contemplated by the Company’s Irrevocable Transfer Agent Instructions dated _________ __, 20__.

Very truly yours,

[ISSUER’S COUNSEL]

By:

CC: [INVESTOR ENTITY]

EXHIBIT B

SELLING SHAREHOLDERS1

The Ordinary Shares being offered by the selling shareholders are those issuable to the selling shareholders upon conversion of the notes. For additional information regarding the issuance of the notes, see “Private Placement of Notes” above. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the notes, Ordinary Shares issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Ordinary Shares held by each of the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholders, based on their respective ownership of Ordinary Shares, notes, as of ________, 202_, assuming conversion of the notes held by each such selling shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders and does not take in account any limitations on conversion of the notes set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Ordinary Shares, notes, this prospectus generally covers the resale of the sum of (i) the Ordinary Shares currently held by the holders and (ii) the maximum number of Ordinary Shares issued or issuable pursuant to the Notes, including payment of interest on the notes through the maturity date of the notes, assuming such interest is paid-in-kind to the maximum extent permissible in accordance with the indenture, and in each case, determined as if the outstanding notes (including interest on the notes through the maturity date of the notes) were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at a conversion price or exercise price (as the case may be) calculated as of _____, 202_. Because the conversion price of the notes, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the notes, a selling shareholder may not convert the notes to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of our Ordinary Shares which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares of Owned After Offering
[INVESTOR ENTITY] (1)

(1)	[INVESTOR ENTITY], has voting and investment power over these securities. [INDIVIDUAL] is the managing member of [INVESTOR ENTITY], which is the general partner of [INVESTOR ENTITY]. Each of [INVESTOR ENTITY]. and [INDIVIDUAL] disclaims beneficial ownership over these securities. Includes [●] shares issuable upon conversion of the Convertible Note.

1 [To be updated to reflect any additional selling shareholders].

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issuable upon conversion of the notes to permit the resale of these Ordinary Shares by the holders of the notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The selling shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the selling shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Ordinary Shares short and deliver Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the notes or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

SCHEDULE 3(u) Registration Rights

1.	Registration Rights Agreement by and among SCHMID Group N.V., Pegasus Digital Mobility Acquisition Corp., Pegasus Digital Mobility Sponsor LLC, Christian Schmid, and Anette Schmid, dated as of April 30, 2024 (incorporated by reference to Exhibit 4.5 to the Annual Report Form 20-F (File No. 001-42040), filed with the SEC on May 15, 2024)

2.	Private Warrants Undertaking Agreement dated as of January 29, 2024, by and among Pegasus Digital Mobility Acquisition Corp., Pegasus Digital Mobility Sponsor LLC, Gebr. Schmid GmbH, Anette Schmid, and Christian Schmid among others (incorporated by reference to Exhibit 10.10 to the Issuer's Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).

3.	Subscription Agreement dated January 29, 2024, by and among SCHMID Group N.V. and XJ Harbour HK Limited providing for registration rights to XJ

4.	Subscription Agreement dated November 12, 2025, by and among SCHMID Group N.V. and XJ Harbour HK Limited providing for registration rights to XJ

5.	Subscription Agreement dated November 3, 2025, by and among SCHMID Group N.V. and SCHMID Avaco Korea providing for registration rights (note, shares to Avaco have not been issued yet)

6.	Facility Agreement dated December 16, 2025, by and among SCHMID Group N.V. and Black Forest Special Situations I and Anette Schmid and Christian Schmid providing for registration rights to Black Forest Special Situations I for shares to be issued for convertible loan(s) and in case of the exercise of option rights

7.	Registration Rights Agreement related to Convertible Notes of the Company dated January 21, 2026 (incorporated by reference to Exhibit 4.24 to the Registrant’s Report on Form 20-F filed with the SEC on February 13, 2026).

8.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Anette Schmid (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 6-K, furnished to the SEC on April 27, 2026).

9.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Christian Schmid (incorporated by reference to Exhibit 10.2 to the Registrant’s Report on Form 6-K, furnished to the SEC on April 27, 2026).

10.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Christine Schmid (incorporated by reference to Exhibit 10.3 to the Registrant’s Report on Form 6-K, furnished to the SEC on April 27, 2026).

11.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Schmid Grundstücke GmbH & Co KG (incorporated by reference to Exhibit 10.4 to the Registrant’s Report on Form 6-K, furnished to the SEC on April 27, 2026).

12.	Share Incentive Plan, as it will be in effect following the adoption by the shareholders meeting to be held on May 20, 2026 (incorporated by reference to Exhibit 10.13 to the Registrant’s Report on Form 6-K, furnished to the SEC on April 27, 2026).

13.	Standby Equity Purchase Agreement between and among SCHMID Group N.V. and YA II PN, Ltd. dated May 12, 2026 (incorporated by reference to Exhibit 4.46 to the Registrant’s Report on Form 20-F, file with the SEC on May 15, 2026).

14.	2025 Board Compensation Issuance Subscription Agreement by and among Christian Mathias Schmid, Ralf Dieter Speth, Dr. Annedore Streyl, Boo Keun Yoon, Anette Schmid, and SCHMID Group N.V. dated May 21, 2026

15.	2023 Management Bonus Subscription Agreement by and among Christian Schmid, Helmut Rauch, Anette Schmid, Christian Buchner, Thomas Widmann, Heiko Vogel, Laurent Nicolet, and SCHMID Group N.V. dated May 21, 2026

EXHIBIT E

FORM OF WAIVER OF PRIOR DEBT RESTRICTIONS

Date: [•]

To:

Wilmington Savings Fund Society, FSB

as Trustee under the Indenture dated as of January 21, 2026 (the “Existing 2028 Notes Indenture”) among SCHMID Group N.V. (the “Company”), the Guarantors party thereto, and Wilmington Savings Fund Society, FSB, as Trustee, in respect of the 7.0% Convertible Senior PIK Toggle Notes due 2028 (the “Existing 2028 Notes”)

500 Delaware Avenue, 11th Floor

Wilmington, DE 19801

Copy to: SCHMID Group N.V., Robert-Bosch-Strasse 32–36, 72250 Freudenstadt, Germany (Attention: Arthur Schütz; Anette Schmid; Julia Natterer)

Re: Waiver Notice under Section 6.09 of the Existing 2028 Notes Indenture

Dear Trustee,

1. Background and Definitions.

1.1 Capitalised terms used in this notice and not otherwise defined herein have the meanings given to them in the Existing 2028 Notes Indenture.

1.2 In addition, the following terms have the following meanings in this notice:

“Investment Agreement” means the Investment Agreement dated as of July [•], 2026 among the Company, Gebr. Schmid GmbH (as Guarantor) and the Purchasers party thereto relating to the issuance of the 5.0% Convertible Senior PIK Toggle Notes due 2029 (the “2029 Notes”);

“2029 Notes Indenture” means the Indenture dated as of July [•], 2026 among the Company, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee, in respect of the 2029 Notes;

“Chinese Subsidiaries” means SCHMID Technology (Guangdong) Co., Ltd. (STG) and SCHMID Trading (Zhongshan) Co Ltd.;

2. Authority to Issue this Notice.

2.1 This notice is delivered pursuant to Section 6.09 of the Existing 2028 Notes Indenture, which provides that the Holders of a majority in aggregate principal amount of the Existing 2028 Notes then outstanding may, on behalf of all Holders of the Existing 2028 Notes, waive any past Default or Event of Default under the Existing 2028 Notes Indenture and its consequences, subject to the exceptions set out in Section 6.09(i), (ii) and (iii) thereof.

3. Holder Status and Authority.

3.1 The undersigned (the “Holders”), are the beneficial holders of $[•] aggregate principal amount of the Existing 2028 Notes as of the date of this notice (the “Held Amount”).

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3.2 By delivering this notice the Holders exercise, pursuant to Section 6.09 of the Existing 2028 Notes Indenture, their collective power as holders of [•]% of the outstanding Existing 2028 Notes to waive the past Default or Defaults described below on behalf of themselves and, to the extent permissible under the Existing 2028 Notes Indenture, on behalf of all holders of the Existing 2028 Notes.

4. Waiver.

The Holder hereby waives, pursuant to Section 6.09 of the Existing 2028 Notes Indenture, on behalf of all Holders of the Existing 2028 Notes, the following past Default(s):

Issuance Default — Section 4.16(a) of the Existing 2028 Notes Indenture.

The Holder hereby waives the Default arising under Section 4.16(a) of the Existing 2028 Notes Indenture as a result of the issuance and sale by the Company of $[•] aggregate principal amount of 2029 Notes on [•] pursuant to the Investment Agreement.

Non-Recourse Basket Default — Section 4.16(b) of the Existing 2028 Notes Indenture.

The Holder hereby waives the Default arising under Section 4.16(b) of the Existing 2028 Notes Indenture as a result of the incurrence of additional Indebtedness by SCHMID Technology (Guangdong) Co., Ltd. (STG) and/or SCHMID Trading (Zhongshan) Co Ltd. on [•] in a combined aggregate principal amount of [•] (the equivalent of approximately $[•] as at the date of incurrence).

5. Effect of this Waiver.

5.1 Unless the Holder forms a good faith belief that the Company could not truthfully certify to the Holder that the incurrence of the Indebtedness was permitted under Section 4.16(b) of the 2029 Notes Indenture (without giving effect to any amendments to the 2029 Notes Indenture) at the time such certification was made to the Holder, this notice is irrevocable. This notice takes effect upon delivery to the Trustee.

6. Limitations of this Waiver.

6.1 This notice does not constitute, and shall not be construed as:

(i)  a waiver of any Default or Event of Default other than the specific Default or Defaults identified in paragraph 4 above;

(ii)  a waiver of any future or independent breach of Section 4.16 of the Existing 2028 Notes Indenture arising from any incurrence of Indebtedness other than that specifically identified in paragraph 4 above; or

(iii)  an amendment to, or permanent modification of, any provision of the Existing 2028 Notes Indenture.

6.2	The covenants in Sections 4.16(a) and 4.16(b) of the Existing 2028 Notes Indenture remain in full force and effect save only as expressly waived herein.

7. Governing Law.

7.1 This notice shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would result in the application of the law of any other jurisdiction.

8. Execution and Delivery.

8.1 This notice may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by electronic mail in PDF format shall be effective for all purposes.

[LEGAL NAME OF BENEFICIAL HOLDER]

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By: LINDEN ADVISORS LP
As [advisor] [manager]

By:

Name:

Title:

Date:

[LEGAL NAME OF BENEFICIAL HOLDER]
By: LINDEN ADVISORS LP
As [advisor] [manager]

By:

Name:

Title:

Date:

[LEGAL NAME OF BENEFICIAL HOLDER]
By: LINDEN ADVISORS LP
As [advisor] [manager]

By:

Name:

Title:

Date:

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